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November 12, 2004

Dear Shareholder:

I invite you to attend a special meeting of shareholders of The Bancorp Bank which will be held at 1818 Market Street, 28th Floor, Philadelphia, PA at 9:00 A.M. local time on December 15, 2004.

The purpose of the special meeting is to consider and vote on a proposal that would result in The Bancorp Bank (currently a 32.7%-owned subsidiary of The Bancorp, Inc.) becoming a wholly-owned subsidiary of The Bancorp, Inc. We call the proposed transaction the reorganization. The reorganization, if approved, will result in each share of The Bancorp Bank’s common stock being converted into 1.15 shares of common stock of The Bancorp, Inc. Approval of the proposed reorganization and merger will require the vote of a majority of The Bancorp Bank’s outstanding common shares.

We describe the proposed reorganization in the accompanying proxy statement/prospectus. I urge you to review this information carefully.

Your vote is important. Whether or not you plan to attend the special meeting in person, please take the time to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and promptly returning it in the accompanying prepaid envelope. If you attend the special meeting, you may vote in person, if you wish, even though you have previously returned your proxy. If you do not vote either in person or by proxy you will, in effect, be voting against the reorganization.

Again, we strongly urge you to read and carefully consider the proxy statement/prospectus in its entirety, including the matters discussed in the section entitled “Risk Factors” beginning on page 16.

On behalf of our board of directors, I urge you to vote FOR the reorganization.

Very truly yours, Betsy Z. Cohen Chief Executive Officer The Bancorp Bank

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THE BANCORP BANK
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 15, 2004

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of The Bancorp Bank will be held at 1818 Market Street, 28th Floor, Philadelphia, PA on December 15, 2004 at 9:00 A.M., local time, to consider and vote upon the following matters:

1.
an Agreement and Plan of Merger pursuant to which The Bancorp Bank will merge with and into a wholly-owned subsidiary of The Bancorp, Inc., thereby becoming a wholly-owned subsidiary of The Bancorp, Inc. (the “reorganization”), and

2.	such other business as may properly come before the meeting or any adjournment thereof.

Only those shareholders who hold common stock of record at the close of business on November 12, 2004 are entitled to notice of and to vote at the meeting or any adjournment thereof.

Approval of the reorganization requires the affirmative vote of not less than a majority of the outstanding common stock of The Bancorp Bank. A failure to vote, either by not returning the enclosed proxy or by returning the enclosed proxy and checking the “Abstain” box, will have the same effect as a vote against approval of the reorganization.

By Order of the Board of Directors

Martin F. Egan, Secretary

November 12, 2004

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

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PROXY STATEMENT
OF
THE BANCORP BANK

Special Meeting of Shareholders to be held December 15, 2004

____________

PROSPECTUS
OF
THE BANCORP, INC.
____________

The board of directors of The Bancorp Bank is furnishing this proxy statement/prospectus to the Bank’s shareholders to solicitate their proxies for use at a special meeting of shareholders to be held December, 15, 2004 at 9:00 A.M. local time at 1818 Market Street, 28th Floor, Philadelphia, PA. At the special meeting, the Bank’s shareholders will consider and vote upon the following:

•
an Agreement and Plan of Merger that provides for the Bank to merge with and into TBI Acquisition Bank, a wholly-owned subsidiary of The Bancorp, Inc., thereby becoming a wholly-owned subsidiary of the Bancorp, which we refer to as the reorganization; and

•	such other business as may properly come before the special meeting or any adjournments of that meeting.

Proxies solicited by the Bank’s board of directors may be revoked or changed at any time before they are voted. We describe the manner in which you may revoke or change your proxy in the section “The Special Meeting of the Bank’s Shareholders — Proxies: Voting and Revocation” of this proxy statement/prospectus.

If we complete the reorganization, each outstanding share of Bank common stock will become 1.15 shares of Bancorp common stock. Cash will be paid in lieu of the issuance of any fractional share interest. The effect of the reorganization will be that Bank shareholders will become Bancorp shareholders holding an aggregate of 8,265,625 shares, or 71.0%, of Bancorp’s outstanding common stock, assuming no exercise of dissenters’ rights. Options to acquire Bank common stock will be converted into options to acquire an additional 576,150 shares of Bancorp common stock. On a fully-diluted basis, that is, assuming the full conversion of Bancorp’s Series A preferred stock and the exercise of all outstanding Bancorp options and warrants and payment of the exercise price by the option and warrant holders, Bank shareholders would own 58.1% of Bancorp’s common stock, excluding any exercise of dissenters’ rights or Bank options.

Shareholders of the Bank will not recognize gain or loss upon completion of the reorganization, except that they will recognize gain or loss on cash received in lieu of fractional shares. Shareholders who exercise dissenters’ rights will also recognize gain or loss on the cash they receive in payment for their shares.

In order to complete the reorganization, several conditions must be satisfied including, in particular, the receipt of all necessary approvals from federal and state bank regulators and approval by a majority of the Bank’s outstanding common stock. Bank shareholders have the right to dissent from the reorganization and receive cash for the fair value of their shares. We describe these rights in the section “The Reorganization — Dissenters’ Rights of Appraisal” in this proxy statement/prospectus.

This proxy statement/prospectus also is a prospectus of Bancorp with respect to the Bancorp common stock issuable to holders of Bank common stock upon completion of the reorganization.

There is currently no public market for Bancorp common stock. We have applied to have the Bancorp common stock offered by this proxy statement/prospectus included for quotation on the Nasdaq National Market under the symbol “TBBK.” Currently, the Bank’s common stock trades on the Nasdaq National Market under the symbol “TBBK.” The symbol will be transferred to us upon completion of the reorganization. On July 13, 2004, the last business day before the announcement of the reorganization, the last reported sale price of the Bank’s common stock was $18.68 per share.

Neither the Federal Deposit Insurance Corporation, the Office of the State Bank Commissioner of Delaware, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission nor any other government agency has approved or disapproved of the transactions referred to in this proxy statement/prospectus or the securities issuable pursuant to those transactions, nor have any of them passed on the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Shares of Bancorp’s common stock do not represent deposits with or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other insurer or government agency. Bancorp common stock is subject to investment risk and may lose value.

This proxy statement/prospectus, and the accompanying notice of special meeting of shareholders and form of proxy, are first being mailed to shareholders of the Bank on or about November 15, 2004.

The date of this proxy statement/prospectus is November 12, 2004.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. Because it is a summary, it may not contain all of the information that is important to you. You should read the entire proxy statement/prospectus, including the “Risk Factors” section, together with the financial statements for both us and the Bank, and the notes to those financial statements, included elsewhere in this proxy statement/prospectus, to fully understand the proposed reorganization.

Date, time and place of, and voting at, the special meeting.

The special meeting of the shareholders of the Bank will be held on December 15, 2004 at 9:00 A.M., local time, at 1818 Market Street, 28th, Philadelphia, Pennsylvania. The board of directors of the Bank has fixed November 12, 2004 as the record date for shareholders entitled to receive notice of, and to vote at, the special meeting. At the special meeting, Bank shareholders will consider and vote upon the proposed reorganization and any other matters that properly may be brought before the special meeting.

Each holder of Bank common stock may vote at the special meeting. At the record date, we owned approximately 32.7% of the Bank’s common stock and our directors and executive officers owned approximately 2.9% of the Bank’s common stock. We intend to vote, and anticipate that our directors and executive officers will vote, in favor of the reorganization; however, neither we nor our directors and executive officers have entered into an agreement to this effect.

Majority vote of Bank’s common shareholders required for approval.

Common shareholders of the Bank may cast one vote for each share of common stock they own. The affirmative vote of greater than 50% of the Bank’s common shares outstanding as of the record date is required to approve the reorganization. Approximately 35.6% of the Bank’s outstanding common shares are held by Bancorp and the directors, executive officers and other affiliates of Bancorp and the Bank.

A failure to vote, either by not returning the enclosed proxy or by returning the enclosed proxy and checking the “Abstain” box, will have the same effect as a vote against approval of the reorganization.

The approval of Bancorp shareholders is not required and is not being sought in connection with the reorganization.

Parties to the reorganization.

The Bank. The Bank is a Delaware-chartered, federally-insured commercial bank that was formed in 1999 and began operations in July 2000. It provides commercial and retail banking through the Internet. Its address and telephone number are:

The Bancorp Bank
405 Silverside Road
Wilmington, Delaware 19809
(302) 385-5000

As of June 30, 2004, the Bank’s total assets were $503.4 million, its total deposits were $360.6 million and its total loans were $317.6 million.

Bancorp. We are a Delaware corporation and a registered bank holding company for the Bank. From the Bank’s formation in 1999 until the public offering of its common stock in February 2004, the Bank was our wholly-owned subsidiary. The Bank’s public offering reduced our ownership interest from 100% to 32.7%. We currently hold 3,500,000 shares of the Bank’s common stock, which is our principal asset. Under a joint management services policy between us and the Bank, we provide the Bank with management services, equipment and facilities, and the Bank reimburses us for our costs.

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We allocate the compensation of shared employees, including our executive officers, between us and the Bank, based upon the time those officers devote to the business of each of us. The Bank pays us a fee of 20% of the costs it reimburses to us as permitted under applicable regulations.

Our address and telephone number are the same as those for the Bank.

TBI Acquisition Bank. TBI Acquisition Bank is being organized by us solely for the purpose of facilitating the reorganization. Upon completion of the reorganization, TBI Acquisition Bank will change its name to “The Bancorp Bank” and continue the banking business of the Bank.

The reorganization will result in the Bank becoming a wholly-owned Bancorp subsidiary.

In the proposed reorganization, pursuant to an Agreement and Plan of Merger, the Bank will merge with and into TBI Acquisition Bank. The effect of the merger will be that the Bank will become our wholly-owned subsidiary. The Agreement and Plan of Merger is set forth in Exhibit A to this proxy statement/prospectus. We urge you to read it carefully.

After completion of the reorganization, former Bank shareholders will own 71.0% of our outstanding common stock, assuming no exercise of dissenters’ rights and options to acquire Bank common stock. On a fully-diluted basis, that is, assuming full conversion of our Series A preferred stock and the exercise of all outstanding options and warrants and payment of the exercise price by the option or warrant holders, former Bank shareholders would own 58.1% of our common stock assuming no exercise of dissenters’ rights or Bank options.

You will receive 1.15 shares of Bancorp common stock for each share of Bank common stock in the reorganization

Upon completion of the reorganization, each share of Bank common stock will convert into 1.15 shares of Bancorp common stock and the shareholders of the Bank will become shareholders of Bancorp. Each option to purchase a Bank common share will become an option to purchase 1.15 shares of Bancorp common stock. Cash will be paid in lieu of the issuance of any fractional share interest. In determining the exchange ratio, the respective boards of directors of the Bank and Bancorp sought to maintain the equity ownership of the Bank’s public common stockholders without significant earnings dilution. For a more complete discussion of the factors considered by the boards in making their determination, you should read “The Reorganization — Determination of the Exchange Ratio.”

Completion of the reorganization depends upon satisfaction of several conditions.

Completion of the reorganization depends upon the following:

•	approval of the reorganization by shareholders holding a majority of the Bank’s outstanding common shares;

•
receipt by both us and the Bank of all necessary consents and approvals of governmental authorities and others, including the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the Delaware State Bank Commissioner;

•
the registration statement of which this proxy statement/prospectus is a part being declared effective and no stop order, or proceeding for that purpose, having been issued, initiated or threatened by the Commission;

•	receipt by the Bank of an opinion from its financial advisor that the exchange ratio specified in the merger agreement is fair, from a financial point of view, to the Bank’s shareholders; and

•	receipt of an opinion from Ledgewood Law Firm, P.C. that the reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

We have received the opinions of the Bank’s financial advisor and Ledgewood Law Firm, P.C.

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Background and reasons for the reorganization.

We were formed in 1999 to act as the holding company for the Bank, which was then our wholly-owned subsidiary. From 1999 through December 31, 2003, we completed six offerings that allowed us to contribute $30.7 million to the Bank’s capital. During 2002 and 2003, the Bank experienced rapid growth in its total assets, total loans and total deposits. In order to support this and future growth, and maintain our regulatory capital ratios, we determined to raise more capital. We reviewed market conditions at the time and concluded that our best alternative for obtaining capital was an offering by the Bank. As a consequence, in February 2004 the Bank completed an offering of its common stock, obtaining $82.9 million of new capital. This offering reduced our ownership interest in the Bank from 100% to 32.7%. We continued to manage the Bank under a joint management services policy.

In its offering circular, the Bank noted that it had been considering various structuring alternatives with us. In April 2004, we again reviewed our organizational structure with the Bank and concluded that:

•	we should elect to become a financial holding company to provide a broader platform for our future growth, and

•
we should propose the reorganization to allow Bank shareholders to participate in the potential offered by that broader platform as well as to allow us to simplify our organizational structure with the Bank to more closely align it with industry practices.

We and the Bank observed that the proposed reorganization would also have the following collateral advantages:

•	it would facilitate acquisitions,

•	it would facilitate raising capital,

•	it would provide liquidity to our existing shareholders and a larger public float for all post-reorganization shareholders, and

•	it would reduce concentration of ownership.

For a more detailed discussion of the background and reasons for the reorganization, you should read “The Reorganization – Background and Reasons for the Reorganization.”

The Bank’s board of directors recommends a vote FOR the reorganization.

For the reasons described in “Background and Reasons for the Reorganization,” the Bank’s board of directors believes that the reorganization is in the best interests of the Bank and its shareholders and has unanimously recommended that Bank shareholders vote “FOR” approval of the reorganization.

The Bank’s financial advisor is of the opinion that the exchange ratio for the reorganization is fair to Bank shareholders from a financial point of view.

The Bank’s board of directors has received a written opinion from Cedar Hill Advisors, LLC that, as of the date of the opinion, the exchange ratio specified in the merger agreement is fair, from a financial point of view, to the Bank’s shareholders. The full text of Cedar Hill’s written opinion dated July 8, 2004, which sets forth the assumptions made, matters considered and qualifications and limitations of the review undertaken, is attached as Annex B to this proxy statement/prospectus. Bank shareholders are urged to read this opinion carefully and in its entirety. See “The Reorganization — Opinion of Bank’s Financial Advisor” for more information on the opinion. Cedar Hill has disclaimed any responsibility to update its opinion for subsequent events.

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The reorganization will be free of federal income tax to Bank shareholders.

In the opinion of Ledgewood Law Firm, P.C., the reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and, accordingly, no gain or loss will be recognized by either the Bank or us in the reorganization and no gain or loss will be recognized by shareholders of the Bank upon receipt of Bancorp common stock for Bank common stock, except with respect to any cash received in lieu of fractional shares. Bank shareholders electing to exercise dissenters’ rights will recognize gain or loss for federal income tax purposes. However, because some of the tax consequences of the reorganization may vary depending upon the circumstances of individual Bank shareholders, we urge Bank shareholders to consult with their tax advisors for a full understanding of the federal, state and local income and other tax consequences of the reorganization applicable to their particular circumstances.

Some rights of Bancorp shareholders differ from those of Bank shareholders.

As a result of the reorganization, holders of Bank common stock will become holders of Bancorp common stock. There are differences between the rights of holders of Bank common stock and those of holders of Bancorp common stock, primarily with respect to payment of dividends and dissenters’ rights of appraisal in mergers and similar business combinations. We discuss these differences in “Comparison of Shareholder Rights.”

The exchange agent will effect the exchange of stock certificates upon completion of the reorganization.

We have appointed American Stock Transfer & Trust Company as the exchange agent to effect the exchange of certificates of Bancorp common stock for certificates of Bank common stock following completion of the reorganization. Our exchange agent will send transmittal materials to Bank shareholders for use in effecting this exchange promptly upon completion of the reorganization.

The Bancorp, like the Bank, does not plan to pay dividends for the foreseeable future.

As with the Bank, we have not paid cash dividends on our common stock and do not plan to pay cash dividends for the foreseeable future. Similar to the Bank, we intend to retain earnings to fund the development and growth of our operations. Our payment of dividends is also subject to limitations which we describe in “Regulation Under Banking Law” and “Risk Factors.”

Following the reorganization, Bancorp common stock received by Bank shareholders generally will be freely tradeable.

Shares of Bancorp common stock issuable in connection with the reorganization will be freely transferable, except for persons who may be deemed to be “affiliates” of the Bank or us under applicable federal securities laws. Generally, affiliates include directors, executive officers and principal shareholders.

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol “TBBK.”

Bank shareholders who dissent from the reorganization have appraisal rights.

Holders of Bank common stock have the right to dissent from the reorganization under Delaware law and, subject to the completion of specified statutory procedures, to receive in cash an amount equal to the “fair value” of their shares. We summarize dissenters’ rights, and the procedures that must be followed to exercise those rights, in “The Reorganization – Dissenters’ Rights.” Failure of a dissenting shareholder to follow the applicable procedures precisely may result in a loss of dissenters’ rights.

Holders who receive cash for their shares as a result of exercising dissenters’ rights will, in general, recognize gain or loss for federal income tax purposes as we discuss in more detail in “United States Federal Income Tax Aspects of the Reorganization.”

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SELECTED FINANCIAL DATA

The following tables set forth selected financial data for us as of and for the years ended December 31, 2003, 2002, 2001, 2000 and for the period July 20, 1999 (date of inception of operations) through December 31, 1999, and for the six months ended June 30, 2004 and June 30, 2003. The financial data for the Bank is as of and for the years ended December 31, 2003, 2002 and 2001 and for the period July 28, 2000 (date of inception of operations) through December 31, 2000, and for the six months ended June 30, 2004 and 2003. We derived the financial data for us for the years ended December 31, 2003, 2002, 2001, 2000 and for the period July 20, 1999 through December 31, 1999 and for the Bank for the years ended December 31, 2003, 2002 and 2001 and for the period July 28, 2000 through December 31, 2000 from the respective financial statements for such periods, audited by Grant Thornton LLP, independent registered public accounting firm. We derived the financial data for the six month periods ended June 30, 2004 and 2003 from our respective unaudited financial statements for those periods. You should read the selected financial data in these tables together with, and such financial data is qualified by reference to, our respective financial statements and the notes to those financial statements included elsewhere in this proxy statement/prospectus. Operating results for the six months ended June 30, 2004 are not necessarily indicative of results that may be expected for the full year.

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Selected Historical Financial Data of the Bancorp

	As of or for the six months ended				As of or for		For the period July 20, 1999 (date of inception)
					the Year Ended		through
	June 30, 2004	June 30, 2003	December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000	December 31, 1999(1)

	(dollars in thousands)
Income Statement Data:
Interest income	$10,409	$6,888	$14,797	$12,060	$7,474	$2,458	$154
Interest expense	3,025	2,629	5,423	4,590	3,566	1,295	—

Net interest income	7,384	4,259	9,374	7,470	3,908	1,163	154
Provision for loan and lease losses	732	300	685	600	435	350	—

Net interest income after provision for loan and lease losses	6,652	3,959	8,689	6,870	3,473	813	154
Non-interest income	4,135	4,614	10,487	4,342	1,719	518	13
Non-interest expense	9,840	8,085	18,355	11,703	8,706	5,673	336

Net income (loss) from continuing operations	947	488	821	(491)	(3,514)	(4,342)	(169)
Income tax benefit	—	—	(250)	(500)
Discontinued operations	—	—	—	—	(104)	(1,877)	—

Net income before minority interest	947	488	1,071	9	(3,618)	(6,219)	(169)
Less minority interest	(828)	—	—	—	—	—	—

Net income (loss)	119	488	1,071	9	(3,618)	(6,219)	(169)
Less preferred stock dividends and accretion	(446)	(439)	(881)	(750)	(278)	—	—

Net income (loss) available to common stock	$(327)	$49	$190	$(741)	$(3,896)	$(6,219)	$(169)

Balance Sheet Data:
Total assets	$503,467	$248,309	$304,161	$233,424	$155,006	$84,823	$17,216
Total loans, net of unearned costs (fees)	317,560	191,643	232,397	163,337	106,208	27,926	—
Allowance for loan and lease losses	2,709	1,613	1,991	1,379	780	350	—
Total cash and cash equivalents	71,528	23,630	42,183	30,148	5,866	51,542	16,763
Deposits	357,056	224,526	276,765	209,443	137,517	72,516	—
Shareholders’ equity	23,543	17,019	21,673	16,969	14,239	10,963	17,182

Selected Operating Ratios: (2)
Return on average assets	0.03%	0.15%	0.41%	nm	nm	nm	nm
Return on average common equity	0.54%	2.15%	4.93%	nm	nm	nm	nm
Net interest margin	3.71%	3.76%	3.77%	4.05%	3.73%	3.13%	4.33%

Selected Capital and Asset Quality Ratios:
Equity/assets	4.68%	7.47%	7.13%	7.27%	9.19%	12.92%	99.80%
Tier 1 capital to average assets	24.68%	9.13%	7.13%	9.76%	10.19%	14.86%	n/a
Tier 1 capital to total risk-weighted assets	32.04%	10.45%	8.65%	11.60%	11.65%	23.29%	n/a
Total capital to total risk-weighted assets	32.81%	11.20%	9.44%	12.33%	12.23%	24.10%	n/a
Allowance for loan and lease losses to total loans	0.85%	0.84%	0.86%	0.84%	0.73%	1.25%	—

(1)	We were incorporated on July 20, 1999.

(2)	Certain ratios are annualized for comparative purposes.

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Selected Historical Financial Data of the Bank

	As of or for the six months ended June 30,		As of or for the Year Ended December 31,			As of and for the period July 28, 2000 (date of inception) through
						December 31,
	2004	2003	2003	2002	2001	2000(1)

	(dollars in thousands, except share data)
Income Statement Data:
Interest income	$10,409	$6,848	$14,797	$12,020	$7,467	$2,458
Interest expense	2,749	2,353	4,872	4,285	3,566	1,295

Net interest income	7,660	4,495	9,925	7,735	3,901	1,163
Provision for loan and lease losses	732	300	685	600	435	350

Net interest income after provision for loan and lease losses	6,928	4,195	9,240	7,135	3,466	813
Non-interest income	4,135	4,614	10,447	4,342	1,830	586
Non-interest expense	9,821	8,062	18,086	10,994	8,563	5,736

Net income (loss) before income taxes	1,242	747	1,601	483	(3,267)	(4,337)
Income tax (benefit)	—	—	(250)	(500)	—	—

Net income (loss)	$1,242	$747	$1,851	$983	$(3,267)	$(4,337)

Share Data:
Net income (loss) per share-basic and diluted	$0.13	$0.21	$0.53	$0.28	$(0.93)	$(1.24)
Weighted average common shares outstanding – basic (2)	9,368,818	3,500,000	3,500,000	3,500,000	3,500,000	3,500,000
Book value per share	$10.20	$5.90	$7.36	$5.83	$4.23	$3.47

Balance Sheet Data:
Total assets	$503,424	$248,527	$304,297	$233,987	$156,128	$86,166
Total loans, net of unearned costs (fees)	317,560	191,643	232,397	163,337	106,208	27,926
Allowance for loan and lease losses	2,709	1,613	1,991	1,379	780	350
Total cash and cash equivalents	71,528	23,630	42,183	30,148	5,866	51,552
Deposits	360,615	226,755	278,120	211,977	138,218	72,699
Shareholders’ equity	109,045	20,666	25,748	20,388	14,799	12,158

Selected Operating Ratios: (3)
Return on average assets	0.60%	0.63%	0.70%	0.50%	nm	nm
Return on average common equity	2.74%	7.38%	8.51%	5.66%	nm	nm
Net interest margin	3.85%	3.97%	3.97%	4.20%	3.72%	3.13%
Efficiency ratio	85.39%	91.91%	88.78%	91.03%	149.42%	327.96%

Selected Capital and Asset Quality Ratios:
Tier 1 capital to average assets	23.89%	8.47%	8.46%	9.04%	10.59%	14.86%
Tier 1 capital to total risk-weighted assets	31.03%	9.69%	10.26%	10.41%	12.02%	27.00%
Total capital to total risk-weighted assets	31.79%	10.45%	11.05%	11.13%	10.64%	27.77%
Shareholder’s equity to total assets	21.66%	8.32%	8.46%	8.71%	9.48%	14.11%

Asset Quality Ratios
Nonperforming loans to total loans	0.00%	0.03%	0.02%	0.02%	0.01%	—
Nonperforming assets to total assets	0.00%	0.03%	0.01%	0.02%	0.01%	—
Allowance for loan and lease losses to total loans	0.85%	0.84%	0.86%	0.84%	0.73%	1.25%

(1)	The Bank began its operations on July 28, 2000.

(2)	Weighted average common shares outstanding — diluted were 9,456,174 at June 30, 2004 and 3,500,000 for all other reported periods.

(3)	Certain ratios are annualized for comparative purposes.

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SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

The following table sets forth selected unaudited pro forma combined financial information of the Bancorp giving effect to the reorganization as if it had occurred on June 30, 2004 and December 31, 2003, with respect to balance sheet data, and as of the beginning of the six months ended June 30, 2004 and the year ended December 31, 2003, with respect to operating data. The unaudited pro forma combined financial information does not purport to be indicative of the combined financial position or results of operations for future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

Unaudited Pro Forma Combined Balance Sheets as of June 30, 2004 and December 31, 2003

	June 30, 2004 (unaudited)	Adjustments		June 30, 2004 (as adjusted)

	(in thousands)
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,342			$9,342
Interest bearing deposits	2,813			2,813
Federal funds sold	59,373			59,373

Total cash and cash equivalents	71,528			71,528
Investments, available-for-sale	107,025			107,025
Loans, net	314,851			314,851
Premises and equipment, net	2,901			2,901
Accrued interest receivable	2,658			2,658
Other assets	4,504			4,504

Total assets	$503,467			$503,467

LIABILITIES
Deposits
Demand (non-interest bearing)	$49,402			49,402
Savings, money market and interest checking	175,879			175,879
Time deposits	116,977			116,977
Time deposits, $100,000 and over	14,798			14,798

Total deposits	357,056			357,056
Securities sold under agreements to repurchase	3,289			3,289
Federal Home Loan Bank advances	30,000			30,000
Accrued interest payable	197			197
Subordinated debt	5,413			5,413
Other liabilities	263			263

Total liabilities	396,218			396,218

Minority interest	83,706	(83,706	)(1)	—

SHAREHOLDERS’ EQUITY
Common stock — authorized, 20,000,000 shares of $1.00 par value; issued shares 2,541,384 at June 30, 2004	2,541	8,266	(1)	10,807
Preferred stock — authorized 5,000,000 shares issued shares 1,116,533 at June 30, 2004	11			11
Additional paid-in capital	33,130	75,440	(1)	108,570
Accumulated deficit	(11,162)			(11,162)
Accumulated other comprehensive loss	(977)			(977)

Total shareholder’s equity	23,543			107,249
Total liabilities and shareholder’s equity	$503,467			$503,467

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	December 31, 2003	Adjustments		December 31, 2003 (as adjusted)

	(in thousands)
ASSETS
Cash and cash equivalents
Cash and due from banks	$11,650			$11,650
Interest bearing deposits	1,027			1,027
Federal funds sold	29,506	82,883	(2)	112,389

Total cash and cash equivalents	42,183			125,066
Investments, available-for-sale	24,387			24,387
Loans, net	230,406			230,406
Premises and equipment, net	2,377			2,377
Accrued interest receivable	1,219			1,219
Other assets	3,589			3,589

Total assets	$304,161			$387,044

LIABILITIES
Deposits
Demand (non-interest bearing)	$48,006			48,006
Savings, money market and interest checking	111,438			111,438
Time deposits	104,410			104,410
Time deposits, $100,000 and over	12,911			12,911

Total deposits	276,765			276,765
Securities sold under agreements to repurchase	3			3
Accrued interest payable	218			218
Other liabilities	252			252
Guaranteed preferred interest in Company’s subordinated debentures	5,250			5,250

Total liabilities	282,488			282,488

SHAREHOLDER’S EQUITY
Common stock — authorized, 20,000,000 shares of $1.00 par value; issued 2,284,200 shares at December 31, 2003	2,284	8,266	(2)	10,550
Preferred stock — authorized 5,000,000 shares; issued 1,083,829 shares at December 31, 2003	11			11
Additional paid-in capital	30,369	74,617	(2)	104,986
Accumulated deficit	(10,835)			(10,835)
Accumulated other comprehensive loss	(156)			(156)

Total shareholder’s equity	21,673			104,556
Total liabilities and shareholder’s equity	$304,161			$387,044

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Unaudited Pro Forma Combined Income Statement for the six months ended June 30, 2004 and the year ended December 31, 2003

	For the six months ended June 30, 2004 (unaudited)	Adjustments		For the six months ended June 30, 2004 (as adjusted)

	(in thousands, except share data)
Interest income
Loans, including fees	$8,223			$8,223
Investment securities	2,000			2,000
Federal funds sold	179			179
Interest bearing deposits	7			7

	10,409			10,409

Interest expense
Deposits	2,635			2,635
Securities sold under agreements to repurchase	4			4
Subordinated debt	276			276
Federal Home Loan Bank advances	110			110

	3,025			3,025

Net interest income	7,384			7,384
Provision for loan and lease losses	732			732

Net interest income after provision for loan and lease losses	6,652			6,652

Non-interest income
Service fees on deposit accounts	377			377
Merchant credit card deposit fees	3,036			3,036
Gain on sales of investment securities	293			293
Leasing income	86			86
Other	343			343

Total non-interest income	4,135			4,135

Non-interest expense
Salaries and employee benefits	3,607			3,607
Occupancy expense	811			811
Merchant credit card deposit	2,716			2,716
Data processing expense	472			472
Advertising	205			205
Professional fees	207			207
Other	1,822			1,822

Total non-interest expense	9,840			9,840

Net income before minority interests	947			947
Minority interests	828	828	(1)	—

Net income	119			947

Less preferred stock dividends and accretion	(446)			(446)
Income allocated to a Series A preferred shareholders	$—			(47)

Net (loss) income available to common shareholders	$(327)			$454

Net (loss) income per share — basic	$(0.14)			$0.04

Net (loss) income per share — diluted	$(0.14)			$0.04

Weighted average shares — basic	2,308,048	8,265,625	(1)	10,573,673
Weighted average shares — diluted	2,308,048	196,667	(4)	10,777,149
		6,809	(5)

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	For the year ended December 31, 2003	Adjustments		For the year ended December 31, 2003 (as adjusted)

	(in thousands, except share data)
Interest income
Loans, including fees	$12,508			$12,508
Investment securities	1,984			1,984
Federal funds sold	297			297
Interest bearing deposits	8			8

	14,797			14,797

Interest expense
Deposits	4,857			4,857
Securities sold under agreements to repurchase	15			15
Subordinated debt	—			—
Federal Home Loan Bank advances	551			551

	5,423			5,423

Net interest income	9,374			9,374
Provision for loan and lease losses	685			685

Net interest income after provision for loan and lease losses	8,689			8,689

Non-interest income
Service fees on deposit accounts	878			878
Merchant credit card deposit fees	7,980			7,980
Gain on sales of investment securities	787			787
Leasing income	205			205
Other	637			637

Total non-interest income	10,487			10,487

Non-interest expense
Salaries and employee benefits	5,004			5,004
Occupancy expense	1,531			1,531
Merchant credit card deposit	7,410			7,410
Data processing expense	886			886
Advertising	242			242
Professional fees	230			230
Other	3,052			3,052

Total non-interest expense	18,355			18,355

Net income before income taxes	821			821
Income tax benefit	(250)			(250)

Net income	1,071			1,071

Less preferred stock dividends and accretion	(881)			(881)
Income allocated to Series A preferred shareholders	(61)			(61)

Net income available to common shareholders	$129			$129

Net income per share — basic	$0.06			$0.01

Net income per share — diluted	$0.06			$0.01

Weighted average shares — basic	2,010,529	8,265,625	(1)	10,276,154
Weighted average shares — diluted	2,076,907	8,265,625	(1)	10,342,532

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(1)
Adjustment to convert the common stock of the Bank held by public shareholders to shares of Bancorp common stock at an exchange rate of 1.15 shares of Bancorp common stock for each share of Bank common stock:

Bank’s common shares June 30, 2004	10,687,500
Less: shares owned by Bancorp	(3,500,000)

Shares owned by public shareholders	7,187,500
Exchange rate	1.15	X

Adjusted shares to be issued	8,265,625
Minority interest at June 30, 2004	$83,706,000
Common stock $1.00 par value adjusted shares	8,265,625

Additional paid in capital	$75,440,375

(2)
Adjustment to convert the common stock of the Bank held by public shareholders to shares of Bancorp common stock at an exchange rate of 1.15 shares of Bancorp common stock for each share of Bank common stock:

Bank’s common shares December 31, 2003	10,687,500
Less: shares owned by Bancorp	(3,500,000)

Shares owned by public shareholders	7,187,500
Exchange rate	1.15	X

Adjusted shares to be issued	8,265,625
Proceeds from the issuance of Bank common stock on February 6, 2004, net of offering costs	$82,883,000
Common stock $1.00 par value adjusted shares	8,265,625

Additional paid in capital	$74,617,375

(3)	Reversal of minority interest as a result of conversion of Bank common stock to Bancorp common stock.

(4)	Inclusion of Bancorp stock options and warrants as a result of net income after adjustment for elimination of minority interest.

(5)	Conversion of stock options issued by the Bank into the Bancorp stock options at an exchange rate of 1.15 Bancorp common shares for each Bank common share:

Bank options (exercise price of $12.50)	501,000
Exchange rate	1.15	X

Adjusted stock options	576,150
Adjusted exercise price	$10.87

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CERTAIN UNAUDITED PRO FORMA PER SHARE DATA

The following unaudited information sets forth historical and pro forma per common share data for us and equivalent pro forma per common share data for the Bank. The information set forth below should be read in conjunction with the historical financial statements for us and the Bank, and the notes thereto, and the pro forma financial data appearing elsewhere in this proxy statement/prospectus.

	As of or for the six months ended June 30, 2004

	Bancorp (historical)	Bank (historical)	Pro forma combined per share after the reorganization

Diluted book value(1)	$6.43	$10.20	$8.98
Basic net income (loss) per common share	(0.14)	0.13	0.04
Diluted net income (loss) per share	(0.14)	0.13	0.04

	As of or for the year ended December 31, 2003

	Bancorp (historical)	Bank (historical)	Pro forma combined per share after the reorganization

Diluted book value(1)	$6.43	$7.36	$8.99
Basic net income per common share	0.06	0.53	0.01
Diluted net income per share	0.06	0.53	0.01

(1)	Fully diluted book value assumes conversion of our Series A preferred shares.

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RISK FACTORS

You should carefully consider each of the risks described in this section, together with all of the other information contained in this proxy statement/prospectus, before deciding what action to take in connection with the proposed reorganization. This discussion discloses all of the material risks to which we are subject that are known to management. If any of the following risks occurs, our business, financial condition and results of operations could be materially harmed. This could cause the value of our common stock to decline, and you could lose some part or all of your investment.

Risks Relating to the Proposed Reorganization

Our profitability will depend upon profitability of the Bank.

We do not conduct any operations of our own other than acting as a holding company for the Bank. Although we will seek to register with the Federal Reserve as a financial holding company, which will permit us to engage in a wide range of financial activities, we currently have formulated no plans to expand our financial activities beyond acting as a holding company for the Bank. As a result, for the foreseeable future our profitability will depend upon that of the Bank.

The reorganization cannot be considered to be independently negotiated.

The terms of the merger agreement under which we will accomplish the reorganization were determined by the boards of directors of the Bank and the Bancorp. Since ten out of eleven of our directors are also directors of the Bank, and since only one of the Bank’s directors is not a director of ours, the terms of the merger agreement cannot be considered to be the result of arms’ length negotiations between the Bank and the Bancorp.

There are differences between the rights of Bank shareholders and those of Bancorp shareholders.

Following the reorganization, shareholders of the Bank will become shareholders of the Bancorp. As shareholders of the Bancorp, the rights of the former Bank shareholders will be governed by the Bancorp’s certificate of incorporation, bylaws and the Delaware General Corporation Law. The rights of Bancorp shareholders differ in some respects from those of Bank shareholders. These differences principally involve the payment of dividends and dissenters’ rights of appraisal. We discuss the differences in these rights in more detail in “Comparison of Rights of Shareholders.”

Bancorp shareholders will not have a direct right to elect the directors of the Bank following the reorganization.

Following the reorganization, our board of directors, acting on our behalf as the sole shareholder of the Bank, will elect the directors of the Bank. Bancorp shareholders will elect our directors but will no longer directly elect the directors of the Bank.

We will depend upon dividends and management fees from the Bank to fund our on-going operations and obligations.

Our ability to fund our on-going operations and to meet our obligations, particularly those with respect to $5.3 million of outstanding trust preferred securities, will depend upon the Bank’s ability to pay management fees and dividends to us, since we will have no other significant source of income. The Bank is, however, subject to regulatory limitations on the amount of management fees and dividends it may pay, and cannot pay management fees or dividends if they would reduce the Bank’s regulatory capital ratios below required levels. We discuss the Bank’s regulatory capital ratio requirements in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Moreover, the FDIC may limit or prohibit the Bank’s payment of management fees and dividends to us if it deems payment to be an unsafe or unsound banking practice. The Bank is also subject to dividend payment limitations imposed by Delaware law. We discuss these limitations in “Regulation Under Banking Laws — Delaware Regulation.” Dividend payments to us are, in any event, subject to the financial condition and needs of the Bank and at the discretion of the board of directors of the Bank.

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The holders of Bancorp’s trust preferred securities have rights senior to those of Bancorp’s common shareholders.

In 2002, The Bancorp Capital Trust I, an affiliated business trust, issued $5.3 million of 10.5% trust preferred securities, which are backed by our junior subordinated debenture in the same amount and bearing the same interest rate. We contributed the proceeds of the issuance, after expenses, to the Bank’s capital. We must make debt service payments on the debenture before we can pay any dividends on our common shares. Moreover, in the event of our bankruptcy, dissolution or liquidation, the debenture must be repaid before any distributions can be made to our common shareholders. We have the right to defer payments under the debenture for up to five years, during which time no dividends may be paid to holders of our common shares. If the Bank is unable to pay management fees and dividends to us, we may be unable to pay the amounts due under the debenture and, thus, will be unable to declare and pay any dividends on our common shares.

The holders of the Bancorp’s Series A preferred shares have dividend rights which may dilute the interest of Bancorp’s common shareholders, and also have liquidation rights senior to those of Bancorp’s common shareholders.

We have 1,116,533 Series A preferred shares outstanding as of the date of this proxy statement/prospectus. Our Series A preferred shares have a non-cumulative quarterly dividend of $.15 per share. If we do not pay the dividend in cash we must pay the dividend by issuing additional shares of Series A preferred stock, priced at $10.00 per share. Although we have paid all Series A preferred share dividends through such issuances through the date of this proxy statement/prospectus, we intend to pay those dividends in cash following completion of the reorganization. If we pay future dividends through share issuances rather than cash, the interests of our common shareholders would be diluted. The potential dilution of ownership over a one year period following the reorganization, assuming all Series A preferred share dividends were paid in additional shares, and assuming no exercise of any outstanding warrants or options, would be 69,000 shares or approximately .70%. Moreover, any such future issuances would increase the cash dividends payable on our Series A preferred shares or the number of Series A preferred shares payable in lieu of a cash dividend. The Series A preferred shares also have a liquidation preference of $10.00 per share which, upon our bankruptcy, dissolution or liquidation, must be paid before any distributions can be paid on our common shares.

If our existing shareholders exercise their registration rights, it may reduce the market price of our common stock.

Persons who purchased our securities in our 1999 and 2002 offerings have the right to demand that we register the resale of their shares of common stock upon certain events, which we describe in “Description of Capital Stock of Bancorp — Agreement with Investors in 1999 Offering” and “— Agreement with Investor in 2002 Offering.” If these shareholders exercise their registration rights with respect to all of their shares of common stock, there will be an additional 2,541,384 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may reduce the market price of our common stock.

The reorganization will involve significant short-term costs.

We anticipate that the reorganization initially will require significant expenditures and professional fees, currently estimated at $500,000. These expenses will reduce our net income in 2004.

Sales of substantial amounts of Bancorp common stock in the public market after the proposed reorganization could reduce the market price of Bancorp common stock.

As of June 30, 2004 Bancorp had outstanding substantial amounts of common stock and securities convertible into or exercisable for common stock, as follows:

•	2,541,384 shares of common stock,

•	1,116,533 shares of Series A preferred stock, which is convertible to common stock on a one-for-one basis, and

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•	options and warrants for 2,293,335 shares of common stock, exercisable at either $10.00 or $11.00 per share.

Because Bancorp issued these securities in private offerings at various times from 1998 through 2002, there has been no public market for Bancorp’s common stock or any of its other securities. Following the reorganization, Bancorp’s common stock will be traded on the Nasdaq National Market. We cannot predict the extent to which existing Bancorp shareholders may seek to sell their common stock once a public market exists. However, substantial sales by existing shareholders could cause the market price of our common stock to decline below the value indicated by the reorganization’s exchange rate of 1.15 shares of Bancorp common stock for each share of Bank common stock. Moreover, even if there are no significant sales by existing holders, the perception that such sales could occur could cause the price of our common stock to decline below the value indicated by the reorganization’s exchange rate.

Failure to complete the reorganization could reduce the market price of the Bank’s common stock.

The reorganization is subject to the satisfaction or waiver of conditions which we describe in “The Agreement and Plan of Merger — Conditions to the Consummation of the Merger; Regulatory Approvals.” If these conditions are not satisfied or waived, we may not complete the reorganization. If we do not complete the reorganization, the trading price of the Bank’s common stock may decline to the extent that the current market price reflects a market assumption that the reorganization will be completed.

The Bancorp does not plan to pay cash dividends in the foreseeable future; its ability in the future to pay dividends is subject to restrictions.

We intend to retain any future earnings to fund the development and growth of our operations and, as a result, do not anticipate paying any cash dividends for the foreseeable future. Our ability to pay dividends is, in any event, subject to substantial regulatory restrictions and other limitations. We describe the regulatory restrictions in “Regulation Under Banking Law” and describe the other limitations in “Risk Factors — The holders of Bancorp’s trust preferred securities have rights senior to those of Bancorp’s common shareholders,” “— The holders of Bancorp’s Series A preferred stock have dividend rights which may dilute the interest of Bancorp’s common shareholders,” and “The Bancorp, Inc. — Market and Dividend Information.”

Risks Relating to the Business and Operations of the Bank and Bancorp

Because the reorganization will cause the Bank to become our wholly-owned subsidiary, our profitability will depend on the profitability of the Bank. As a result, the following risk factors relating to banking operations will directly affect our consolidated financial condition and results of operations. We discuss these risks on a consolidated basis.

We have a limited operating history, which makes it difficult to predict our future prospects and financial performance following the reorganization.

The Bancorp and the Bank were formed in 1999, and the Bank began banking operations in July 2000. Because of our limited operating histories, it may be difficult to evaluate our business prospects or performance. Our prospects are subject to the risks and uncertainties frequently encountered by companies in their early stages of development, including the risk that we will not be able to implement our business strategies. Accordingly, our financial performance to date may not be representative of our long-term future performance or indicative of whether our business strategies will be successful.

We have an accumulated deficit.

While we generated net income for 2003 on a consolidated basis, we incurred losses in 2002, 2001 and 2000, our initial years of operation. Our losses in 2001 and 2000 were attributable in large part to start-up costs and the costs of establishing and growing our business, which were funded by equity capital. As a result of those losses, we have an accumulated deficit in our capital account of $11.2 million. In 2003 and 2002 our accumulated deficit increased principally due to the losses in 2002 and the in-kind dividends we paid on our preferred stock.

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We may have difficulty managing our growth which may divert resources and limit our ability to successfully expand our operations.

On a consolidated basis, we have grown substantially, from $84.8 million of total assets and $72.5 million of total deposits at December 31, 2000 to $503.5 million of total assets and $357.1 million of total deposits at June 30, 2004. We expect to continue to experience significant growth in the amount of our assets, the level of our deposits and the scale of our operations. Our future profitability will depend in part on our continued ability to grow; however, we may not be able to sustain our historical growth rate or even be able to grow at all.

In our first years of operation, we incurred substantial expenses to build our management team and personnel, develop our delivery systems and establish our infrastructure to support our future growth. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and manage a growing number of customer relationships. We may not implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Consequently, our continued growth may place a strain on our administrative and operational infrastructure. Any such strain could increase our costs, reduce or eliminate our profitability and reduce the price at which our common shares trade.

Changes in interest rates could reduce our income, cash flows and asset values.

Our consolidated income and cash flows and the value of our consolidated assets will depend to a great extent on the difference between the interest rates we earn on interest-earning assets, such as loans and investment securities, and the interest rates we pay on interest-bearing liabilities, such as deposits and borrowings. For example, based upon our balance sheet at June 30, 2004, if interest rates were to decrease by 100 or 200 basis points, our net interest income would decrease from $16.4 million to $14.8 million or $13.7 million, respectively. Similarly, if interest rates were to increase by 100 or 200 basis points, the market value of our portfolio equity would decrease from $121.9 million to $119.9 million or $118.2 million, respectively. We discuss the effects of interest rate changes on the market value of our portfolio equity and net interest income in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Asset and Liability Management.” Interest rates are highly sensitive to many factors which are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, will influence not only the interest we receive on our loans and investment securities and the amount of interest we pay on deposits, it will also affect our ability to originate loans and obtain deposits and our costs in doing so. If the rate of interest we pay on our deposits and other borrowings increases more than the rate of interest we earn on our loans and other investments, our consolidated net interest income, and therefore our consolidated earnings, could be adversely affected. These earnings could also be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other borrowings.

We are subject to lending risks.

There are risks inherent in making all loans. These risks include interest rate changes over the time period in which loans may be repaid and changes in the national economy or the economy of our regional market that impact the ability of borrowers to repay their loans or the value of the collateral securing those loans. The Bank’s loan portfolio contains a high percentage of commercial, construction and commercial mortgage loans in relation to its total loans and total assets. At June 30, 2004, commercial loans were 18.8% of total loans and 11.9% of total assets, construction loans were 19.4% of total loans and 12.3% of total assets and commercial mortgage loans were 36.3% of total loans and 22.9% of total assets. These types of loans are generally viewed as having more risk of default than residential real estate loans or consumer loans. These types of loans are also typically larger than residential real estate loans and consumer loans. Because the Bank’s loan portfolio contains a significant number of commercial, construction and commercial mortgage loans with relatively large balances (ten of the Bank’s loans aggregating approximately $51.5 million, had loan balances in excess of $3.0 million at June 30, 2004), the deterioration of one or a few of these loans would cause a significant increase in nonperforming loans. On a consolidated basis, an increase in

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nonperforming loans could result in an increase in our provision for loan losses or in loan charge-offs and a consequent reduction of our earnings.

Lack of seasoning of the Bank’s loan portfolio may increase the risk of credit defaults in the future.

All of the loans in the Bank’s loan portfolio were originated within the past four years. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a portfolio of recently originated loans. Because the Bank’s loan portfolio is relatively unseasoned, the current level of delinquencies and defaults may be below the level that will prevail when the portfolio becomes more seasoned.

Until the Bank’s portfolio becomes more seasoned, we must rely in part on the historical loan loss experience of other financial institutions and our management’s past experience in determining the allowance for loan and lease losses, which may result in our having inadequate reserves.

Because most of the Bank’s loans were originated relatively recently, its loan portfolio does not provide an adequate history of loan losses for management to rely upon in establishing its allowance for loan and lease losses. The Bank therefore relies to a significant extent upon other financial institutions’ histories of loan losses and their allowance for loan and lease losses, as well as management’s estimates based on their experience in the banking industry, when determining its loss allowance. The history of loan and lease losses, the reserving policies of other financial institutions and management’s judgment may not result in reserving policies that will be adequate for our consolidated business and operations.

Our operations are concentrated in the Philadelphia-Wilmington metropolitan area.

The Bank’s loan activities are largely based in the Philadelphia-Wilmington metropolitan area. To a lesser extent, its deposit base is also generated from this area. As a result, our consolidated financial performance depends largely upon economic conditions in this area. Adverse local economic conditions could cause the Bank to experience an increase in loan delinquencies, a reduction in deposits, an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, all of which would adversely affect our consolidated profitability.

We depend to a significant extent upon wholesale and brokered deposits to satisfy funding needs.

The Bank has relied to a significant extent on funds provided by wholesale and brokered deposits to support the growth of its loan portfolio. These funding sources amounted to 33.6% of the Bank’s total deposits at June 30, 2004. If the Bank is not successful in obtaining wholesale funding or increasing its current deposit base to a level commensurate with its funding needs, it may be unable to continue its growth, or could experience contraction in its total assets. Moreover, to the extent that the Bank is unable to match the maturities of the interest rates it pays for wholesale and brokered funds to the maturities of the loans it makes using those funds, increases in the interest rates it pays for such funds could decrease our consolidated net interest income.

Our future success will depend on the Bank’s and our ability to compete effectively in a highly competitive market and geographic area.

We will face substantial competition in all phases of our operations from a variety of different competitors, including commercial banks and their holding companies, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, factoring companies, insurance companies and money market mutual funds. Competition for financial services in the Philadelphia-Wilmington metropolitan area, which is our principal service area, is very strong. This geographic area includes offices of many of the largest financial institutions in the nation. Most of those competing institutions have much greater financial and marketing resources than we have and, because we are relatively newly-formed entities, far greater name recognition. Due to their size, many competitors can achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing structures for those products and services. Moreover, because the Bank is smaller and less well-established, it may have to pay higher rates on its deposits or offer more free or reduced-cost services in order to attract and retain customers. Some of the financial services organizations with which we compete are not subject to the same degree of regulation as

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federally-insured and regulated financial institutions such as ours. As a result, those competitors may be able to access funding and provide various services more easily or at less cost than we can.

Our affinity group marketing strategy has been adopted by other institutions with which we compete.

As a result of the high costs encountered by Internet banks in acquiring customers through traditional marketing and advertising or for other reasons, several online banking operations as well as the online banking programs of conventional banks have instituted affinity group marketing strategies similar to those of the Bank. As a consequence, the Bank has encountered competition in this area and anticipates that it will continue to do so in the future. This competition may, on a consolidated basis, increase our costs, reduce our revenues or revenue growth or, because we are a relatively new banking operation without the name recognition of other, more established banking operations, make it difficult for us to compete effectively in obtaining affinity group relationships.

The Bank’s lending limit may adversely affect our competitiveness.

The Bank’s regulatory lending limit as of June 30, 2004 to any one customer or related group of customers was $16.9 million. At that date, it had ten loans, aggregating $51.5 million in principal amount, that had principal balances of $3.0 million or more. The Bank’s lending limit is substantially smaller than those of most financial institutions with which we compete. While we believe that the Bank’s lending limit is sufficient for our targeted market of small to mid-size businesses, individuals and affinity group members, it may affect our ability to attract or maintain customers or to compete with other financial institutions. Moreover, to the extent that we incur losses and do not obtain additional capital for the Bank, its lending limit, which depends upon the amount of its capital, will decrease.

Environmental liability associated with lending activities could result in losses.

In the course of the Bank’s business, it may foreclose on and take title to properties securing its loans. If hazardous substances were discovered on any of these properties, both of the Bank and us may be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. In addition, if either of us arranges for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses and may materially limit use of properties the Bank acquires through foreclosure, reduce their value or limit our ability to sell them in the event of a default on the loans they secure. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

As a financial institution whose principal medium for delivery of banking services is the Internet, we are subject to risks particular to that medium.

The Bank is an independent Internet bank, as distinguished from the Internet banking service of an established conventional bank. Independent Internet banks often have found it difficult to achieve profitability and revenue growth. Several factors contribute to the unique problems that Internet banks face. These include concerns for the security of personal information, the absence of personal relationships between bankers and customers, the absence of loyalty to a conventional hometown bank, the customer’s difficulty in understanding and assessing the substance and financial strength of an Internet bank, a lack of confidence in the likelihood of success and permanence of Internet banks and many individuals’ unwillingness to trust their personal assets to a relatively new technological medium such as the Internet. As a result, many potential customers may be unwilling to establish a relationship with the Bank.

Conventional financial institutions, in growing numbers, are offering the option of Internet banking and financial services to their existing and prospective customers. The public may perceive conventional financial institutions as being safer, more responsive, more comfortable to deal with and more accountable as providers of their banking and financial services, including their Internet banking services. We may not be able to offer Internet banking and financial services and personal relationship characteristics that have sufficient advantages

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over the Internet banking and financial services and other characteristics of established conventional financial institutions to enable us to compete successfully.

Moreover, both the Internet and the financial services industry are undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to improving the ability to serve customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to implement effectively new technology-driven products and services or be successful in marketing these products and services to our customers.

Our operations may be interrupted if our network or computer systems, or those of our providers, fail.

Because the Bank delivers its products and services over the Internet and, through us, outsources several critical functions to third parties, our operations depend on our ability, as well as that of our service providers, to protect computer systems and network infrastructure against interruptions in service due to damage from fire, power loss, telecommunications failure, physical break-ins, computer hacking or similar catastrophic events. Our operations also depend upon our ability to replace a third-party provider if it experiences difficulties that interrupt our operations or if an operationally essential third-party service terminates. Service interruptions to customers may adversely affect our ability to obtain or retain customers and could result in regulatory sanctions. Moreover, if a customer were unable to access his or her account or complete a financial transaction due to a service interruption, either or both of the Bank and us could be subject to a claim by the customer for his or her loss. While the Bank’s account and other agreements contain disclaimers of liability for these kinds of losses, we cannot predict the outcome of litigation if a customer were to make a claim against either or both of us.

Security concerns may adversely affect Internet banking.

A significant barrier to on-line financial transactions is the secure transmission of confidential information over public networks. The systems we use rely on encryption and authentication technology to provide secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms used to protect customer transaction data. If we, or another provider of financial services through the Internet, were to suffer damage from a security breach, public acceptance and use of the Internet as a medium for financial transactions could suffer. Any security breach could deter potential customers or cause existing customers to leave, thereby materially adversely affecting our ability to grow and maintain profitability and, possibly, our ability to continue delivering our products and services through the Internet. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent security breaches, these measures may not be successful.

We outsource many essential services to third-party providers who may terminate their agreements with us, resulting in interruptions to our banking operations.

We obtain essential technological and customer services support for the systems used by the Bank and us from third-party providers. We outsource the Bank’s check processing, check imaging, electronic bill payment, statement rendering, internal audit and other services to third party vendors. For a description of these services, you should read “Business of the Bancorp and the Bank — Other Bank Operations — Third Party Service Providers.” Our agreements with each service provider are generally cancelable without cause by either party upon specified notice periods. If one of our third-party service providers terminates its agreement with us and we are unable to replace it with another service provider, our operations may be interrupted. If an interruption were to continue for a significant period of time, our consolidated operations, revenues and profitability could be materially adversely affected.

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We may be adversely affected by government regulation.

We are subject to extensive federal and state banking regulation and supervision at both the Bancorp and Bank levels. The regulations are intended primarily to protect our depositors’ funds, the federal deposit insurance funds and the safety and soundness of the Bank, not our shareholders. Regulatory requirements affect lending practices, capital structure, investment practices, dividend policy and growth. The failure of either us or the Bank to meet minimum capital requirements will result in the imposition of limitations on our operations that would adversely impact our operations and could, if capital levels drop significantly, result in our being required to cease operations. Changes in governing law, regulations or regulatory practices could impose additional costs on us or adversely affect our ability to obtain deposits or make loans and, as a consequence, our consolidated revenues and profitability.

As a Delaware-chartered bank whose depositors and financial services customers are located in several states, the Bank may be subject to additional licensure requirements or other regulation of its activities by state regulatory authorities and laws outside of Delaware. If the Bank’s compliance with licensure requirements or other regulation becomes overly burdensome, we may seek to convert its state charter to a federal charter in order to gain the benefits of federal pre-emption of some of those laws and regulations. Conversion of the Bank to a federal charter will require the prior approval of the relevant federal bank regulatory authorities, which we may not be able to obtain. Moreover, even if we obtain approval, there could be a significant period of time between our application and receipt of the approval, and/or any approval we do obtain may be subject to burdensome conditions or restrictions.

Our success will depend on our ability to retain Betsy Z. Cohen, our chief executive officer.

We believe that the future success of the Bancorp and the Bank will depend upon the expertise of, and customer relationships established by Betsy Z. Cohen, our chief executive officer. If Mrs. Cohen were to become unavailable for any reason, or if we are unable to hire highly qualified and experienced personnel with similar relationships to replace her, our business and the Bank’s ability to attract deposits or loan customers, may be materially adversely affected. We do not have employment agreements with, nor do we have key man life insurance on, Mrs. Cohen although we anticipate entering into an employment agreement with Mrs. Cohen as we discuss in “Management — Employment Agreements.”

Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our business strategy, financial strategy, future operating results, plans, objectives, expectations and intentions that are not historical.

All statements, other than statements of historical fact included in this proxy statement/prospectus, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this proxy statement/prospectus. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this proxy statement/prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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THE SPECIAL MEETING OF THE BANK’S SHAREHOLDERS

Date, Time and Place

The special meeting of the Bank’s common shareholders will be held on December, 15, 2004 at 9:00 A.M. local time at 1818 Market Street, Philadelphia, PA.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on a proposal that would reorganize the Bank, which is currently a 32.7%-owned subsidiary of ours, as our wholly-owned subsidiary. The reorganization will be accomplished through a merger of the Bank into TBI Acquisition Bank, which we are forming as our wholly-owned subsidiary.

You will also be asked to authorize the persons named in the proxy to vote in their discretion on any other matters that may be properly brought before the special meeting. Neither we nor the Bank knows of any other matters to be brought before the special meeting other than the reorganization.

Board of Directors Recommendation

The Bank’s board of directors, which is making this solicitation on behalf of the Bank, has approved and adopted the reorganization and the related merger agreement, and unanimously recommends that you vote “FOR” their approval.

Record Date; Stock Entitled to Vote; Quorum

The Bank’s board of directors has fixed the close of business on November 12, 2004 as the record date for the special meeting. Only holders of Bank common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date, 10,687,500 shares of Bank common stock were outstanding and entitled to vote. These shares were held by approximately nine shareholders of record.

The presence, in person or by proxy, of a majority of the shares of Bank common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the special meeting for purposes of determining a quorum. Properly executed proxies marked “abstain” will be deemed present for purposes of determining whether a quorum has been achieved. Proxies held by brokers in “street name” that are not voted on the proposals to come before the meeting shall also be deemed “present.”

Required Vote

The affirmative vote of the holders of a majority of the shares of Bank common stock outstanding on the record date is required to approve the reorganization and related merger agreement. Each holder of Bank common stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Bank as of the record date for the special meeting on any matter submitted to the vote of the shareholders.

At the record date, we owned approximately 32.7% of the Bank’s common stock and our directors and executive officers owned approximately 2.9% of the Bank’s common stock. We intend to vote, and anticipate that our directors and executive officers will vote, in favor of the reorganization; however, neither we nor our directors and executive officers have entered into an agreement to this effect.

Proxies: Voting and Revocation

All shares of Bank common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified in such proxies. Shares of Bank common stock represented by properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the reorganization and related merger agreement.

If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If you do not provide voting instructions to your broker or bank, your shares will not be

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voted on the reorganization and merger agreement. This is called a “broker non-vote.” Broker non-vote shares will be considered present at the meeting for the purposes of determining the presence of a quorum.

Because approval of the reorganization and related merger agreement requires the affirmative vote of a majority of the Bank’s outstanding common shares, abstentions, failures to vote and broker non-votes will have the same effect as votes against the reorganization.

You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the Bank’s corporate secretary, Martin Egan. You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the corporate secretary and voting by ballot. If you attend the special meeting, you may vote in person whether or not you have previously given a proxy, but your presence at the special meeting, without notifying the Bank’s corporate secretary, will not revoke a previously given proxy. In addition, if you beneficially hold shares of Bank common stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote the shares personally at the special meeting.

Solicitation of Proxies

Proxies will be solicited through the mail and directly by officers, directors and employees of the Bank not specifically employed for such purpose, without additional compensation. In addition to solicitation by mail, the Bank’s directors, officers and employees may solicit proxies by telephone, fax, and telegram, via the Internet or in person. The Bank will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. Bancorp will bear the costs in connection with the reorganization, as described in the “The Reorganization — Expenses of the Reorganization.”

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THE REORGANIZATION

This section of the proxy statement/prospectus and the next section entitled “The Agreement and Plan of Merger” describe the proposed reorganization. Although both we and the Bank believe that the description in this section covers the material terms of the reorganization and the related transactions, this summary may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents we refer to in this proxy statement/prospectus for a more complete understanding of the reorganization.

General

If the Bank’s shareholders approve the reorganization and we and the Bank satisfy all of the other conditions set forth in the merger agreement, the Bank will be merged into TBI Acquisition Bank, with TBI Acquisition Bank as the surviving entity. On the effective date of the reorganization, each share of Bank common stock that is outstanding immediately prior to the reorganization will convert into 1.15 shares of Bancorp common stock.

Each holder of Bank common shares who would otherwise be entitled to receive a fractional share of Bancorp common stock will receive cash instead of a fractional share. We will compute the cash amount by multiplying the fractional share by an amount equal to the average closing price of the Bank’s common shares on the Nasdaq National Market during the ten trading days immediately before the effective date of the merger divided by 1.15.

After the reorganization, we will own all of the outstanding shares of common stock of the bank resulting from the merger of TBI Acquisition Bank and the Bank, which we sometimes refer to as the “resulting bank.” The former holders of the Bank’s outstanding common stock will hold 8,265,625 shares, or 71.0%, of our outstanding common stock (assuming there is no exercise of dissenters’ rights), while the current holders of Bancorp common stock and Series A preferred stock will own 29.0% of our voting stock. Options to acquire Bank common stock will be converted into options to acquire an additional 576,150 shares of our common stock. On a fully-diluted basis, that is, assuming that all of our outstanding options and warrants have been exercised and paid for, the former holders of the Bank’s common stock would own 58.1% of our common stock and our current shareholders would own 41.9%, assuming no exercise of dissenters’ rights or Bank options.

The resulting bank will succeed to all of the property, rights, powers, duties, obligations and liabilities of the Bank and will continue the Bank’s business under the name “The Bancorp Bank” as our wholly-owned subsidiary. The articles of association and bylaws of TBI Acquisition Bank, which will be substantially the same as those of the Bank, will govern the resulting bank. The officers and directors of the Bank will be the officers and directors of the resulting bank.

If we, at any time before consummation of the reorganization, change the number of our issued and outstanding shares of common stock as a result of a stock split, stock dividend, recapitalization or similar transaction, the exchange ratio will be proportionately adjusted.

Effective Date of the Reorganization

Subject to the terms and conditions set forth in the merger agreement, which we describe in “The Agreement and Plan of Merger,” the effective date of the reorganization will occur upon the acceptance and filing of a certificate of merger with the Delaware Secretary of State which is subject to the prior approval of the Delaware State Bank Commissioner. We will publicize the effective date of the reorganization by means of a press release which will be posted on our website.

Background and Reasons for the Reorganization

We were formed in 1999 to act as the holding company for the Bank, which was then our wholly-owned subsidiary. From 1999 through December 31, 2003, we completed six offerings of our securities, including an issuance of trust preferred securities of a trust affiliate, that raised $35.5 million after offering costs and expenses. We contributed $30.7 million of those proceeds to the Bank’s capital, retaining the balance for

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working capital, principally relating to start-up costs and development of the Internet and management systems used by both the Bank and us.

During 2002 and 2003, the Bank experienced rapid growth in its total assets, total deposits and total loans. While the Bank remained “well capitalized” as defined in federal banking regulations, the Bank’s board of directors concluded that the Bank would need additional capital to sustain future growth and maintain its regulatory capital ratios. We reviewed market conditions at the time and concluded that our best alternative for obtaining capital was an offering by the Bank. As a consequence, our boards of directors determined to pursue a public offering of common stock at the Bank level. The Bank completed the offering in February 2004, obtaining $82.9 million of new capital, after offering expenses. Following that offering, our percentage holding of the Bank’s common stock was reduced from 100% to 32.7%. We continued to manage the Bank under a joint management services policy which we describe at “Business of the Bancorp and the Bank — Management Arrangements between Bancorp and the Bank.”

In its offering circular, the Bank noted that it had been considering various structuring alternatives with us. In April 2004, we again reviewed our organizational structure with the Bank and concluded that:

•	we should elect to become a financial holding company to provide a broader platform for our future growth, and

•
we should propose the reorganization to allow Bank shareholders to participate in the potential offered by that broader platform as well as to allow us to simplify our organizational structure with the Bank to more closely align it with industry practices.

We and the Bank observed that the proposed reorganization would also have the following collateral advantages:

•
Facilitate acquisitions.     A bank holding company allows us more flexibility in structuring acquisitions of other banks. Under our current structure, we believe that potential acquisition candidates would not find acquisition by the Bancorp attractive. However, under current law, the Bank may only acquire another bank through a direct bank-to-bank merger or acquisition of assets and must operate the acquired institution as a branch. A holding company structure permits us the additional option of acquiring the institution as a separate bank and operating it independently. Moreover, the bank-to-bank acquisition can present tax or corporate disadvantages as compared to an acquisition by a holding company.

•	Facilitate raising capital. We believe that a holding company structure will facilitate our ability to raise capital for the Bank to support its growth because:

•	we believe that raising capital through a holding company has broad market acceptance,

•	we believe that becoming a financial holding company will be attractive to future investors because of the broader array of activities in which we may engage as compared to a bank, and

•	issuance of certain types of securities, particularly trust preferred securities, are more advantageous for purposes of computing regulatory capital ratios if done through a holding company.

•
Provide liquidity.     Completion of the reorganization will provide existing holders of our common stock with market liquidity while increasing the size of the public float for all post-reorganization shareholders.

•
Reduced concentration of ownership.     We are currently the single largest shareholder of the Bank, having a 32.7% interest. After completion of the reorganization, we believe that we will have no individual shareholder holding more than a 10% ownership interest in our voting securities. However, Betsy Z. Cohen, our chief executive officer, D. Gideon Cohen, our chairman, and their affiliates will own, in the aggregate, approximately 7.1% of our voting securities (excluding warrants and options to purchase additional shares of our voting securities).

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Determination of the Exchange Ratio

In determining the exchange ratio, the boards of directors of the Bank and Bancorp considered the following:

•	the current ownership interest of the Bancorp in the Bank,

•	the price at which the Bank sold its common shares in the February 2004 public offering,

•	the market performance of the Bank’s common shares following the offering,

•	the outstanding Bancorp warrants and the potential capital infusion of $20.0 million if all such warrants were exercised, and

•	the earnings record of the Bank and the Bancorp and pro forma earnings following the reorganization.

The objective of the respective boards of directors was to determine an exchange ratio that maintained the relative equity interest of the Bank’s common shareholders in the post-reorganization company without significant earnings dilution.

Regulatory Approvals

For the reorganization to occur, we must receive approvals from the Federal Reserve, the FDIC and the Delaware State Bank Commissioner.

We have filed an application with the Federal Reserve to acquire the Bank and also to become a financial holding company as permitted under the Gramm-Leach-Bliley Act. We have also filed an application with the FDIC and will file an application with the Delaware State Bank Commissioner for approval of the merger of the Bank and TBI Acquisition Bank and for approval of the formation of TBI Acquisition Bank.

We believe that we will receive the required regulatory approvals. If the Federal Reserve, the FDIC and the Delaware State Bank Commissioner approve the reorganization, such approvals reflect only their respective views that the transaction does not contravene applicable law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the Bank. The approval of the Federal Reserve, the FDIC or the Delaware State Bank Commissioner should not be interpreted as an opinion that such regulator has considered the adequacy of the terms of the reorganization or that the reorganization is favorable to you from a financial point of view and will in no way constitute an endorsement of, or recommendation for, the reorganization.

Bancorp Approvals

Our board of directors has unanimously approved the reorganization. The approval of our shareholders is not required and is not being sought in connection with the reorganization.

Opinion of Bank’s Financial Advisor

The Bank retained Cedar Hill Advisors, LLC by letter agreement dated June 14, 2004 to act as financial advisor as to whether the exchange ratio specified in the merger agreement is fair, from a financial point of view, to the shareholders of the Bank in connection with the reorganization and merger. As part of its engagement, Cedar Hill delivered its oral opinion to the Bank’s board of directors at its June 22, 2004 meeting that, as of June 22, 2004 and based upon and subject to various considerations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the Bank’s common shareholders. In its review of Cedar Hill’s opinion at the meeting, the Bank’s board of directors reviewed the methodologies, financial information, projections, assumptions and other information cited by Cedar Hill as the basis for its opinion and believes that Cedar Hill’s reliance upon that information was reasonable. Cedar Hill confirmed its opinion in writing based upon the final, executed merger agreement as of July 8, 2004. No limitations were imposed by the Bank’s board of directors upon Cedar Hill with respect to investigations made or the procedures followed by Cedar Hill in rendering its opinion. For its services, Cedar Hill has been paid a fee of $50,000 and will be reimbursed for its expenses.

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The full text of Cedar Hill’s written opinion dated July 8, 2004, which sets forth the assumptions made, matters considered and qualifications and limitations of the review undertaken, is attached as Annex B to this proxy statement/prospectus. Bank shareholders are urged to read this opinion carefully and in its entirety. Cedar Hill conducted its analysis and prepared its opinion with the understanding that the merger constitutes an internal reorganization of Bancorp, the Bank and the acquisition subsidiary, rather than a sale of the business involving bids for the Bank’s stock by third parties. Cedar Hill’s opinion is directed only to the fairness of the exchange ratio to the holders of Bank common stock from a financial point of view, has been provided to the Bank’s board of directors in connection with its evaluation of the reorganization and merger, does not address the merits of the underlying decision by the Bank to engage in the reorganization and merger, and does not constitute a recommendation to any person as to how he or she should vote. The summary of Cedar Hill’s opinion set forth below is qualified in its entirety by reference to the text of the full opinion.

Cedar Hill, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

In arriving at its opinion, Cedar Hill, among other things:

•	reviewed the merger agreement, and the schedules and exhibits attached thereto;

•
considered the pro forma financial impact of the merger on the parties to the merger agreement based on assumptions relating to fully diluted earnings projections determined by senior management of the Bank and Bancorp;

•
reviewed Bancorp’s consolidated audited financial statements for the years ended December 31, 2003, 2002 and 2001, the March 31, 2004 and December 31, 2003 Forms Y-9C and certain other documents as filed with the Federal Reserve;

•
reviewed the Bank’s audited financial statements for the years ended December 31, 2003, 2002 and 2001 and the Quarterly Report on Form 10-Q dated March 31, 2004, unaudited financial statements for the period ended March 31, 2004, the March 31, 2004 and December 31, 2003 Reports of Condition and certain other documents filed with the FDIC;

•
reviewed certain internal information relating to the Bank and Bancorp provided to Cedar Hill by management of the Bank and Bancorp, including historical financial information, limited financial forecasts and profit plans;

•	held discussions with the Bank’s and Bancorp’s management regarding the business, operations and prospects of the Bank and Bancorp;

•	considered the current overall market and banking environments;

•	reviewed the historical trading prices and volumes of the Bank’s common stock;

•	reviewed certain publicly available information concerning certain other companies engaged in businesses which Cedar Hill believes to be reasonably comparable to the Bank;

•	performed various valuation analyses as Cedar Hill deemed appropriate using generally accepted analytical methodologies; and

•	performed such other financial studies, analyses, inquiries, examinations and investigations, as Cedar Hill deemed appropriate.

In conducting its review and analysis and in rendering its opinion, Cedar Hill assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of providing its opinion, and upon the assurances of the Bank and Bancorp that they are not aware of any information that would make the information provided to Cedar Hill incomplete or misleading. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. Cedar Hill did not make an independent evaluation or appraisal

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of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of the Bank, Bancorp or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals.

With respect to financial forecasts, Cedar Hill was advised by management of the Bank and Bancorp, and it assumed, without independent investigation, that they were reasonably prepared and reflect the best currently available estimates and judgments as to the expected future financial performance of the Bank and Bancorp. It also relied, without independent verification, upon the estimates and judgments of the management of the Bank and Bancorp as to the potential advantages and synergies (including the amount, timing and achievability thereof) anticipated to result from the reorganization and merger. Cedar Hill did not consider, nor did it express any opinion with respect to, the price at which Bancorp’s common stock will trade at any time, including the date of, and following the consummation of, the reorganization and merger. Cedar Hill did not assume any responsibility for making an independent evaluation of the adequacy of the Bank’s and Bancorp’s allowances for loan losses, and Cedar Hill assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Commission. It did not review any loan files of the Bank, Bancorp or their respective subsidiaries.

Cedar Hill’s oral opinion dated June 22, 2004, and its written opinion dated July 8, 2004, are based upon financial, economic, market and other conditions as they existed, and the information that was made available to Cedar Hill, as of June 22, 2004, and July 8, 2004, respectively. Events occurring after any such date could materially affect the assumptions and conclusions contained in Cedar Hill’s opinion. Cedar Hill disclaimed any responsibility to update its opinion to account for subsequent events.

In performing its analyses, Cedar Hill also made numerous assumptions with respect to industry performance, business, economic and market conditions and various other matters, many of which cannot be predicted and are beyond the control of Cedar Hill, the Bank or Bancorp. The analyses performed by Cedar Hill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The forecasts and projections discussed with Cedar Hill by the management of the Bank and Bancorp were prepared by the management of the Bank and Bancorp without Cedar Hill’s assistance. The Bank and Bancorp do not publicly disclose internal management projections of the type provided to Cedar Hill in connection with the review of the reorganization and merger. Such projections were not prepared with a view towards public disclosure and at the request of the Bank and Bancorp this description of the analyses undertaken by Cedar Hill will not include specific disclosure of the internal management projections used by Cedar Hill. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

Although Cedar Hill evaluated the consideration to be paid to the Bank’s shareholders in connection with the reorganization and merger, it did not recommend the specific consideration payable in the reorganization and merger, which was determined by the Bank and Bancorp. Cedar Hill also assumed, without independent investigation, that

•
the merger will be consummated in accordance with the terms, including and not limited to the representations and warranties, set forth in the merger agreement and the schedules and exhibits thereto reviewed by Cedar Hill without any amendment thereto and without waiver by any of the parties thereto of any of the conditions to their respective obligations; and

•	all regulatory and other approvals and third party consents required for the consummation of the reorganization and merger will be obtained without material cost to the Bank or Bancorp.

Cedar Hill also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the reorganization and merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse

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effect on the future results of operations or financial condition of the Bank, Bancorp or any of their respective subsidiaries, as the case may be, or on the contemplated benefits of the reorganization and merger, including the expected synergies. It further assumed that the reorganization and merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and relied upon the advice the Bank received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the merger and the transactions contemplated by the merger agreement.

The following is a summary of the material analyses presented by Cedar Hill to the Bank’s board of directors at its meeting held on June 22, 2004:

Selected Peer Group Analysis.     Cedar Hill reviewed certain financial, operating and stock market performance data of ten publicly traded banks and bank holding companies headquartered in the Mid-Atlantic region of the United States, each with assets between $450 million and $750 million and a return on assets for the most recent quarter between 0.50% and 1.00%, which it refers to as the Bank Peer Companies. Cedar Hill analyzed the relative performance and value of the Bank by comparing certainly publicly available financial data of the Bank with that of the Bank Peer Companies, including, among other ratios, the ratios of loans to deposits, and multiples of market price to earnings per share for the quarter ended March 31, 2004 (annualized), market price to estimated earnings per share in 2004 and 2005, and market price to book value. The operating data for the Bank and the Bank Peer Companies was as of or for the quarter ended March 31, 2004 and companies included in the analysis are presented as follows. All stock prices were as of the market close on June 17, 2004.

PSB Bancorp, Inc.
Comm Bancorp, Incorporated
American Bank Incorporated
NSD Bancorp, Inc.
Long Island Financial Corporation
Franklin Financial Services Corporation
Penesco Financial Services Corporation
Leesport Financial Corp.
Republic First Bancorp, Inc.
First Chester County Corporation

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	Bancorp Bank	Peer Average	Peer Median

	(dollars in thousands)
Capitalization
Total assets	$455,375	$569,760	$543,271
Total deposits	321,247	429,246	413,701
Total net loans	272,520	336,272	323,181
Total shareholders’ equity	108,782	48,881	50,974

Total equity/assets	23.89%	8.60%	8.80%
Tangible equity/tangible assets	23.89%	8.36%	8.09%
Tier 1 capital/risk-adjusted assets	32.03%	13.85%	13.03%
Total capital/risk-adjusted assets	32.71%	15.00%	14.22%
Total borrowings/total assets	4.39%	14.87%	19.11%

Asset Quality
Non-performing loans/loans	0.00%	0.85%	0.45%
Loan loss reserves/non-performing loans	—	210.58%	229.48%
Loan loss reserves/loans	0.85%	1.35%	1.28%
Non-performing assets/assets	0.00%	0.56%	0.32%
Non-performing assets/equity	0.00%	6.53%	3.28%
NCOs/average loans	NA	0.26%	0.20%

	Bancorp Bank		Peer Average		Peer Median

Loan and Deposit Composition
Total loans/total assets	60.36%		57.61%		58.79%
Total loans/deposits	85.56%		76.50%		80.99%
Transaction accounts/total deposits	25.06%		16.50%		14.26%
Total CD’s/total deposits	42.15%		34.89%		35.16%

Performance
Return on Average Assets	0.45%		0.79%		0.81%
Return on Average Equity	2.22%		9.66%		9.81%
Net Interest Margin	3.92%		3.33%		3.30%
Efficiency Ratio	87.80%		70.81%		71.40%

Market Statistics
Stock price at June 17, 2004	$19.14		$25.25		$23.87
Price/LTM EPS	—		19.44	x	17.4	x
Price/quarterly annualized EPS		%		%		%
	93.45	x	17.21	x	17.31	x
Price/estimated 2004 analyst estimated EPS		%		%		%
	59.81	x	14.83	x	15.00	x
Price/estimated 2005 analyst estimated EPS		%		%		%
	18.76	x	12.35	x	13.15	x
Price/book value	188.02%		160.12%		168.78%
Price/tangible book value	188.02%		165.30%		178.05%
Market capitalization (in millions)	$199.8		$75.3		$76.1
Current quarterly dividend	0.00		0.15		0.15
Dividend yield	0.00%		1.97%		2.29%

Source: SNL Financial LC

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Pro Forma Financial Impact Analysis.     Cedar Hill estimated the impact of the proposed merger and reorganization on the Bank’s projected fully diluted estimated earnings per share and book value per share for the first two years on a pro forma basis. Cedar Hill based its analysis on estimates provided by management of the Bank and Bancorp with respect to projected future earnings of the Bank and Bancorp. Fully diluted earnings included the impact of Bancorp’s Series A preferred stock and warrants as converted to common stock, the impact of capital provided from warrants being leveraged eight times at an after tax return on assets of 0.50% and excluded one-time transaction expenses. Based on this information, and the terms of the proposed reorganization and merger, Cedar Hill concluded that, for the Bank, the reorganization and merger could have a moderately accretive effect on estimated fully diluted book value per share and estimated fully diluted earnings per share, in the first two years on a pro forma basis.

Discounted Dividend Analysis.     Cedar Hill performed an analysis to calculate a range of implied present values per share of Bank common stock assuming the Bank continued to operate as a publicly-traded entity, and a range of implied present values per share of Bancorp common stock assuming the reorganization and merger was consummated. These ranges were determined by adding

•	the present value of the estimated future dividend stream that the Bank and Bancorp could generate over the five year period beginning March 31, 2004 and ending on March 31, 2009, and

•	the present value of the terminal value of the Bank and Bancorp common stock on March 31, 2009.

To determine a projected dividend stream, Cedar Hill assumed a 6% capital ratio for both the Bank and Bancorp. The fully diluted earnings projections used were the same described in the Pro Forma Financial Impact Analysis.

The terminal values were based upon a range of price-to-earnings multiples of 12x to 18x earnings per share and a range of discount rates of 10% to 18%. Applying the foregoing multiples, discount rates and assumptions, Cedar Hill determined that the fully diluted implied value per share of Bank common stock ranged from approximately $13.61 to $22.71, and the fully diluted implied value per share of Bancorp common stock (adjusted for the 1.15 exchange ratio and assuming consummation of the reorganization and merger) ranged from approximately $13.59 to $22.03, each based on the assumptions outline herein.

In arriving at its opinion, Cedar Hill performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Cedar Hill or of Cedar Hill’s presentation to the Bank’s board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Cedar Hill did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Cedar Hill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in this opinion.

Pursuant to a letter agreement dated June 14, 2004 between Cedar Hill and the Bank, Cedar Hill agreed to act as financial advisor to the Bank in connection with the reorganization and merger. The Bank paid Cedar Hill a $20,000 retainer upon execution of the letter agreement, and $30,000 upon delivery of its fairness opinion dated July 8, 2004. The Bank has agreed to reimburse Cedar Hill for its reasonable out-of-pocket expenses, including travel, outside legal fees and related charges, and to indemnify Cedar Hill and related persons against certain liabilities, from and arising out of or based upon Cedar Hill’s engagement as financial advisor by the Bank and the rendering of its opinion.

Conclusion.     Based on the whole of Cedar Hill’s various analyses, and taking into consideration the various factors which Cedar Hill believes are relevant to the circumstances surrounding the proposed transaction and subject to the limitations and qualifications enumerated above and in its written opinion letter, Cedar Hill delivered its written opinion dated July 8, 2004 to the board of directors of the Bank that the

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exchange ratio, as of the date of the opinion letter, is fair, from a financial point of view, to the Bank shareholders.

Accounting Treatment of the Reorganization

Due to the common control and our ownership interest in the Bank, the minority interest will be converted at historical cost. We will include the Bank’s results of operations in our results of operations after the completion of the reorganization.

Quotation on the Nasdaq National Market

The merger agreement requires us, as a condition to consummation of the merger, to have our common stock approved for trading on the Nasdaq National Market, subject to official notice of issuance. We have applied to the Nasdaq National Market for such approval.

Resale of Bancorp Common Stock

The Bancorp common stock to be issued in the reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares issued to any person who is an affiliate of the Bank or us. Persons who are affiliates include individuals or entities that control, are controlled by, or are under common control with either the Bank or us. The Bank’s affiliates may not sell their Bancorp common stock acquired in the reorganization, except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under Rule 145 under the Securities Act, or Rule 144 under the Securities Act, if these persons are or become our affiliates; or

•	any other applicable exemption under the Securities Act.

As required by the merger agreement, the Bank will obtain a written agreement from each of its affiliates providing that he or she will not sell, pledge, transfer or otherwise dispose of any Bancorp common stock he or she receives in the reorganization except in accordance with the foregoing restrictions.

Delisting and Deregistration of Bank Common Stock

If we complete the reorganization, Bank common stock will no longer be approved for trading on the Nasdaq National Market and will cease to be registered under the Securities Exchange Act of 1934.

Expenses of the Reorganization

The expenses of the reorganization, estimated to be approximately $500,000, will be borne by the Bancorp. No commissions of any kind and no remuneration to directors, other than customary fees for attending meetings, will be paid as a result of the reorganization.

Dissenters’ Rights of Appraisal

Under Delaware law, the owner of shares of a Delaware state bank who votes his or her shares against a merger that, like the proposed reorganization, would result in a Delaware state bank, has the right to receive the value of those shares in cash if and when the merger becomes effective. To exercise this right, the dissenting holder must make written demand to the resulting bank within 30 days after the effective date of the merger. We will publicize the effective date of the reorganization by means of a press release which will be posted on our website. The written demand must be accompanied by the surrender of the dissenter’s stock certificates.

The value of the dissenting shares will be determined by an appraisal process. The valuation date is as of the date of the shareholders’ meeting approving the merger. The appraisal will be made by three appraisers, one selected by the owners of two-thirds of the dissenting shares, one by the board of directors of the resulting bank and one by the other two appraisers. The valuation agreed upon by any two of the appraisers will be the appraised value of the dissenting shares. The statue provides that, if the appraisal is not completed

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within 90 days after the effective date of the merger, the Delaware State Bank Commissioner shall cause an appraisal to be made.

The resulting bank may also fix an amount which it considers to be not more than the value of its shares which it will pay dissenting shareholders for their shares. Dissenting shareholders may accept that offer or seek appraisal, as described above.

The expenses of the appraisal must be paid by the resulting bank.

In the event a Bank shareholder votes for approval of the reorganization and the related merger agreement, or delivers a proxy that does not specify a vote against or an abstention from voting on the reorganization and merger agreement, the shareholder will have waived dissenters’ rights and will have nullified any written demand the shareholder has submitted. Failure to vote or submit a proxy specifying a vote against or abstention from voting on the reorganization and merger agreement does not waive a shareholder’s rights.

In general, a dissenting shareholder who receives cash for the shareholder’s common shares in the Bank will recognize taxable gain or loss for federal income tax purposes.

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THE AGREEMENT AND PLAN OF MERGER

This section summarizes the material provisions of the merger agreement, a copy of which is attached as Exhibit A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by this reference. The following description is not a complete description of all the terms of the merger agreement. We urge you to read to the full text of the merger agreement for details of the merger.

The Merger

The merger agreement provides that, upon the closing, the Bank will be merged with and into TBI Acquisition Bank, our wholly-owned subsidiary, which is being formed solely for that purpose. The reorganization will become effective once all regulatory approvals have been received, other conditions to the reorganization have been satisfied and a certificate of merger has been accepted and filed with the Delaware Secretary of State after approval by the Delaware State Bank Commissioner.

The Exchange and Treatment of Securities

At the effective time:

•
except for shares of Bank common stock held in the treasury of the Bank or that are owned by the Bank or Bancorp, each share of Bank common stock outstanding immediately before the effective time will cease to be outstanding and will be converted into 1.15 shares of the Bancorp’s common stock;

•	each option to purchase a share of Bank common stock outstanding immediately before the effective time will be converted into an option to purchase 1.15 shares of the Bancorp’s common stock;

•
shares of Bank common stock held in the treasury of the Bank or that are owned by the Bank or Bancorp will be canceled and no Bancorp common stock or other consideration will be delivered in exchange for this cancellation; and

•
cash will be paid to shareholders in lieu of any fractional share interest they hold in an amount calculated by multiplying the fractional share interest by an amount equal to the average closing price of the Bank’s common shares on the Nasdaq National Market during the ten trading days immediately before the effective date of the merger divided by 1.15.

Exchange of Certificates

As soon as reasonably practicable after the effective time, American Stock Transfer & Trust Corporation, as exchange agent, will mail to each holder of record of the Bank common stock a letter of transmittal containing instructions for the surrender of certificates representing Bank common stock in exchange for certificates representing Bancorp common stock.

HOLDERS OF BANK COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

Neither we, the Bank nor the exchange agent will be liable to any holder of a certificate formerly representing shares of Bank common stock for any unpaid dividends and distributions properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Transfer of Shares

The stock transfer books of the Bank will be closed immediately after the reorganization and no transfers of shares of Bank common stock will be made or recorded after the effective time.

Conditions to the Consummation of the Merger; Regulatory Approvals

The following must occur prior to consummation of the merger:

•	TBI Acquisition Bank shall have been duly organized and existing as a commercial bank under the laws of the State of Delaware;

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•	the approval of the merger agreement by shareholders of the Bank and by us as the sole shareholder of TBI Acquisition Bank;

•	the receipt of all required consents and approvals of third parties including, but not limited to, the approval of the Federal Reserve, the FDIC and the Delaware State Bank Commissioner;

•
the registration statement of which this proxy statement/prospectus is a part having been declared effective by the Commission, without a Commission stop order suspending its effectiveness having been issued or any proceeding for that purpose initiated or threatened;

•	approval of our common stock for trading on the Nasdaq National Market, subject to official notice of issuance;

•	receipt by the Bank of an opinion from its financial advisor that the exchange ratio specified in the merger agreement is fair, from a financial point of view, to the Bank’s shareholders; and

•	our receipt of the opinion of Ledgewood Law Firm, P.C. that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Termination

The merger agreement may be terminated at any time upon the mutual written consent of the Bank, TBI Acquisition Bank and us.

Waiver, Amendment and Modification

At any time prior to the filing of the merger agreement with the Delaware State Bank Commissioner, any of the terms or conditions of the merger agreement may be waived, modified or amended by the Bank, TBI Acquisition Bank and us by action taken by or on behalf of the respective boards of directors (or organizer in the case of TBI Acquisition Bank) at any time before or after any shareholder approvals; provided, however, that after the shareholders of the Bank and TBI Acquisition Bank have approved the merger agreement, an amendment shall not alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or in conversion of all or any of the shares of any class of the Bank or TBI Acquisition Bank, alter or change any term of the articles of organization of TBI Acquisition Bank or alter or change any of the terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any stock of the Bank or TBI Acquisition Bank.

Affiliate Agreements

The Bank has agreed to use reasonable commercial efforts to cause each person who may be deemed an affiliate of the Bank to execute an affiliate agreement, under which the affiliate will agree not to sell, transfer or otherwise dispose of Bancorp common stock except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under Rule 145 or Rule 144 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

In accordance with the affiliate agreement, we will be entitled to place legends evidencing the foregoing restrictions on certificates for Bancorp common stock held by affiliates.

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UNITED STATES FEDERAL INCOME TAX ASPECTS OF THE REORGANIZATION

Ledgewood Law Firm, P.C. has delivered its opinion that, for federal income tax purposes, under current law, assuming that Bank shareholders approve the reorganization and related merger agreement and that the transactions take place as described in the merger agreement, among other things, that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

The following are the material federal income tax consequences of the reorganization:

•	No gain or loss will be recognized by the Bank or Bancorp in the reorganization.

•
No gain or loss will be recognized by the shareholders of the Bank upon their receipt of Bancorp common stock in exchange for Bank common stock, except that shareholders who receive cash in lieu of fractional share interests in Bancorp common stock will recognize gain or loss equal to the difference between the amount of such cash and the basis allocated to such fractional share interests. Any such gain or loss will generally constitute capital gain or loss, provided the shareholder holds the Bank common stock as a capital asset on the effective date of the reorganization.

•
The basis of Bancorp common stock, including fractional share interests, to be received by the shareholders of the Bank will be the same as the basis of the Bank common stock surrendered in exchange therefor.

•
The holding period of Bancorp common stock to be received by a shareholder of the Bank will include the holding period of the Bank common stock exchanged therefor, provided the Bank common stock is held as a capital asset by the shareholder on the effective date of the reorganization.

The exchange of Bank common stock for cash pursuant to the exercise of dissenters’ rights of appraisal will be a taxable transaction. We urge persons who elect to exercise dissenters’ rights to consult with their own tax advisors as to the tax treatment in their particular circumstances.

THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE REORGANIZATION. FURTHER, THE DISCUSSION MAY NOT BE ENTIRELY APPLICABLE TO SHAREHOLDERS WHO RECEIVED THEIR BANK COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING MAY CHANGE AND ANY CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. WE URGE EACH BANK SHAREHOLDER TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

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BUSINESS OF THE BANCORP AND THE BANK

The Bancorp

We were incorporated in July 1999 to act as the holding company for the Bank. Until completion of the Bank’s common stock offering in February, 2004, we were the sole shareholder of the Bank. Following completion of that offering, and as of the date of this proxy statement/prospectus, we held 32.7% of the Bank’s common stock. Our principal activity is holding the Bank’s common stock and providing employees, facilities, equipment and management and other services to the Bank pursuant to a joint management services policy which we describe in “Business of the Bancorp and the Bank — Management Services Arrangements between Bancorp and the Bank.” Because

•	10 of our directors are directors of the Bank,

•	our executive officers also serve as executive officers of the Bank,

•	we are the single largest holder of the Bank’s common stock,

•	there are no other persons holding 10% or more of the Bank’s common stock; and

•	we provide extensive services to the Bank under the joint management services policy with the Bank,

we direct the policy of the Bank and thus may be deemed to control it. Accordingly, we consolidate the financial statements of the Bank with ours, showing the interest of the Bank’s shareholders as a minority interest. Until the Bank’s public offering, we were also the principal source of capital for the Bank. We raised a total of $35.5 million through six offerings of our securities, including common stock, warrants, Series A preferred stock and an issuance of trust preferred securities of The Bancorp Capital Trust I supported by a junior subordinated indenture between us and The Bancorp Capital Trust. We contributed $30.7 million of the proceeds of those offerings to the Bank’s capital.

The Bank

The Bank is a Delaware chartered, federally insured, commercial bank which was formed in 1999 and commenced operations in July 2000. The Bank’s target market is the greater Philadelphia-Wilmington metropolitan area. To serve its customers, the Bank provides a full range of retail and commercial banking services, including a variety of checking, savings and other interest-bearing accounts. It features accounts with no required minimum balance, no service fees, rebates on ATM fees, free debit MasterCard, overdraft protection plans and, on its interest-bearing accounts, competitive interest rates. The Bank’s business lending services focus on secured loans and lines of credit, construction loans and customized equipment and vehicle leasing programs. Its consumer lending services focus on home equity loans, personal and home equity lines of credit, personal installment loans and vehicle leasing.

The Bank has a continuing program of providing banking services to the members and employees of organizations or businesses, which it calls affinity group banking. It provides these services through a private label website under the affinity group’s name and offers an affinity group the ability to customize these services to respond to the needs and preferences of the affinity group’s members.

As part of the Bank’s affinity group programs, it has developed a system for processing credit and debit card transactions for independent sales organizations and their merchant members that is a source of fee income for it and, because the merchant members must maintain reserve and operating accounts with it, a source of low-cost deposits. By using the Bank’s services rather than those of other banks, independent service organizations remove potential competitors from the relationship between the independent service organization and its merchant customers, since the Bank does not offer any products comparable to those of the independent service organization. The Bank’s infrastructure allows it to process high volume transactions that permit merchant customers to access credit card associations and debit networks at a significantly lower cost than if the merchants accessed them directly. The Bank offers end-to-end services, which means that it believes it has the ability to fulfill all of its customers’ needs with respect to merchant card services and funds transfers. The Bank markets its services through a variety of sales channels that includes affinity groups, independent sales organizations and financial institutions.

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The Bank’s customers access its banking services through its website, or the website of their affinity group, from any personal computer with a web browser, and obtain cash withdrawals from automated teller machines. As a result, the Bank does not maintain a branch bank system. The Bank’s web address is www.thebancorp.com. The Bank’s offices are located at 405 Silverside Road, Wilmington, Delaware 19809 and the telephone number is (302) 385-5000. The Bank also maintains executive offices at 1818 Market Street, Philadelphia, Pennsylvania 19103.

The Bank’s Strategy

The Bank’s principal growth strategies are to:

Build upon the network of relationships developed by its senior management. The Bank seeks to build upon its senior managers’ network of relationships through a division called The Philadelphia Private Bank. This division offers banking services specifically targeted to individuals and businesses in the Philadelphia, Pennsylvania, region with which the Bank’s senior management has developed relationships. Philadelphia Private Bank seeks to offer these customers products and services that meet their banking and financing needs, and to provide them with the attention of senior management which the Bank believes is often lacking at larger financial institutions. Philadelphia Private Bank offers a staff of people experienced in dealing with, and solving, the banking and financing needs of small to mid-size businesses. The website for the Philadelphia Private Bank is www.philadelphiaprivatebank.com.

Develop relationships with affinity groups to gain sponsored access to their membership, client or customer bases to market the Bank’s banking products and services. The Bank seeks to develop relationships with organizations with established membership, client or customer bases. Through these relationships, it gains access to the affinity groups’ members, clients and customers through their pre-existing relationships with the groups, and under the groups’ sponsorship. The Bank seeks to build on these relationships by offering online banking under the name of and through the facilities of the affinity group, as described in “Business of the Bancorp and the Bank — The Affinity Group Relationship,” referred to as “privately-labeled” banking. The Bank believes that by marketing targeted products and services to constituencies through their pre-existing relationships with affinity groups, it will lower its customer acquisition costs and build close customer relationships.

Develop Relationships with Small to Mid-Size Businesses and Their Principals. The Bank targets small to mid-size businesses and their principals. It believes that satisfactory attention to this market requires a combination of the ability to provide a high level of services, including customized financing to meet a customer’s needs, and the personal attention of senior management. Because of the significant consolidation of banking institutions in the Philadelphia-Wilmington area, the Bank believes that many of the financial institutions with which it competes may have become too large to provide those services efficiently and cost-effectively.

Use the Bank’s Existing Infrastructure as a Platform for Growth. We and the Bank have made significant investments in our banking infrastructure in order to be able to support the Bank’s growth. We both believe that this infrastructure can accommodate significant additional growth without substantial additional expenditure. The Bank also believes that this infrastructure enables it to maximize efficiencies through economies of scale as it grows without adversely affecting its relationships with its customers.

The Bank’s Products and Services

Deposit Products and Services. The Bank offers its depositors a wide range of products and services, including:

•
Checking accounts, featuring no required minimum balance, no service fees, competitive interest rates, rebates on automated teller machine fees, free debit MasterCard and overdraft protection plans. Premium checking accounts have free online bill paying, an enhanced debit MasterCard or an automated teller machine card.

•	Savings accounts.

•	Medical savings accounts.

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•	Money market accounts.

•	Individual retirement accounts, including Roth and education IRAs as well as traditional IRAs.

•	Commercial accounts, including general commercial checking, small business checking, business savings and business money market accounts.

•	Certificates of deposit.

•	Stored value and payroll cards.

Lending Activities. At June 30, 2004, we had a loan portfolio of $317.6 million, representing 63.1% of our total assets at that date. We originate substantially all of the loans held in our portfolio, except in certain instances we have purchased individual lease and lease pools. Where a proposed loan exceeds our lending limit, we typically sell a participation in the loan to another financial institution. We generally separate our lending function into commercial term loans, commercial mortgages, commercial lines of credit, construction, direct lease financing and personal loans. We focus primarily on lending small to mid-size businesses and their principals. As a result, commercial construction and commercial mortgage loans have comprised a majority of our loan portfolio since we commenced operations. At June 30, 2004, commercial, construction and commercial loans made up $236.9 million, or 74.6%, of our total loan portfolio. These types of loans are generally viewed as having more risk of default than residential real estate loans or consumer loans and are typically larger than residential real estate and consumer loans, as we discuss in “Risk Factors — We are subject to lending risks.”

While in making our loans we rely upon our evaluation of the creditworthiness and debt-servicing capability of a borrower, we typically require that our loans be secured by tangible collateral, usually residual or commercial real property. We do not engage in non- recourse lending (that is, lending as to which the lender only looks to the asset securing the loan for repayment) and will typically require the principals of any commercial borrower to personally guarantee the loan. In general, we require that the ratio of the principal amount of a loan to the value of the collateral securing it be no greater than between 65% to 85% depending on the type of property and its use. The maturity dates on our loans are generally short to mid-term. We typically seek to structure our loans with variable rates of interest based upon either a stated prime rate or the London Inter-Bank Offered Rate, although we do lend at fixed rates when appropriate for a particular customer.

Commercial Term Lending. We make loans to businesses to finance fixed assets, acquisitions and other long-term needs. While the loans are generally secured, the loans are underwritten principally upon our evaluation of the future cash flows of the borrower. Maturities of these loans are typically five years of less and have amortization schedules that do not exceed the useful life of the asset to be acquired with the financing. As of June 30, 2004, commercial term loans were 3.5% of our total loan portfolio.

Commercial Mortgage Lending. We make loans to businesses to finance the acquisition of, or to refinance, income-producing real property. The principal repayment source for these loans is the property and the income it produces, which depends upon the operation of the property and its market value, although we also evaluate the creditworthiness of the borrower and guarantors as a second repayment source. These loans typically are secured by real estate which is either for rent or sale. Maturities on these loans generally do not exceed 10 years, although they may have an extended amortization schedule resulting in a balloon payment due at maturity. As of June 30, 2004, commercial mortgages were 36.3% of our total loan portfolio.

Commercial lines of credit. Lines of credit are typically short-term facilities intended to support seasonal cash needs. They may be secured or unsecured, depending on the purpose, anticipated repayment source and financial condition of the borrower. This form of financing is typically self-liquidating as repayment comes from the conversion of the financed assets to cash. All lines of credit are payable on demand and the availability of the line of credit is subject to a periodic review of the borrower’s financial information. Generally, lines of credit terminate between one year and 18 months. Lines of credit that have termination dates in excess of one year typically must be paid out at least annually. As of June 30, 2004, commercial lines of credit were 15.4% of our total loan portfolio.

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Construction Loans. The majority of our construction loans are made to residential developers for acquisition of land, site improvements and construction of single and multi-family residential units for sale. Terms of the loans are generally for no longer than two years. Repayment of these loans is typically dependent on the sale of the residential units to consumers or sale of the property to another developer. Loans to finance the construction of commercial or industrial properties require permanent financing upon completion of the construction. As of June 30, 2004, construction loans were 19.4% of our total loan portfolio.

Direct Lease Financing. Substantially all of our leases are for financing small commercial automobile fleets. The term of our leases is typically 48 months or less and they are open ended, meaning that potential residual risk, or the difference between the fair market value of the automobile and the amount owed to us, lies with the customer. As of June 30, 2004, direct lease financing made up 12.7% of our total loan portfolio.

Consumer loans. We provide loans to consumers to finance personal residences, automobiles, home improvements and other personal wants. The majority of our consumer loans are secured by the borrower’s residence in either a first or second lien position. The ratio of loan amount to the value of the collateral securing the loan is typically less than 85%; however, based on a borrower’s financial strength, we may increase the ratio. At June 30, 2004, consumer loans were 12.7% of our total loan portfolio.

Other Bank Operations

Account Activity. Account holders may access the Bank’s products and services through the websites of their affinity groups, or through the Bank’s website, from any personal computer with a secure web browser, regardless of its location. This access allows account holders to apply for loans, review account activity, enter transactions into an on-line account register, pay bills electronically, receive statements by mail and print bank statement reports. To open a new account, a customer must complete a simple on-line enrollment form. Customers can make deposits into an open account via direct deposit programs, by transferring funds between existing accounts, by wire transfer, by mail, at any deposit-taking automated teller machine, at any of the more than 3,400 offices of Mail Boxes Etc. throughout the United States, or in person at the Bank’s Delaware offices (although the Bank does not maintain a teller line and does not currently intend to establish a physical branch system). Customers may also make withdrawals and have access to their accounts at automated teller machines.

Call Center. The Bank has a call center as a customer support service as well as for outbound telemarketing efforts. The call center provides account holders or potential account holders with assistance in opening accounts, applying for loans or otherwise accessing the Bank’s products and services, and in resolving any problems that may arise in the servicing of accounts, loans or other banking products. The call center operates from 8:00 a.m. to 8:00 p.m., Delaware time, on weekdays. Outside these hours, and on weekends, the Bank outsources call center operations to a third-party service provider. The Bank currently employs seven persons in its call center, including one supervisor.

Third-Party Service Providers. To reduce operating costs and to capitalize on the technical capabilities of selected vendors, we arrange for the outsourcing of specific Bank operations and systems to third-party service providers, principally the following:

•	fulfillment functions and similar operating services, including check processing, check imaging, electronic bill payment and statement rendering,

•	issuance and servicing of debit cards,

•	compliance and internal audit,

•	access to automated teller machine networks,

•	processing and temporarily funding residential mortgage loans where the Bank will not hold the loans in its portfolio,

•	bank accounting and general ledger system, and

•	data warehousing services.

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Because we outsource these operational functions to experienced third-party service providers that have the capacity to process a high volume of transactions, we believe it allows the Bank to more readily and cost-effectively respond to growth than if we sought to develop these capabilities internally. Should any of our current relationships terminate, we believe we could secure the required services from an alternative source without material interruption of their operations. See, however, “Risk Factors — Risks Relating to the Business and Operations of the Bank and Bancorp — We outsource many essential services to third-party providers who may terminate their agreements with us, resulting in interruptions to our banking operations.”

The Affinity Group Relationship

The Bank seeks to create a unique banking website for each affinity group, enabling the affinity group to provide its members with the full banking services and products the Bank offers or just those banking services and products it believes will be of interest to its members. The Bank designs each website to carry the brand of the affinity group and carry the “look and feel” of the affinity group’s own website. Each such website, however, indicates that the Bank provides all banking services. To facilitate the creation of these individualized banking websites, the Bank has packaged its products and services into a series of modules, with each module providing a specific service, such as basic banking, electronic payment systems and loan and mortgage centers. Each affinity group selects from the Bank’s menu of service modules those services that it wants to offer its members or customers. The Bank and the affinity group also may create products and services, or modify products and services already on the Bank’s menu, that specifically relate to the needs and interests of the affinity group’s members or customers. The Bank pays fees to the affinity group based upon deposits and loans it generates through its program with the affinity group. The fees typically range from between 25 to 100 basis points (0.25% to 1.00%) of average deposits generated by the relationship and outstanding in the period, with the lower fees being charged on interest-bearing deposits and loans with lower interest rates. We include these fees as a component of expense in calculating our net interest margin. In the year ended December 31, 2003 and in the six months ended June 30, 2004, these fees aggregated $405,000 and $160,000, respectively.

As a result of the Bank’s initial investment in developing private-label banking software, the Bank has reduced the time, personnel and expense in establishing a privately-labeled banking website providing core banking products and services to an affinity group to approximately two weeks of dedicated time of one of its technical staff members, at a cost of approximately $9,000.

The Bank currently has 46 affinity group relationships, as follows:

•
Thirty affinity group relationships are with independent service organizations. These organizations provide operating and settlement accounts to their merchant members, enabling the merchants to service their client base from the point at which a credit or debit card transaction occurs through settlement of that transaction. For independent service organizations, the Bank has created banking products that enable those organizations to more easily process electronic payments and maintain reserve accounts as protection against chargebacks and losses from the parties with which they deal. The Bank’s services also enable independent service organizations to provide their members with access to their account balances through the Internet. By using the Bank’s services rather than those of other banks, independent service organizations remove potential competitors from the relationship between the independent service organization and its merchant customers, since the Bank does not offer any products comparable to those of the independent service organization. In addition to the customary banking fees generated by these relationships (which the Bank shares with the independent service organizations), these relationships are a source of low-cost deposits for the Bank because of the settlement and reserve checking accounts that merchants affiliated with the independent service organization must maintain with the Bank.

•
Fourteen affinity group relationships are with businesses and a fifteenth relationship is with a university. The Bank offers these organizations, and other institutions with which it may develop relationships, privately-labeled full service retail banking or, at the organization’s option, a selection of banking services and products targeted to the needs or preferences of its members. In addition, the Bank separately markets a treasury program to these organizations, particularly university endowment funds, that provides transaction processing and maintenance services to managers of the organization.

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•
One affinity group relationship is with an employer providing its employees medical savings accounts. The Bank’s medical savings account program provides qualified entities a turnkey, low-cost way an employer may provide this benefit to its employees. Under this program, the Bank opens all of the accounts offered by an employer in a privately-labeled banking environment, and enables its employees to access account information and process payments to health care providers through the Internet.

Sales and Marketing

Philadelphia Private Bank. The Bank’s marketing program for the Philadelphia Private Bank targets a customer base of successful individuals and business owners in the Philadelphia area and uses a personal contact/targeted media advertising approach. This program consists of:

•	direct e-mail and letter introductions of the Philadelphia Private Bank to senior management’s contacts;

•	invitation-only, private receptions with prominent business leaders in the Philadelphia community;

•	advertisements in local media outlets, principally newspapers and radio stations; and

•	charitable sponsorships.

Affinity Group Marketing. The Bank pursues affinity group relationships through the contacts of its senior management. The Bank seeks to attract customers from an affinity group’s community not only by its presence on the affinity group’s website and through targeted marketing programs to the affinity group’s members, but also through the quality of its products and services.

Loan Production Offices. The Bank maintains two loan production offices in the Philadelphia metropolitan area. The Bank established these offices to serve suburban areas south (the Bank’s Exton, Pennsylvania office) and north (the Bank’s Willow Grove, Pennsylvania office) of center city Philadelphia. In addition, the Bank maintains two offices to market and administer its automobile leasing programs, one in Maryland and, in connection with a portfolio of automobile leases the Bank acquired in 2003, one in Alabama.

Marketing Staff. The Bank has a marketing department, currently consisting of seven persons, that focuses on developing marketing campaigns to particular affinity group communities and the targeted audience of the Philadelphia Private Bank

Technology

Core and Internet Banking Systems. We obtain a significant portion of the Bank’s core and Internet banking systems and operations under non-exclusive licenses between us and Metavante (previously M&I Data Services). These systems include, principally, those for general ledger, deposit and loan processing, Internet banking and processing checks and other items. The Bank has usage rights under these licenses pursuant to their terms and the Bank’s arrangements with us. See “Business of the Bancorp and the Bank — Management Arrangements between the Bancorp and the Bank.”

Software. The Bank’s proprietary data assets also support its online and traditional banking products and services. The Bank has developed a series of financial services modules that are easy to deploy and that the Bank can readily adopt to serve its customers’ needs. The Bank developed these modules using an open architecture and object-oriented technologies. The Bank uses the modules to extend the functionality of its core and Internet banking systems and to personalize financial services to the constituencies it serves.

System Architecture. The Bank provides financial products and services through a highly-secured four-tiered architecture using the Microsoft Windows 2000 operating system, Microsoft Internet Information Server web server software, Microsoft SQL 2000, Macromedia JRun, CheckPoint Systems and Cisco Systems firewalls, and its licensed and proprietary financial services software. User activity is distributed and load-balanced across multiple servers on each tier through its proprietary software and third-party equipment, which maintain replicated, local storage of underlying software and data, resulting in minimal interdependencies among servers. Each server has its own local storage, and all data and software are

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replicated across all servers. The system’s flexible architecture is designed to have the capacity, or to be easily expanded to add capacity, to meet future demand. In addition to built-in redundancies, the Bank continuously operates automated internal monitoring tools and independent third parties continuously monitor our websites.

Our primary website hosting facility for the Bank is in Wilmington, Delaware and connects to the Internet by Cisco routers through Internap’s New York and FastNet’s Philadelphia, Pennsylvania network operating centers. We also maintain a completely redundant standby hosting facility for the Bank at our Philadelphia offices. Internap’s Philadelphia network operating center provides Internet connectivity to the Philadelphia offices.

Intellectual Property and Other Proprietary Rights

Since a significant portion of the core and Internet banking systems and operations the Bank uses come from third-party providers, the primary proprietary intellectual property of both the Bank and us is the software for creating affinity group bank websites. We rely principally upon trade secret and trademark law to protect our intellectual property. We do not typically enter into confidentiality agreements with our employees or the Bank’s affinity group customers because the Bank maintains control over the software used to create the sites and their banking functions rather than licensing them for customers to use. Moreover, we believe that factors such as the relationships the Bank develops with its affinity group and banking customers, the quality of our banking products, the level and reliability of the service it provides, and the customization of its products and services to meet the need of its affinity group and other customers are substantially more significant to its and our ability to succeed.

Competition

The Bank believes that its principal competition is mid-Atlantic regional banks such as Citizens Bank, Sovereign Bank, Commerce Bank, Royal Bank and Republic First Bank. While the Bank also believes that it faces competition from Internet-based banks or bank divisions such as Net.Bank and E-Trade Bank, it competes more directly with National Interbanc and Virtual Bank, Internet-based banks that provide private labeled financial services to affinity groups and communities. The Bank also competes more generally with numerous other banks and thrift institutions, mortgage brokers and other financial institutions such as finance companies, credit unions, insurance companies, money market funds, investment firms and private lenders, as well as on-line computerized services and other non-traditional competitors. We believe that the Bank’s ability to compete successfully depends on a number of factors, including:

•	our ability to build upon the customer relationships developed by our senior management;

•	our ability to expand the Bank’s affinity group banking program;

•	competitors’ interest rates and service fees;

•	the scope of our products and services;

•	the relevance of our products and services to customer needs and demands and the rate at which we and our competitors introduce them;

•	satisfaction of our customers with our customer service;

•	ease of use of the Bank’s banking website;

•	the capacity, reliability and security of our network infrastructure; and

•	industry and general economic trends.

If we experience difficulty in any of these areas, our competitive position could be materially adversely affected, which will affect our consolidated growth, our profitability and, possibly, our ability to continue operations. While the banking industry is highly competitive, the Bank believes it can compete effectively as a result of its focus on small to mid-size businesses and their principals, a market segment it believes is under-served in our region. However, many of the Bank’s competitors have larger customer bases, greater name recognition and brand awareness, greater financial and other resources and longer operating histories

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which may make it difficult for it to compete effectively. See “Risk Factors — Risks Related to The Business and Operations of the Bank and Bancorp — Our future success will depend on the Bank’s and our ability to compete effectively in a highly competitive market and geographic area.”

Properties

We are the lessor of seven premises, all of which are principally used by the Bank. The banking and operations facilities we provide to the Bank occupy 20,236 square feet in Wilmington, Delaware under a lease expiring in 2010. The rent is currently $35,220 per month and escalates yearly based upon scheduled increases in base rent and actual increases in taxes and premises operating costs over specified base rates. The Bank provided a letter of credit, $95,000 in outstanding principal amount as of March 31, 2004, as security under the lease. The letter of credit reduces $65,000 per year. We also hold a lease on 14,839 square feet of space in Philadelphia, Pennsylvania expiring in 2010. The rent is currently $29,060 per month and escalates yearly based upon scheduled increases in base rent and actual increases in taxes and premises operating costs over specified base rates. The Bank provided a letter of credit, $455,742 in outstanding principal amount as of March 31, 2004, as security under the lease which reduces $80,000 per year. We subleased portions of our Philadelphia space to affiliated entities, as described in “Management — Transactions with Directors, Officers or Their Affiliates.” We use the Philadelphia space for the Bank’s executive offices. We pay aggregate rent of $6,729 per month for the Bank’s two Philadelphia-area loan production offices, and an aggregate of $5,044 per month for the Bank’s Maryland and Alabama automobile leasing offices. We also pay rent of $603 per month for a customer service space, principally an ATM and computer interfaces. We believe these facilities are adequate for our current needs as well as those of the Bank and for the reasonably foreseeable future.

Management Arrangements between Bancorp and the Bank

We currently have, and will continue to have, extensive management and other relationships with the Bank. In particular, many of the agreements and arrangements with third party providers which are essential to the Bank’s operations, including those regarding office space, computer hardware and software and third-party services, are between the providers and us. See “Business of the Bancorp and The Bank — Other Bank Operations” and “— Technology.” The Bank operates under these agreements and uses the facilities and services to which they relate by arrangement with us. In addition, our employees serve as employees of the Bank. We have established a joint management services policy with the Bank under which the Bank is entitled to all of the benefits (subject to all of the burdens) of the agreements and arrangements we have made and reimburses us for its allocable share of their costs. In addition, the Bank is responsible for an allocable portion of the compensation of employees we share based upon our joint estimate of the relative amount of time spent by the employees on our business and that of the Bank. We also provide a number of services to the Bank, including arranging for and maintaining computer services and insurance coverage, arranging for and coordinating marketing and advertising, providing internal audit and loan review services (primarily review of loan quality and loan documentation, supervision of the loan watch list and workouts in problem loans), coordinating and supervising regulatory compliance and arranging for and maintaining third-party contractual relationships. Pursuant to the joint management services policy, the Bank also pays us a fee of 20% of the costs reimbursed by the Bank to us, as permitted under applicable banking regulations. The current monthly fee (exclusive of cost reimbursements) the Bank pays us is $12,000.

Employees

As of June 30, 2004, we had 97 employees, all of whom were also employed by the Bank. Thirty-one of our employees are executives, supervisors or operational personnel, 13 provide Internet, technology, development and computer services, 29 are employed in lending and leasing, seven market our products and services, three operate our cash management function and seven operate our call center.

Legal Proceedings

As of the date of this proxy statement/prospectus, there were no material legal proceedings pending or, to our knowledge, threatened against either the Bank or us.

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Market and Dividend Information

The Bancorp. There has been no public market for our common stock. We have applied to list our common stock for quotation on the Nasdaq National Market upon completion of the reorganization under the symbol “TBBK.” The Bank, whose symbol is currently “TBBK,” will transfer its interest in the symbol to us upon completion of the reorganization. As of July 1, 2004, there were approximately 130 holders of record of our common stock.

We have not paid cash dividends on our common stock since our inception, and do not plan to pay cash dividends on our common stock for the foreseeable future. We intend to retain earnings, if any, to fund the development and growth of our operations. Our board of directors will determine any changes in our dividend policy based upon its analysis of factors it deems relevant. We expect that these factors will include our earnings, financial condition, cash requirements and available investment opportunities.

Our payment of dividends is subject to restrictions which we discuss in “Regulation Under Banking Law.” Our payment of dividends is also subject to limitations imposed by our Series A preferred stock and trust preferred securities which we describe in “Risk Factors — The holders of Bancorp’s trust preferred securities have rights senior to those of Bancorp’s common shareholders” and “ — The holders of Bancorp’s Series A preferred stock have rights senior to those of Bancorp’s common shareholders.”

The Bank. Until the Bank’s public offering in February 2004, it was our wholly-owned subsidiary. The following table sets forth the range of high and low sales prices for the indicated periods for the Bank’s common stock after the offering.

2004	High	Low

Fourth quarter (through November 1, 2004)	$20.43	$17.12
Third quarter	20.50	16.62
Second quarter	20.60	16.65
First quarter (beginning February 3, 2004)	18.11	15.00

As of July 13, 2004, there were nine holders of record of the Bank’s common stock.

Following its public offering, the Bank has not paid any dividends on its common stock. Before its public offering, the Bank paid inter-company dividends to us, as its then sole shareholder, and intends to resume paying inter-company dividends to us if we complete the reorganization. If we do not complete the reorganization, the Bank intends to retain earnings to fund the development and growth of its banking operations. The Bank’s board of directors would determine any changes in that policy based upon its analysis of relevant factors which Bank management anticipates would include earnings, financial position, cash requirements and available investment opportunities. The Bank’s payment of dividends is subject to limitations discussed in “Regulation Under Banking Law.”

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

In the following discussion we provide information about our results of operations, financial condition, liquidity and asset quality. We intend that this information facilitate your understanding and assessment of significant changes and trends related to our financial condition and results of operations. Because we consolidate our financial statements with those of the Bank, our financial condition and results of operations principally reflect those of the Bank. We discuss differences between our financial statements and those of the Bank where they are material. You should read this discussion and analysis together with financial statements for both the Bank and us and the accompanying notes.

Overview

We are a registered bank holding company whose principal assets are 3,500,000 shares, or 32.7%, of the Bank’s common stock. Before the Bank’s public offering in February 2004, it was our wholly-owned subsidiary. Our sole business is providing management services, equipment and facilities to the Bank. Since July 2000, when the Bank began banking operations, we have grown to $503.6 million in consolidated assets as of June 30, 2004. To sustain this growth, Bancorp raised additional capital in 2001, 2002 and 2003 and invested substantially all of the net proceeds in the Bank. In February 2004, the Bank completed its own offering of its common stock that resulted in its obtaining $82.9 million of additional capital, after underwriting discounts and commissions and expenses of the offering. The Bank expects to use these proceeds to support its growth principally through expansion of its lending activities.

We focus on two markets: small to mid-size businesses and their principals and affinity groups with their established membership, client or customer bases. We concentrate our lending activities in the Philadelphia-Wilmington area, while we draw our deposits from that area and from out of area, principally through our merchant card processing operation. To a lesser extent, we obtain deposits from the open market as required to meet our loan funding needs. Our lending activities emphasize commercial, industrial and construction loans secured by real estate and commercial real estate loans.

While our results are generally reflective of those of the Bank, in consolidating our financial statements with those of the Bank certain intercompany transactions are eliminated. The following schedule shows selected financial data from us and the Bank as of or for the six months ended June 30, 2004 (the period during which the Bank, as a result of its February 2004 public offering, became our minority-owned subsidiary) and the eliminating entries leading to the consolidated data:

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	Eliminating entries

	Bank	Bancorp	debits		credits		Consolidated

	(in thousands)
Interest income	$10,409	$—	$—		$—		$10,409
Interest expense	2,749	276	—		—		3,025
Provision for loan and lease losses	732	—	—		—		732
Non-interest income	4,135	72	72	(1)	—		4,135
Non-interest expense	9,821	91	—		72	(1)	9,840

Net income before minority interest and equity in undistributed earnings of subsidiary	1,242	(295)	72		72		947

Minority interest	—	—	828	(2)	—		828
Equity in undistributed earnings of subsidiary	—	414	414	(3)	—		—

Net income	1,242	119	1,314		72		119

Less preferred stock dividends and accretion	—	(446)	—		—		(446)
Income allocated to Series A preferred shareholders	—	—	—		—		—

Net income (loss) available to common Shareholders	$1,242	$(327)	$1,314	(4)	$72		$(327)

Cash and cash equivalents	$71,528	$3,559	$—		$3,559	(5)	$71,528
Loans, net	314,851	—	—		—		314,851
Investment in subsidiary bank	—	25,339	—		25,339	(6)	—
Other assets	117,045	612	—		569	(7)	117,088

Total assets	503,424	29,510	—		29,467		503,467

Total deposits	360,615	—	3,559	(5)	—		357,056
Other liabilities	33,764	554	569	(7)	—		33,749
Subordinated debt	—	5,413	—		—		5,413
Minority interest	—	—	—		83,706	(6)	83,706
Shareholder’s equity	109,045	23,543	109,045	(6)	—		23,543

Total liabilities and shareholder’s equity	$503,424	$29,510	$113,173		$83,706		$503,467

(1)	Elimination of the management services fee that the Bank pays to Bancorp.
(2)
Elimination of the portion of the Bank’s undistributed earnings attributable to minority interest. For purposes of the consolidation, one third of the Bank’s income has been attributed to Bancorp and two thirds has been attributed to the minority interest, shown as follows:

Net income of the Bank	$1,242
Less: Income allocated to the Bancorp	414

Income allocated to minority interest	828

(3)
Elimination of the portion of the Bank’s undistributed earnings attributable to Bancorp’s interest. As described in Note (2), above, for purposes of the consolidation the one third of the Bank’s income has been attributed to Bancorp and two thirds has been attributed to the minority interest.

(4)	The net effect of the eliminating entries on the income statement is shown in the consolidated income statement.
(5)	Elimination of Bancorp’s cash from the deposits of the Bank, as all of Bancorp’s cash is held on deposit at the Bank.
(6)
Elimination of Bancorp’s investment in the Bank as a separate asset of Bancorp (reflecting the minority interest of the Bank’s shareholders other than the Bancorp). Bancorp’s investment in the Bank is included in the Bank’s shareholder’s equity and is made up of Bancorp’s capital contributions to the Bank as well as Bancorp’s portion of the undistributed earnings of the Bank, resulting in a minority interest as follows:

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Shareholders’ equity of the Bank	$109,045
Less: Bancorp investment in subsidiary	25,339

Minority interest	83,706

The eliminating journal entries are as follows:

Shareholders’ equity of the Bank	$109,045
Investment in subsidiary (Bancorp)	25,339

Minority interest	83,706

(7)
Elimination of amounts owed to the Bank by the Bancorp, which the Bank carries as a receivable on its books and the Bancorp carries as a liability on its books. The amount is eliminated so that assets and liabilities of the consolidated entity are not overstated.

Critical Accounting Policies and Estimates

Our accounting and reporting policies conform with accounting principles generally accepted in the United States and general practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

We believe that the determination of our allowance for loan and lease losses involves a higher degree of judgment and complexity than our other significant accounting policies. We determine our allowance for loan and lease losses with the objective of maintaining a reserve level we believe to be sufficient to absorb our estimated probable credit losses. We base our determination of the adequacy of the allowance on periodic evaluations of our loan portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, the amount of loss we may incur on a defaulted loan, expected commitment usage, the amounts and timing of expected future cash flows on impaired loans, value of collateral, estimated losses on consumer loans and residential mortgages, and general amounts for historical loss experience. We also evaluate economic conditions and uncertainties in estimating losses and inherent risks in our loan portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from our estimates, we may need additional provisions for loan losses. Any such additional provision for loan losses will be a direct charge to our earnings

We capitalize costs associated with internally developed and purchased software systems for new products and enhancements to existing products that have reached the application stage and meet recoverability tests. Capitalized costs include external direct costs of materials and services used in developing or obtaining internal-use software, payroll and payroll related expenses for employees who are directly associated with and devote time to the internal-use software project and interest costs incurred, if material, while developing internal-use software. Capitalization of these costs begins when we complete the preliminary project stage, and ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

We account for income taxes under the liability method whereby we determine deferred tax assets and liabilities based on the difference between the carrying values on our financial statements and the tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

Results of Operations

First Six Months of 2004 Compared to First Six Months of 2003

Net Income: Net income for the first six months of 2004 was $119,000, compared to net income of $488,000 for first six months of 2003. Preferred stock dividends and accretion for the first six months of 2004

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were $446,000, compared to $439,000 for the first six months of 2003, which resulted in a net loss available to common stock of $327,000 for the first six months of 2004 as compared to net income of $49,000 for the first six months of 2003. Diluted earnings per share were ($.14) for the first six months of 2004 as compared to $.03 for the first six months of 2003. Return on average assets was .03% and return on average equity was .54% for the first six months of 2004.

Net Interest Income: Our interest income for the first six months of 2004 increased to $10.4 million from $6.8 million for the first six months of 2003, while our net interest income increased to $7.7 million from $4.5 million. Our average loans increased to $271.4 million for the first six months from $175.5 million for the prior year period. The primary reason for the increases in our interest income and net interest income was our ability to increase our earning assets through continued organic growth of our loan portfolio as well as through purchases of investment securities with the proceeds from the Bank’s initial public offering. The Bank expects that the new capital obtained from its offering will enable it to continue growth in its loan portfolio for the foreseeable future.

Our net interest margin (representing the spread between our cost of funds and the rates we receive on our interest-earning assets) for the first six months of 2004 decreased to 3.71% from 3.76% for the first six months of 2003, a decrease of 5 basis points (.05%). For the first six months of 2004 the average yield on our interest-earning assets decreased to 5.23% from 6.09% for first six months of 2003, a decrease of 86 basis points (.86%). The decrease in yield was the result of declines in the overall interest rate environment as well as a change in the mix of our earning assets as average investment securities increased as a percentage of earning assets to 226% for the first six months of 2004 from 13.3% for the first six months of 2003. The change in mix of earning assets resulted from the deployment of the proceeds from our initial public offering into investment securities. It is our intention to shift the mix in the future as we leverage our capital through growth in the loan portfolio. Cost of interest-bearing deposits decreased to 2.10% for the first six months of 2004 from 2.65% for the first six months of 2003, a decrease of 55 basis points (.55%) due to declines in the overall interest rate environment. Average interest-bearing deposits increased to $251.2 million from $177.1 million, an increase of $74.1 million or 41.8%.

In June 2002, we issued a $5.25 million, 10.5% fixed rate subordinated debenture to The Bancorp Capital Trust I, a Delaware statutory trust, which is an unconsolidated subsidiary. The debenture related to the issuance of a like amount of 10.5% trust preferred securities by The Bancorp Capital Trust. We may redeem the trust preferred securities on or after June 12, 2007, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier 1 capital is no longer permitted, or certain other contingencies arise. We must redeem the trust preferred securities upon maturity of the debenture in 2032. We used the net proceeds of the trust preferred securities to make a capital contribution to the Bank. The interest associated with the preferred securities, which is an expense of the Bancorp only, was $276,000 for each of the six months ended June 30, 2004 and June 30, 2003.

Average Daily Balances. The following table presents the average daily balances of assets, liabilities and stockholders’ equity and the respective interest earned or paid on interest-earning assets and interest-bearing liabilities, as well as average rates for the periods indicated:

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	Six Months Ended June 30,

	2004			2003

	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

	(dollars in thousands)
Assets:
Interest-earning assets:
Loans net of unearned discount	$271,434	$8,223	6.06%	$175,486	$5,777	6.58%
Investment securities	90,210	2,000	4.43%	30,029	981	6.53%
Interest bearing deposits	1,738	7	0.81%	1,023	4	0.78%
Federal funds sold	35,008	179	1.02%	19,749	126	1.28%

Net interest-earning assets	398,390	10,409	5.23%	226,287	6,888	6.09%
Allowance for loan and lease losses	(2,172)			(1,519)
Other assets	14,532			14,211

	$410,750			$238,979

Liabilities and Shareholders’ Equity:
Deposits:
Demand (non-interest bearing)	$48,812			$37,498
Interest bearing deposits
Interest checking	23,420	$144	1.23%	11,251	$96	1.71%
Savings and money market	107,379	1,101	2.05%	70,169	994	2.83%
Time	120,393	1,390	2.31%	95,646	1,252	2.62%

Total interest bearing deposits	251,192	2,635	2.10%	177,066	2,342	2.65%
Trust preferred	5,413	276	10.20%	5,250	276	10.51%
Other borrowed funds	17,664	114	1.29%	1,013	11	2.17%

Net interest bearing liabilities	274,269	3,025	2.21%	183,329	2,629	2.87%
Minority interest	65,345			—
Other liabilities	114			933
Shareholders’ equity	22,210			17,219

	$410,750			$238,979

Net yield on average interest earning assets		$7,384	3.71%		$4,259	3.76%

In the first six months of 2004, average interest-earning assets increased to $398.4 million, an increase of $172.1 million, or 76.0%, from the first six months of 2003. During the same period, average loan balances increased $95.9 million, or 54.6%.

Provision for Loan and Lease Losses. Our provision for loan and lease losses was $732,000 for the six months ended June 30, 2004 compared to $300,000 for the six months ended June 30, 2003. At June 30, 2004, our allowance for loan and lease losses amounted to $2.7 million or .85% of total loans. We believe that our allowance is adequate to cover expected losses. For more information about our provisions and allowance for loan and lease losses and our loss experience see “ — Allowance for Loan and Lease Losses” and “ — Summary of Loan and Lease Loss Experience,” below.

Non-Interest Income. Non-interest income, exclusive of gains on sales of investment securities, was $3.8 million for the first six months of 2004 as compared to $4.3 million for the first six months of 2003, a decrease of $435,000 or 10.2%. The gains on sales of investment securities totaled $293,000 for the first six months of 2004 compared to a $337,000 gain on sale investment securities for the first six months of 2003. Gains (or losses) on sales of investment securities vary from transaction to transaction, and the timing of these transactions also may vary. As a result, there may be significant variation in the amount of our gains (or losses) from period to period. The principal reasons for the decrease of non-interest income were a decrease service fees on deposit accounts and a decrease in merchant credit card fees, which resulted from the termination of a high-volume, thin-spread relationship. Service fees on deposit accounts for the six months ended June 30, 2004 decreased $79,000 to $377,000 as compared to the six months ended June 30, 2003. The

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decrease was the result of a discontinuation of a deposit program, which created fee income. Management’s review of the program led it to the conclusion that the fee income did not mitigate the potential risk involved. However, management believes that its merchant card program generally will expand as the Bank grows and that fee income from this source will likewise expand. Our merchant credit card income was $3.0 million for the first six months of 2004, a decrease of $451,000, or 12.9% as compared to the first six months of 2003. This decrease was substantially offset by a similar decrease in related expenses, as discussed in “ — Non-Interest Expense,” below. The net fees generated from the merchant credit card processing support the infrastructure associated with the merchant division.

Non-Interest Expense. Total non-interest expense was $9.8 million for the first six months of 2004, as compared to $8.1 million for the first six months of 2003, an increase of $1.8 or 21.8%. Salaries and employee benefits amounted to $3.6 million for the first six months of 2004 as compared to $2.2 million for the first six months of 2003. The increase reflects additional staff required for the commercial lending, call center and merchant processing areas as we increased in size from $248.3 million in total assets at June 30, 2003 to $503.5 million in total assets at June 30, 2004. It also reflects annual salary increases of 3% to 5% to our employees and our payment of compensation to executives who had not received salaries and/or bonuses in the second quarter of 2003, principally our chief executive officer. We expect salaries and employee benefits expense to increase in future periods as we increase our staff to accommodate our expected growth in assets. Merchant credit card deposit expense amounted to $2.7 million for the first six months of 2004, a decrease of $409,000, or 13.1% over the first six months of 2003. As discussed above, the decrease resulted from the termination of a high-volume, thin-spread relationship. Other expense was $1.8 million for the first six months of 2004 as compared to $1.3 million for the first six months of 2003, an increase of $509,000 or 39.4%. Of this increase, insurance costs increased by $188,000 primarily due to the premium increase for directors’ and officers’ insurance after our initial public offering. We expect that other expenses will increase over at least the next 18 months as a result of compliance measures required by recent legislative and regulatory initiatives such as the Sarbanes-Oxley Act of 2002.

Fiscal 2003 Compared to Fiscal 2002; Fiscal 2002 Compared to Fiscal 2001

Net Interest Income: Fiscal 2003 compared to fiscal 2002. Our interest income for fiscal 2003 increased to $14.8 million from $12.1 million in prior year, while our net interest income increased to $9.4 million from $7.5 million. Our average loans increased to $192.2 million for fiscal 2003 from $137.3 million for fiscal 2002. The primary reason for the increases in our interest income and net interest income was our ability to increase our earning assets, primarily net loans, as we increased our deposit base and deployed an additional $4.0 million of capital we obtained in 2003.

Net interest income for 2003 at the Bancorp level was reduced by $551,000 of interest expense related to the trust preferred securities of The Bancorp Capital Trust I and the related debenture issued by the Bancorp, discussed above, as compared to $305,000 of such expense for fiscal 2002. The trust preferred securities and the related debenture, which were issued in June 2002, result in Bancorp-only interest expense.

Our net interest margin for fiscal 2003 decreased to 3.77% from 4.05% for fiscal 2002, a decrease of 28 basis points (.28%). The decrease in fiscal 2003 resulted from a timing difference between the rates we obtained on our loans and rates on our deposits that we had determined to lock in on a longer-term basis.

For fiscal 2003 the average yield on our interest-earning assets decreased to 5.94% from 6.55% for fiscal 2002, a decrease of 61 basis points (.61%). The decrease was the result of decreases in the discount rate by the Federal Reserve, which resulted in decreases in both our prime rate and the rates we received on federal funds sold. While the low interest rate environment in fiscal 2003 primarily resulted from rate reductions that occurred in fiscal 2001, there were a total of 50 basis points (.50%) of reductions in 2002 and an additional 25 basis points (.25%) of reductions in 2003.

The rate decreases by the Federal Reserve also had an impact on the costs of our interest-bearing deposits, which decreased to 2.47% in fiscal 2003 from 2.86% in fiscal 2002. Except for immaterial amounts of securities sold under agreements to repurchase and overnight federal funds for liquidity management purposes, we did not borrow funds during fiscal 2003.

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Net Interest Income: Fiscal 2002 compared to fiscal 2001. Our interest income increased to $12.1 million in fiscal 2002 from $7.5 million in fiscal 2001, while our net interest income increased to $7.5 million from $3.9 million. Our average loans increased to $137.3 million for 2002 from $59.8 million in 2001. The primary reason for the increases was our ability to increase our earning assets, primarily net loans, as we increased our deposit base and deployed $4.0 million in new capital we obtained from an offering of Series A preferred stock.

Net interest income for 2002 at the Bancorp level was reduced by $305,000 of interest expense relating to the trust preferred securities referred to above; there was no such expense in 2001.

Our net interest margin increased to 4.05% for fiscal 2002 from 3.73% for fiscal 2001, an increase of 32 basis points (.32%). The main reason for the increase in 2002 was the increased volume of interest-earning assets, as well as a shift from investments in lower- yielding federal funds sold to investments in higher-yielding loans and debt securities.

The yields on our interest-earning assets decreased to 6.55% for fiscal 2002 from 7.13% for fiscal 2001, a decrease of 58 basis points (.58%). The decrease was the result of decreases in the discount rate in 2001 by the Federal Reserve, and additional decreases aggregating 50 basis points (.50%) in 2002, resulting in decreases in both our prime rate and the rates we received on our federal funds sold.

The rate decreases by the Federal Reserve also affected the costs of our interest-bearing deposits, which decreased to 2.86% in fiscal 2002 from 4.09% in fiscal 2001. As with fiscal 2003, we did not borrow funds in 2002 or 2001 except for immaterial amounts of securities sold under agreements to repurchase and overnight federal funds for liquidity management purposes.

Average Daily Balances. The following table presents the average daily balances of assets, liabilities and stockholders’ equity and the respective interest earned or paid on interest-earning assets and interest-bearing liabilities, as well as average rates for the periods indicated:

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	Year Ended December 31,

	2003			2002			2001

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(dollars in thousands)
Assets:
Interest-earning assets:
Loans net of unearned discount	$192,206	$12,508	6.51%	$137,278	$9,469	6.90%	$59,827	$5,071	8.48%
Investment securities	28,612	1,984	6.93%	34,994	2,403	6.87%	15,100	1,015	6.72%
Interest bearing deposits	1,025	8	0.78%	1,103	7	0.63%	2,212	37	1.67%
Federal funds sold	27,119	297	1.10%	10,887	181	1.66%	27,655	1,351	4.89%

Net interest-earning assets	248,962	14,797	5.94%	184,262	12,060	6.55%	104,794	7,474	7.13%
Allowance for loan and lease losses	(1,640)			(1,054)			(419)
Other assets	16,167			13,921			10,587

	$263,489			$197,129			$114,962

Liabilities and Shareholders’ Equity:
Deposits:
Demand (non-interest bearing deposits)	40,687			26,882			13,029
Interest checking	$14,605	$219	1.50%	$7,872	$150	1.91%	$3,561	$90	2.53%
Savings and money market	81,158	2,082	2.57%	74,917	2,141	2.86%	62,788	2,400	3.82%
Time	101,211	2,556	2.53%	65,433	1,950	2.98%	20,521	1,063	5.18%

Total interest-bearing deposits	196,974	4,857	2.47%	148,222	4,241	2.86%	86,870	3,553	4.09%
Trust preferred	5,250	551	10.50%	2,905	305	10.50%	—	—
Other borrowed funds	660	15	2.27%	1,556	44	2.83%	566	13	2.30%

Net interest-bearing liabilities	202,884	5,423	2.67%	152,683	4,590	3.01%	87,436	3,566	4.08%
Other liabilities	597			1,857			1,019
Shareholders’ equity	19,321			15,707			13,478

	$263,489			$197,129			$114,962

Net yield on average interest earning assets		$9,374	3.77%		$7,470	4.05%		$3,908	3.73%

					2,737			4,586
								1,024

In fiscal 2003, average interest-earning assets increased to $249.0 million, an increase of $64.6 million, or 35.1%, from fiscal 2002. During the same period, average loan balances increased $54.9 million, or 40.0%. During fiscal 2002, average interest-earning assets increased to $184.3 million, an increase of $79.5 million, or 75.8%, from fiscal 2001. Of the $79.5 million increase in average interest-earning assets in fiscal 2002, $77.5 million, or 97.5%, resulted from increased average loan balances. Average interest-bearing deposits increased to $197.0 million for fiscal 2003 from $148.2 million for fiscal 2002, an increase of $48.8 million or 32.9%. Average interest bearing deposits increased to $148.2 million for fiscal 2002 from $86.9 million for fiscal 2001, an increase of $61.4 million or 70.5%.

Volume and Rate Analysis. The following table sets forth the changes in net interest income attributable to either changes in volume (average balances) or to changes in average rates from 2001 through 2003. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

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	2003 versus 2002			2002 versus 2001

	Due to change in:			Due to change in:

	Volume	Rate	Total	Volume	Rate	Total

Interest income:
Loans net of unearned discount	$3,539	$(500)	$3,039	$5,137	$(739)	$4,398
Investment securities	(443)	24	(419)	1,366	22	1,388
Interest bearing deposits	—	1	1	(13)	(17)	(30)
Federal funds sold	150	(34)	116	(560)	(610)	(1,170)

Total interest income-earning assets	3,246	(509)	2,737	5,930	(1,344)	4,586
Interest expense:
Interest checking	$92	$(23)	69	$75	$(15)	60
Savings and money market	258	(317)	(59)	846	(1,105)	(259)
Time	841	(235)	606	1,101	(214)	887

Total deposit interest expense	1,191	(575)	616	2,022	(1,334)	688
Trust preferred	246	—	246	305	—	305
Other borrowed funds	(22)	(7)	(29)	27	4	31

Total interest expense	1,415	(582)	833	2,354	(1,330)	1,024

Net interest income	$1,831	$73	$1,904	$3,576	$(14)	$3,562

Provision for Loan and Lease Losses. Our provision for loan and lease losses was $685,000 for fiscal 2003, $600,000 for 2002 and $435,000 for 2001, and was $732,000 and $300,000 for the six months ended June 30, 2004 and 2003, respectively. At December 31, 2003, our allowance for loan and lease losses amounted to $2.0 million or .86% of total loans while at June 30, 2004 it was $2.7 million or .85% of total loans. We believe that our allowance is adequate to cover expected losses. For more information about our provisions and allowance for loan and lease losses and our loss experience see “— Financial Condition — Allowance for Loan and Lease Losses” and “— Financial Condition — Summary of Loan and Lease Loss Experience,” below.

Non-Interest Income. Total non-interest income for fiscal 2003 was $10.5 million, an increase of $6.1 million or 141.5% over fiscal 2002. The principal reasons for the increase were an increase in merchant credit card deposit fees to $8.0 million from $3.3 million, gains from sales of investment securities, which amounted to $787,000 for fiscal 2003 as compared to $20,000 in fiscal 2002, and an increase in our service fees on deposit accounts to $878,000 from $431,000. The increase in merchant credit card fees resulted from increased transactional volume arising out of new relationships we established together with a growth in existing relationships. These fees were substantially offset by related expenses, as discussed in “— Non-Interest Expense,” below. We attribute the large increase in merchant processing volume to our strategy of focusing on merchants who control larger deposits but might offer smaller margins on processing income. The increase in service fees on deposit accounts resulted from an overall increase in account relationships, in particular high activity small commercial accounts where balances do not offset fees. Total non-interest income for fiscal 2002 was $4.3 million, an increase of $2.6 million or 152.6% over fiscal 2001. The principal reason for the increase was a $2.2 million, or 189.9%, increase in our merchant credit card deposit fees to $3.3 million for fiscal 2002 as compared to $1.1 million in fiscal 2001 resulting from volume increases that derived from new relationships with independent sales organizations and their merchant members and growth in existing relationships.

Non-Interest Expense. Total non-interest expense was $18.4 million for fiscal 2003, as compared to $11.7 million in fiscal 2002, an increase of $6.7 million or 56.8%. Salaries and employee benefits amounted to $5.0 million for fiscal 2003 as compared to $3.7 million for fiscal 2002. The increase reflects additional staff for the commercial lending, call center and merchant processing areas as well as annual salary increases of 3% to 5%. Merchant credit card deposit expense amounted to $7.4 million for fiscal 2003, an increase of $4.5 million, or 179.8%, over fiscal 2002. As discussed above, the increase resulted from the increased transactional volume arising out of the new relationships we established together with growth in existing relationships.

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Total non-interest expense was $11.7 million for fiscal 2002 as compared to $8.7 million for fiscal 2001, an increase of $3.0 million or 34.4%. Merchant credit card deposit expense amounted to $2.6 million for fiscal 2002, an increase of $1.6 million, which was substantially offset by related income. Data processing expense was $704,000 for fiscal 2002, which reflected $553,000 in data processing fees to our service providers. Advertising expense was $292,000 for fiscal 2002 as compared to $248,000 for fiscal 2001, an increase of $44,000. The increase resulted from an increase in our affinity group marketing.

In fiscal 2003, non-interest expense included a one-time charge of $188,000 in salary and employee benefits for compensation paid to a former executive. This was a charge of the Bancorp only and not the Bank. In September 2002, the Bancorp paid a settlement of $800,000 in connection with an action brought by a shareholder of a financial institution with which certain members of the Bancorp’s management had previously been associated. The plaintiff alleged that the Bancorp had misappropriated an opportunity properly belonging to the other financial institution. The Bancorp did not record an expense at the time of settlement since, based upon the advice of its legal counsel and insurance advisors, it expected a favorable outcome of its claim under its directors’ and officers’ insurance policy. Management evaluated its claim in each succeeding period and, based upon advice of legal counsel, determined that the claim would have a favorable outcome. In October 2002, counsel advised the Bancorp that significant further litigation would be required to pursue the Bancorp’s claim and, to avoid further expense, the Bancorp settled its claims for $250,000 and recorded an expense of $691,000, representing the difference between settlement amount plus related expenses and the settlement payment received.

Income Tax Benefit; Net Operating Loss Carryforwards

We reported a benefit for income taxes for fiscal 2003 of $250,000 and $500,000 for fiscal 2002 as a result of a reversal of our deferred tax valuation allowance. We have a deferred tax asset of $2.2 million on which we have established a $1.3 million valuation allowance due to the uncertainty of the realization of the deferred tax asset. In the future, the allowance may be further reduced depending on our profitability.

At June 30, 2004, we had federal net operating loss carryforwards of approximately $4.7 million. Our use of these net operating losses to offset future taxable income is limited to the 20 years following the year in which they were incurred. In addition, because the sale of common stock in the first six months of 2004 resulted in a more than 50% change in the Bank’s ownership, we will be subject to a limitation imposed by the Internal Revenue Code on the amount of net operating loss carryforwards we can utilize in any year. We currently estimate this annual limitation to be approximately $1.9 million. Net operating loss carryforwards not used in any year may be carried forward to subsequent years, subject to the 20 year limitation referred to above. Net operating loss carryforwards are, in any event, usable only to the extent of the our earnings.

Liquidity and Capital Resources

Liquidity defines our ability to generate funds to support asset growth, meet deposit withdrawals, satisfy borrowing needs and otherwise operate on an ongoing basis. We invest the funds we do not need for operation primarily in overnight federal funds.

Until the Bank’s public offering in February 2004, the primary source of funds for our investing activities had been cash inflows from net increases in deposits, which were $66.1 million in fiscal 2003, $73.7 million in 2002, $65.5 million in 2001 and $85.2 million in the six months ended June 30, 2004. While we do not have a traditional branch system we feel that our core deposits have similar characteristics to those of a bank with a branch system. We seek to set rates on our deposits at competitive levels with the rates offered in our market; however we do not seek to compete principally on rate. The focus of our business model is to identify affinity groups that control significant amounts of deposits as part of their business. A key component to the model is that the deposits are both stable and “sticky,” in the sense of they do not react to fluctuations in the market. Because of the model, we have not experienced significant swings in liquidity and would expect that to continue in the future. We have also derived funds from offerings of Bancorp securities in 2003, 2002 and 2001, which raised aggregate net proceeds of $13.4 million.

In the six months ended June 30, 2004, the Bank obtained $82.9 million in net offering proceeds from its public offering, which significantly increased liquidity. We initially invested the proceeds of this offering in highly liquid investment securities. As we continue to invest this capital, and the increased deposit base

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this capital will support, into loans over the next two to four quarters, we expect that liquidity will decrease to more normal levels.

We have also used sources outside of our core deposit products to fund our loan growth, in particular a $58.7 million facility with the Federal Home Loan Bank and repurchase agreements. As of June 30, 2004, we had $30.0 million of outstanding Federal Home Loan Bank advances and $3.3 million in repurchase agreements. We also have a $5 million line of credit with Atlantic Central Bankers Bank. No amounts were outstanding on the line of credit as of June 30, 2004. We expect to continue to use our facility with the Federal Home Loan Bank, as well as repurchase agreements, as a supplemental funding source. We have also used the broker certificate of deposit market as a supplemental funding source. Brokered funds amounted to $102.9 million, $70.8 million and $28.6 million, at December 31, 2003, 2002 and 2001, respectively, and $116.3 million at June 30, 2004. The remaining maturity on the brokered funds as of June 30, 2004 was $72.5 million of funds maturing in one year or less and $43.8 million of funds maturing in one to two years. As part of our asset and liability management process, we review the maturities of our broker certificates of deposit in light of our expected deposit inflows and the amount of funding we anticipate will be necessary for lending purposes. The use of broker certificates of deposit as a funding source is a strategy we employ to match funds against fixed rate loans. We describe the risks of using broker certificates of deposit in “Risk Factors — We depend to a significant extent upon wholesale and brokered deposits to satisfy funding needs.” While broker certificates of deposit can be a volatile source of funding, we believe that the principal factor in attracting such deposits, as with other time deposits, is the interest rate offered. As a result, in a rising interest rate environmental our cost of funds will also rise to the extent we seek to replace maturing broker certificates of deposit with similar funds rather than with increased core deposits or borrowings under our Federal Home Loan Bank and Atlantic Central Bankers Bank facilities.

Funding was directed primarily at cash outflows required for loans, which were $69.1 million in fiscal 2003, $57.1 million in fiscal 2002, $78.2 million in fiscal 2001 and $85.2 million during the six months ended June 30, 2004. At June 30, 2004, we had outstanding commitments to fund loans, including unused lines of credit, of $74.2 million.

We must comply with capital adequacy guidelines issued by the Federal Reserve, for Bancorp, and the FDIC for the Bank. An institution must, in general, have a leverage ratio of 5.0%, a ratio of Tier 1 capital to risk-weighted assets of 6.0% and a ratio of total capital to risk-weighted assets of 10.0% in order to be considered “well capitalized.” A Tier 1 leverage ratio is the ratio of Tier 1 capital to average assets for the period. “Tier 1 capital” includes common shareholders’ equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill. At December 31, 2003 and June 30, 2004, both we and the Bank were “well capitalized” under banking regulations. As a result of the Bank’s public offering, both of our capital ratios at June 30, 2004 had significantly increased as compared to December 31, 2003. The capital from the public offering will allow us to grow substantially over its current asset size.

The following tables set forth the regulatory capital amounts and ratios for both us and the Bank at the dates indicated:

	Tier 1 capital to average assets ratio	Tier 1 capital to risk- weighted assets ratio	Total capital to risk- weighted assets ratio

As of December 31, 2003:
Bancorp	7.13%	8.65%	9.44%
Bank	8.46%	10.26%	11.05%
“Well capitalized” institution (under FDIC regulations)	5.00%	6.00%	10.00%

As of June 30, 2004:
Bancorp	24.68%	32.04%	32.81%
Bank	23.89%	31.03%	31.79%
“Well capitalized” institution (under FDIC regulations)	5.00%	6.00%	10.00%

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Asset and Liability Management

The management of rate sensitive assets and liabilities is essential to controlling interest rate risk and optimizing interest margins. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market rates. Interest rate sensitivity measures the relative volatility of an institution’s interest margin resulting from changes in market interest rates.

As a financial institution, our potential interest rate volatility is a primary component of our market risk. Fluctuations in interest rates will ultimately impact the level of our earnings and the market value of all of our interest-earning assets, other than those with short term maturities. We do not own any trading assets and we do not have any hedging transactions in place, such as interest rate swaps.

We have adopted policies designed to stabilize net interest income and preserve capital over a broad range of interest rate movements. To effectively administer the policies and to monitor our exposure to fluctuations in interest rates, we maintain an asset/liability committee, consisting of the chief executive officer, chief financial officer, president and chief credit officer. This committee meets quarterly to review our financial results and to develop strategies to implement the policies and to respond to market conditions. The primary goal of our policies is to maximize interest income while minimizing fluctuations, subject to overall policy constraints.

We monitor and control interest rate risk through a variety of techniques, including use of traditional interest rate sensitivity analysis (also known as “gap analysis”) and an interest rate risk management model. With the interest rate risk management model, we project future net interest income, and then estimate the effect of various changes in interest rates and balance sheet growth rates on that projected net interest income. We also use the interest rate risk management model to calculate the change in net portfolio value over a range of interest rate change scenarios. Traditional gap analysis involves arranging our interest-earning assets and interest-bearing liabilities by repricing periods and then computing the difference (or “interest rate sensitivity gap”) between the assets and liabilities that are estimated to reprice during each time period and cumulatively through the end of each time period.

Both interest rate sensitivity modeling and gap analysis are done at a specific point in time and involve a variety of significant estimates and assumptions. Interest rate sensitivity modeling requires, among other things, estimates of how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will respond to general changes in market rates, future cash flows and discount rates. Gap analysis requires estimates as to when individual categories of interest-sensitive assets and liabilities will reprice, and assumes that assets and liabilities assigned to the same repricing period will reprice at the same time and in the same amount. Gap analysis does not account for the fact that repricing of assets and liabilities is discretionary and subject to competitive and other pressures. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

The following table sets forth the estimated maturity/repricing structure of the Bank’s interest-earning assets and interest-bearing liabilities at June 30, 2004. Except as stated below, the amounts of assets or liabilities shown which reprice or mature during a particular period were determined in accordance with the contractual terms of each asset or liability. The majority of interest-bearing demand deposits and savings deposits are assumed to be “core” deposits, or deposits that will generally remain with us regardless of market interest rates. Therefore, 50% of the core interest checking deposits and 25% of core savings and money market deposits are shown as maturing or repricing within the “1 – 90 days” column with the remainder shown in the “1 – 3 years” column. We estimate the repricing characteristics of these deposits based on historical performance, past experience at other institutions and other deposit behavior assumptions. However, we may choose not to reprice liabilities proportionally to changes in market interest rates for competitive or other reasons. The table does not assume any prepayment of fixed-rate loans and mortgage-

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backed securities are scheduled based on their anticipated cash flow, including prepayments based on historical data and current market trends. The table does not necessarily indicate the impact of general interest rate movements on our net interest income because the repricing of certain categories of assets and liabilities is beyond our control as, for example, prepayments of loans and withdrawal of deposits. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times and at different rate levels.

	At June 30, 2004

	1-90 Days	91-364 Days	1-3 Years	3-5 Years	Over 5 Years

	(dollars in thousands)
Interest earning assets:
Loans net of unearned discount	$126,636	$32,654	$82,780	$53,529	$21,961
Investments, available for sale	6,140	1,800	6,542	42,953	49,590
Interest bearing deposits	2,813	—	—	—	—
Federal funds sold	59,373	—	—	—	—

Total interest earning assets	194,962	34,454	89,322	96,482	71,551

Interest bearing liabilities:
Interest checking	11,239	—	11,239	—	—
Savings and money market	38,350	—	115,051	—	—
Time deposits	14,120	73,574	44,081
Securities sold under agreements to repurchase	3,289	—	—	—	—
Federal Home Loan Bank advances	30,000	—	—	—	—

Total interest bearing liabilities	96,998	73,574	170,371	—	—

Gap	$97,964	$(39,120)	$(81,049)	$96,482	$71,551

Cumulative gap	$97,964	$58,844	$(22,205)	$74,277	$145,828

Gap to assets ratio	19%	-8%	-16%	19%	14%
Cumulative gap to assets ratio	19%	12%	-4%	15%	29%

The method used to analyze interest rate sensitivity in this table has a number of limitations. Certain assets and liabilities may react differently to changes in interest rates even though they reprice or mature in the same or similar time periods. The interest rates on certain assets and liabilities may change at different times than changes in market interest rates, with some changing in advance of changes in market rates and some lagging behind changes in market rates. Additionally, the actual prepayments and withdrawals we experience when interest rates change may deviate significantly from those assumed in calculating the data shown in the table.

Because of the limitations in the gap analysis discussed above, we believe that the interest sensitivity modeling more accurately reflects the effects and exposure to changes in interest rates. Net interest income simulation considers the relative sensitivities of the balance sheet including the effects of interest rate caps on adjustable rate mortgages and the relatively stable aspects of core deposits. As such, net interest income simulation is designed to address the probability of interest rate changes and the behavioral response of the balance sheet to those changes. Market Value of Portfolio Equity, or MVPE, represents the fair value of the net present value of assets, liabilities and off-balance-sheet items.

We believe that the assumptions utilized in evaluating our estimated net interest income are reasonable; however, the interest rate sensitivity of our assets, liabilities and off-balance sheet financial instruments as well as the estimated effect of changes in interest rates on estimated net interest income could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based. The following table shows the effects of interest rate shocks on the Market Value of Portfolio Equity and net interest income at the Bank. Rate shocks assume that current interest rates change immediately and sustain parallel shifts. For interest rate increases or decreases of 100 and 200 basis points, our policy dictates that the Bank’s MPVE ratio should not fluctuate more than 10% and 20%, and that net

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interest income should not fluctuate more than 15% and 20%, respectively. As illustrated in the following table, the Bank is in compliance with our asset/liability policy.

	Net MVPE at June 30, 2004		Net increase income

Change in interest rate	Amount	Percentage change	Amount	Percentage change

	(dollars in thousands)
+200 basis points	$118,221	-3.05%	$18,807	14.52%
+100 basis points	$119,859	-1.71%	$17,607	7.21%
Flat rate	$121,142	—	$16,423	—
-100 basis points	$124,142	1.80%	$14,758	-10.14%
-200 basis points	$124,600	2.18%	$13,739	-16.34%

If we should experience a mismatch in our desired gap ranges or an excessive decline in our MVPE subsequent to an immediate and sustained changed in interest rate, we have a number of options which we could utilize to remedy such mismatch. We could restructure our investment portfolio through the sale or purchase of securities with more favorable repricing attributes. We could also emphasize loan products with appropriate maturities or repricing attributes, or we could emphasize deposits or obtain borrowings with desired maturities.

Historically, we have primarily used variable rate commercial loans to limit fluctuations in our earnings. During 2003, we sought to lock in a positive interest rate spread by using longer-term brokered funds to offset a portion of our fixed-rate loan portfolio. Our asset/ liability strategy will be to maintain a positive gap position (that is, to continue to have interest-bearing assets subject to repricing that exceed in amount interest-earning liabilities subject to repricing) for periods up to a year. We continue to evaluate market conditions and may change our current gap strategy in response to changes in those conditions. Effective monitoring of these interest sensitivity gaps is the priority of our asset/liability management committee.

Financial Condition

General. Our total assets at June 30, 2004 were $503.5 million, of which total loans were $317.6 million, or 63.1%, as compared to total assets of $248.3 million and total loans of $191.6 million, or 77.2%, at June 30, 2003. Our total assets at December 31, 2003 were $304.2 million, of which total loans were $232.4 million, or 76.4%, while at December 31, 2002 our total assets were $233.4 million, of which total loans were $163.3 million, or 69.4%. At December 31, 2001, our total assets were $155.0 million, of which its total loans were $106.2 million or 68.5%. Our portfolio of commercial, commercial mortgage and construction loans grew $43.8 million, or 60.3%, from year-end 2001 to $116.5 million at December 31, 2002 and by $55.5 million, or 47.6%, to $171.9 million at December 31, 2003. During the six months ended June 30, 2004, the portfolio grew $64.9 million, or 37.8% to $236.9 million from the portfolio at December 31, 2003. Our total loans should increase significantly in the remainder of 2004 as a result of the increased funds the Bank obtained through the public offering that it completed in February 2004.

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Investment portfolio. The following table presents the book value and the approximate fair value for each major category of our investment securities portfolio. We anticipate that we will not make substantial changes to this portfolio for at least the next eight months, absent material market changes. At June 30, 2004 and December 31, 2003, 2002 and 2001, all of our investments were categorized as available for sale.

	June 30, 2004		December 31, 2003		December 31, 2002		December 31, 2001

	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value

	(in thousands)
U.S. Government agency securities	$80,000	$78,650	$—	$—	$—	$—	$1,996	$2,023
Mortgage-backed securities(1)	8,608	8,161	10,604	10,251	17,567	17,854	27,813	27,448
Other securities(2)	19,898	20,214	14,019	14,136	15,624	15,815	7,448	7,344

	$108,506	$107,025	$24,623	$24,387	$33,191	$33,669	$37,257	$36,815

(1)	Consists of AAA-rated interests in pools of single-family mortgages guaranteed by the Federal Home Loan Mortgage Corporation.
(2)
Consists principally of trust preferred securities issued by trust affiliates of financial institution holding companies. The securities are rated A or higher or, if unrated, the Bank has independently determined that the financial institution guarantor is creditworthy under its normal credit evaluation policies.

Investment securities with a carrying value of $40.3 million at June 30, 2004, $8.5 million at December 31, 2003 and $11.0 million at December 31, 2002 were pledged as collateral for merchant processing accounts, Federal Home Loan Bank advances and to secure securities sold under repurchase agreements as required or permitted by law.

The following tables show the contractual maturity distribution and the weighted average yields of our investment securities portfolio as of June 30, 2004:

	Less than one year	Average yield	After one to five years	Average yield	After five to ten years	Average yield	Over ten years	Average yield	Total

	(dollars in thousands)
Available for Sale:
US Government agencies	$—		$39,409	3.72%	$39,241	4.01%	$—		$78,650
Mortgage backed securities	—		—		4,594	4.00%	3,567	5.38%	8,161
Other securities	—	—%	—		963	4.91%	19,251	6.40%	20,214

Total available for sale	$—		$39,409		$44,798		$24,063		$107,025

Weighted average yield		—%		3.72%		4.03%		6.19%

Loan Portfolio: Fiscal 2003. We have developed an extensive credit policy to cover all facets of our lending activities. All of the commercial loans in our portfolio go through the Bank’s loan committee for approval. The Bank’s chief executive officer, Mrs. Cohen, who has over 25 years experience in real estate lending, chairs its loan committee. The remainder of the committee is made up of the Bank’s president, chief lending officer, head commercial lender, lenders, loan analysts and our chief credit officer, who is present to insure adherence to both regulatory compliance and the Bank’s internal credit policy. All of the key committee members have lengthy experience and have had similar positions at substantially larger institutions.

We originate substantially all of our portfolio loans, except in certain instances where we purchased individual leases and lease pools. Where a proposed loan exceeds our lending limit, we typically sell a participation in the loan to another financial institution. At December 31, 2003, we had $31.6 million in participations sold, all of which were sold without recourse to us. Our loan portfolio grew at an annual rate of 42.3% in 2003, 54.0% in 2002, 277.7% in 2001 and 100.0% in 2000, reflecting the build-up of our lending operations following commencement of business in 2000. We focus primarily on lending small to mid-size

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businesses and their principals. As a result, commercial, construction, and commercial mortgage loans comprise a majority of our loan portfolio, increasing from 20.2% of total loans at December 31, 2000 to 74.0% of total loans at December 31, 2003. We typically require that all commercial mortgages and construction loans be secured, generally by real estate. At December 31, 2003, commercial, construction and commercial mortgage loans made up $171.9 million or 74.0% of our total loan portfolio, of which 77.2% were secured by real estate. We expect that the percentage of our loan portfolio represented by commercial, construction and commercial mortgage loans will remain at or about the current percentage for the foreseeable future. However, we from time to time consider acquisitions of loan or lease portfolios and, as a result of any such acquisition, the percentage could change.

We typically seek to structure our loans with variable rates of interest based upon either a stated prime rate or the London Inter-Bank Offered Rate, although we do lend at fixed rates when appropriate for a customer. As of December 31, 2003, approximately 70.2% of the loans in our commercial portfolio were variable rate loans.

The following table summarizes our loan portfolio by loan category for the periods indicated:

	December 31,

	2003	2002	2001	2000

	(in thousands)
Commercial	$53,130	$36,037	$30,250	$4,172
Commercial mortgage	89,772	71,016	37,939	1,149
Construction	29,026	9,400	4,441	318

Total commercial loans	171,928	116,453	72,630	5,639
Direct financing leases, net	38,405	30,958	25,405	20,352
Residential mortgage	6,473	4,433	3,228	817
Consumer loans and others	14,989	10,815	4,336	1,149

	231,795	162,659	105,599	27,957
Unamortized (fees) costs	602	678	609	(31)

Total loans, net of unamortized fees and costs	$232,397	$163,337	$106,208	$27,926

The following loan table presents selected loan categories by maturity for the periods indicated:

	December 31, 2003

	Within One Year	One to Five Years	After Five Years	Total

	(in thousands)
Commercial and commercial mortgage	$49,725	$63,341	$29,836	$142,902
Construction	14,452	13,101	1,473	29,026

	$64,177	$76,442	$31,309	$171,928

Loans at fixed rates		$37,023	$6,751	$43,774
Loans at variable rates		39,419	24,558	63,977

Total		$76,442	$31,309	$107,751

Loan Portfolio: Six months ended June 30, 2004. Total loans increased to $317.6 million at June 30, 2004 from $232.4 million at December 31, 2003, an increase of $85.2 million or 36.7%.

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The following table summarizes our loan portfolio by loan category at June 30, 2004:

June 30, 2004

(in thousands)
Commercial	$59,840
Commercial mortgage	115,323
Construction	61,723

Total commercial loans	236,886
Direct financing leases, net	40,188
Residential mortgage	22,437
Consumer loans and others	17,889

317,400
Unamortized costs	160

Total loans, net of unamortized fees and costs	$317,560

Allowance for Loan and Lease Losses. Management reviews the adequacy of our allowance for loan and lease losses on at least a quarterly basis to ensure that the provision for loan losses which has been charged against earnings is in the amount necessary to maintain our allowance at a level that is appropriate, based on management’s estimate of probable losses. Our estimates of loan and lease losses are intended to, and, in management’s opinion, do, meet the criteria for accrual of loss contingencies in accordance with Statement of Financial Accounting Standards, or SFAS, No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The process of evaluating this adequacy has two basic elements: first, the identification of problem loans or leases based on current financial information and the fair value of the underlying collateral; and second, a methodology for estimating general loss reserves. For loans or leases classified as “special mention,” “substandard” or “doubtful,” we record all estimated losses at the time we classify the loan or lease. This “specific” portion of the allowance is the total of potential, although unconfirmed, losses for individually classified loans. Because we immediately charge off all identified losses, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The second phase of our analysis represents an allocation of the allowance. This methodology analyzes pools of loans that have similar characteristics and applies historical loss experience and other factors for each pool to determine its allocable portion of the allowance. This estimate is intended to represent the potential unconfirmed and inherent losses within the portfolio. Individual loan pools are created for major loan categories: commercial loans, commercial mortgages, construction loans and direct lease financing, and for the various types of loans to individuals. The historical experience for each loan pool is augmented by accounting for such items as: current economic conditions, current loan portfolio performance, loan policy or management changes, loan concentrations, increases in our lending limit, the average loan size, and other factors as appropriate. For example, as a result of significant growth in construction lending, which was the result of a construction lending group being hired at the end of the third quarter of 2003, our allocation to the construction loan pool increased in the last half of 2003 and the first half of 2004. In fiscal 2004 we enhanced our allowance methodology through the efforts of our newly hired chief risk officer, who directly oversees the loan review processes and measures the adequacy of the allowance independently from management. The chief risk officer reports directly to the Bank’s audit committee. The chief risk officer’s individual loan oversight parameters include: borrower relationships over $2.0 million and loans 90 days or more past due or that have been previously classified as substandard. Pursuant to these parameters, approximately 60% of our loans are subject to the chief risk officer’s oversight.

Although the performance of our loan portfolio has been above that of our peers, and we do not currently foresee a change in that performance, our analysis for purposes of deriving the historical loss component of the allowance includes factors in addition to our historical loss experience, such as management’s experience with similar loan and lease portfolios at other institutions, the historic loss experience of our peers and statistical information from various industry reports such as the FDIC’s Quarterly Banking Profile.

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While we consider our allowance for loan and lease losses to be adequate based on information currently available, future additions to the allowance may be necessary due to changes in economic conditions or management’s assumptions as to future delinquencies, recoveries and losses and management’s intent with regard to the disposition of loans and leases.

The following table presents an allocation of the allowance for loan and lease losses among the types of loans or leases in our portfolio at June 30, 2004, December 31, 2003, 2002 and 2001:

	June 30, 2004		December 31, 2003		December 31, 2002		December 31, 2001

	Allowance	% loan type to total loans	Allowance	% loan type to total loans	Allowance	% loan type to total loans	Allowance	% loan type to total loans

	(dollars in thousands)
Commercial	$660	18.85%	$531	22.92%	$400	22.15%	$195	29.06%
Commercial mortgage	948	36.33%	673	38.73%	445	43.66%	275	35.72%
Construction	487	19.45%	261	12.52%	150	5.78%	35	4.18%
Direct financing leases, net	406	12.66%	364	16.57%	280	19.03%	220	23.92%
Consumer loans	101	5.64%	70	2.79%	45	2.73%	10	4.08%
Residential mortgage	81	7.07%	80	6.47%	45	6.65%	20	3.04%
Unallocated	26	—	12	—	14	—	25	—

	$ 2,709	100.00%	$ 1,991	100.00%	$ 1,379	100.00%	$ 780	100.00%

Summary of Loan and Lease Loss Experience. The following table summarizes our credit loss experience for each of the periods indicated:

	Six months ended June 30,		Years ended December 31,

	2004	2003	2003	2002	2001

	(dollars in thousands)
Balance in the allowance for credit losses at beginning of period	$1,991	$1,379	$1,379	$780	$350

Loans charged-off:
Lease financing	14	65	65	1	5
Consumer	14	1	9	—	—

Total	—	65	74	1	5

Recoveries:
Lease financing	—	—	1	—	—

Total	—	—	1	—	—

Net charge-offs	14	66	73	1	5
Provision charged to operations	732	300	685	600	435

Balance in allowance for credit losses at end of period	$ 2,709	$ 1,613	$ 1,991	$ 1,379	$ 780

Net charge-offs/average loans	.01%	.04%	0.04%	*	*

*	Less than .01%

Non-Performing Loans. Loans are considered to be non-performing if they are on a non-accrual basis or terms have been renegotiated to provide a reduction or deferral of interest or principal because of a weakening in the financial positions of the borrowers. A loan which is past due 90 days or more and still accruing interest remains on accrual status only when it is both adequately secured as to principal and is in the process of collection. We had no non-accrual or renegotiated loans during any of the respective periods, nor did we have any real estate owned as a result of foreclosures of delinquent or defaulted loans. Loans past due 90 days or more still accruing interest amounted to $44,000 (all of which was guaranteed by the United

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States government), $40,000 and $17,000, at December 31, 2003, 2002 and 2001, respectively, and $-0- and $74,000 at June 30, 2004 and 2003, respectively.

Deposits: Six months ended June 30, 2004 compared to six months ended June 30, 2003. A primary source for funding our growth is deposit accumulation. We offer a variety of deposit accounts with a range of interest rates and terms, including savings accounts, checking accounts, money market savings accounts and certificates of deposit. While the flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition, as a result of the Bank’s February 2004 public offering which significantly increased our capital base, we expect that our current deposit growth will continue. At June 30, 2004, we had total deposits of $357.1 million as compared to $276.8 million at December 31, 2003, an increase of $80.4 million or 29.1%. The following table presents the average balance and rates paid on deposits for the periods indicated:

	June 30, 2004		December 31, 2003

	Average Balance	Average Rate	Average Balance	Average Rate

	(dollars in thousands)
Demand (non-interest bearing)	$48,812	—	$40,687	—
Interest checking	23,420	1.23%	14,605	1.50%
Savings and money market	107,379	2.05%	81,158	2.57%
Time	120,393	2.31%	101,211	2.53%

Total deposits	$300,004	1.76%	$ 237,661	2.04%

Deposits: Fiscal 2003 compared to fiscal 2002 and 2001. For fiscal 2003, certificates of deposit constituted 42.4% of our total average deposits, as compared to 40.4% for the year ended December 31, 2002. The terms of our fixed-rate certificates of deposit typically vary from one month to four years. Specific terms of an individual account vary according to the type of account, the minimum balance required, the time period funds must remain on deposit and the interest rate, among other factors.

Deposits at December 31, 2003, 2002 and 2001 were $276.8 million, $209.4 million and $137.5 million, respectively. Demand deposits increased to $48.0 million at December 31, 2003 from $34.4 million at December 31, 2002, an increase of $13.6 million. The following table presents the average balance and rates paid on deposits for the periods indicated:

	December 31, 2003		December 31, 2002		December 31, 2001

	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate

	(dollars in thousands)
Demand (non-interest bearing)	$40,687	—	$26,882	—	$13,029	—
Interest checking	14,605	1.50%	7,872	1.91%	3,561	2.53%
Savings and money market	81,158	2.57%	74,917	2.86%	62,788	3.82%
Time	101,211	2.53%	65,433	2.98%	20,521	5.18%

Total deposits	$237,661	2.04%	$175,104	2.44%	$99,899	3.56%

The remaining maturity on certificates of deposit of $100,000 or more as of December 31, 2003 was as follows:

Amount

(in thousands)
Maturity:
Three months or less	$9,560
Three to six months	1,613
Six to twelve months	1,000
Greater than twelve months	738

$12,911

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At December 31, 2003, we had $51.5 million of certificate of deposit accounts maturing in one year or less. We rely primarily on customer service and customer relationships to attract and retain deposits. However, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits. At December 31, 2003, 2002, and 2001, approximately 37.0%, 33.4% and 20.7%, respectively, of our deposits consisted of brokered or wholesale deposits. Our strategy is to use brokered or wholesale deposits to match loan funding needs as they arise. Brokered and wholesale deposits tend to be more sensitive to movements in market interest rates when compared with other types of deposits, and thus may result in our deposit base being less stable than if we had a greater proportion of our deposits in core deposits such as savings and checking accounts. Use of brokered or wholesale deposits may also increase our cost of deposits. We believe that we will continue to have access to sufficient amounts of brokered or wholesale deposits which, together with our other funding sources, including the funds raised in the Bank’s February 2004 offering, will provide us with the means of funding our loan growth.

Borrowings

The Bancorp has not incurred a material amount of debt other than its issuance of a $5.3 million subordinated debenture to Bancorp Capital Trust I in connection with the issuance of trust preferred securities in June 2002. The Bancorp contributed the net proceeds of the issuance to the Bank’s capital.

The Bank did not incur any material amount of debt for either loan funding or corporate purposes in 2003, 2002 or 2001. At June 30, 2004, the Bank had $30.0 million in advances from the Federal Home Loan Bank. The advances mature on a daily basis and are collateralized with investment securities. The Bank also uses the federal funds market to cover short-term (generally one day or less) cash demands. To a lesser extent, the Bank has used securities sold under agreements to repurchase to fund short-term cash demands. The Bank also has a $5.0 million line of credit with the Atlantic Central Bankers Bank. No amounts were outstanding under this line of credit at June 30, 2004. The Bank does not have any policy prohibiting it from incurring debt. The Bank anticipates that, under current circumstances, any borrowing, other than through the federal funds market, securities sold under agreements to repurchase or the line of credit, will continue to be from the Federal Home Loan Bank system.

Off-Balance Sheet Commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in our financial statements.

Credit risk is defined as the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform in accordance with the terms of the contract. The maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same underwriting standards and policies in making credit commitments as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent potential credit risk are commitments to extend credit of approximately $74.2 million and $65.6 million, and standby letters of credit of approximately $5.7 million and $4.1 million, at June 30, 2004 and December 31, 2003, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and many require the payment of a fee. Standby letters of credit are conditional commitments issued that guarantee the performance of a customer to a third party. Since we expect that many of the commitments or letters of credit we issue will not be fully drawn upon, the total commitment or letter of credit amounts do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. We base the amount of collateral we obtain upon extension of credit on our credit evaluation of the customer. Collateral held varies but may include real estate, marketable securities, pledged deposits, equipment and accounts receivable.

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Contractual Obligations and Other Commitments

The following table sets forth our contractual obligations and other commitments, including off-balance sheet commitments, representing required and potential cash outflows as of December 31, 2003:

	Total	Less than one year	One to three years	Four to five years	After five years

	(in thousands)
Minimum annual rentals on noncancellable operating leases	$5,577	$914	$2,595	$1,675	$393
Remaining contractual maturities of time deposits	117,321	51,456	65,865	—	—
Loan commitments	65,627	34,247	24,647	3,900	2,833
Standby letters of credit	4,117	4,117	—	—	—

Total	$151,736	$63,671	$80,516	$4,371	$3,178

Impact of Inflation

The primary impact of inflation on our operations is on our operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. We have not been materially affected by inflation because we are a relatively newly- formed institution. While we anticipate that inflation will affect our future operating costs, we cannot predict the timing or amounts of any such effects.

Recently Issued Accounting Standards

We adopted Financial Accounting Standards Board, or FASB, Interpretation, or FIN, 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” on January 1, 2003. FIN 45 applies to guarantees we issue or modify after December 31, 2002. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. We issue financial and performance letters of credit. Financial letters of credit require us to make payment if our customer’s financial condition deteriorates, as defined in the agreements. Performance letters of credit require us to make payments if our customers fail to perform identified non-financial contractual obligations. We previously did not record an initial liability when guaranteeing obligations through these letters of credit unless it became probable that we would have to perform under the guarantee. We define the initial fair value of these letters of credit as the fee received from the customer. The maximum potential undiscounted amount of future payments on these letters of credit as of December 31, 2003 was $4.1 million and as of June 30, 2004 was $5.7 million. All of these letters of credit expire in 2004. The amounts due under these letters of credit would be reduced by any proceeds that we obtain in liquidating the collateral for these loans. The adoption of FIN 45 did not have a material impact on our financial position or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin 51, “Consolidated Financial Statements,” for certain entities that do not have sufficient equity at risk for the entities to finance their activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest. FIN 46 calls these entities “variable interest entities.” Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is deemed to be the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected returns, or both. The Bank had not identified any variable interest entities as of December 31, 2003 or June 30, 2004 except for The Bancorp Capital Trust I. The Federal Reserve has issued proposed guidance on the regulatory capital treatment for the trust-preferred securities issued by the Trust as a result of the adoption of FIN 46(R). The proposed rule would retain the current maximum percentage of total capital permitted for trust preferred securities at 25%, but would enact other changes to the rules governing trust preferred securities that affect their use as part of the collection of entities known as “restricted core capital elements.” The rule would take effect March 31, 2007; however, a three year transition period starting now and leading up to that date would allow bank holding companies to continue to count trust preferred securities as Tier 1 Capital after applying FIN 46(R). Management has

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evaluated the effects of the proposed rule and does not anticipate a material impact on its capital ratios when the proposed rule is finalized.

We adopted SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” on July 1, 2003. SFAS 149 clarifies or amends SFAS 133 for implementation issues raised by constituents or includes the conclusions reached by the FASB on certain FASB Staff Implementation Issues. SFAS 149 also amends SFAS 133 to require a lender to account for loan commitments related to mortgage loans that will be held for sale as derivatives. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. We do not enter into commitments with our customers for mortgage loans which we intend to sell in the future. As a result, the adoption of SFAS 149 did not have a material impact on our financial position or results of operations.

In October 2003, the American Institute of Certified Public Accountants issued SOP 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” SOP 03-3 applies to a loan that we acquire where it is probable, at acquisition, that we will be unable to collect all contractually required payments receivable. SOP 03-3 requires us to recognize, as accretable yield, the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan’s contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. We currently are evaluating the provisions of SOP 03-3.

In November 2003, the Emerging Issues Task Force, or EITF, of the FASB issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” The quantitative and qualitative disclosure provisions of EITF 03- 1 were effective for years ending after December 15, 2003 and were included in the Bank’s financial statements for the year ended December 31, 2003. In March 2004, the EITF issued a Consensus on Issue 03-1 requiring that the provisions of EITF 03-1 be applied for reporting periods beginning after June 15, 2004 to investments accounted for under SFAS No. 115 and 124. EITF 03-1 establishes a three-step approach for determining whether an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. We are in the process of determining the impact that this EITF will have on our financial statements.

In March 2004, the FASB approved EITF Issue No. 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share.” EITF 03-6 supersedes the guidance in Topic No. D-95, “Effect of Participating Convertible Securities on the Computation of Basic Earnings per Share,” and requires the use of the two-class method for the computation of basic earnings per share for companies that have participating securities. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In addition, EITF 03-6 addresses other forms of participating securities, including options, warrants, forwards and other contracts to issue an entity’s common stock, with the exception of stock-based compensation (unvested options and restricted stock) subject to the provisions of Accounting Principles Board Opinion No. 25 and SFAS No. 123. EITF 03-6 became effective for reporting periods beginning after March 31, 2004 and must be applied by restating previously reported earnings per share information. Our Series A preferred stock qualifies as a participating security under EITF 03-6. Accordingly, we have adopted the use of the two-class method for computation of earnings per share in the second quarter of 2004. EITF 03-6 provides a new method for calculating per share earnings and does not otherwise affect our financial statements or have any economic or operating impact on us.

The Commission recently released Staff Accounting Bulletin, or SAB, No. 105, “Application of Accounting Principles to Loan Commitments.” SAB 105 provides guidance about the measurement of loan commitments recognized at fair value under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. We do not expect that the adoption of SAB 105 will have a material effect on our consolidated financial statements.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors and their ages:

Name	Age	Position

Betsy Z. Cohen	62	Chief Executive Officer and Director
Frank M. Mastrangelo	36	President, Chief Operating Officer and Director
Martin Egan	36	Senior Vice President, Chief Financial Officer and Secretary
D. Gideon Cohen	35	Chairman of the Board of Directors; Chairman of the Executive Committee
Arthur M. Birenbaum	46	Executive Vice President
Scott R. Megargee	51	Executive Vice President and Chief Lending Officer
Donald F. McGraw, Jr.	46	Senior Vice President and Chief Credit Officer
Walter T. Beach	37	Director
Matthew Cohn	33	Director
Linda Schaeffer	40	Director
William H. Lamb	64	Director
James J. McEntee III	46	Director
Joan Specter	69	Director
Steven Stein	48	Director
Leon A. Huff	62	Director

Betsy Z. Cohen has been chief executive officer of both us and the Bank since September 2000 and chairman of the Bank since November 2003. She has been the chairman and chief executive officer of RAIT Investment Trust, a real estate investment trust, since its formation in 1997. From 1981 until its acquisition by Hudson United Bancorp in November 1999, she was chairman and chief executive officer of JeffBanks, Inc. and, from 1974, Jefferson Bank and, from 1988, Jefferson Bank of New Jersey, JeffBanks’ subsidiary banks. Following the acquisition of JeffBanks, she served as a director and member of the executive committee of the board of directors of Hudson United until July 2000, and as chairman of the Jefferson Bank Division of Hudson United Bank until March 2000. Mrs. Cohen is a director of Aetna Inc., an insurance holding company, and The Maine Merchant Bank LLC, and is a trustee of Corporate Office Properties Trust, a real estate investment trust. Mrs. Cohen is the mother of D. Gideon Cohen.

Frank M. Mastrangelo has been the president, chief operating officer and a director of both us and the Bank since 1999. From 1995 through 1999 he was a senior vice president and the chief technology officer for Jefferson Bank. From 1993 to 1995, he was an assistant vice president and systems specialist with PNC Bank, Family Wealth Management Division. From 1993 to 1994, he was a technical representative for ROI Computer Services, Inc. and, from 1988 to 1993, a systems manager for The Annenberg Foundation.

Martin Egan has been senior vice president and chief financial officer of both us and the Bank since 1999. From 1994 through 1999, he was controller of Jefferson Bank of New Jersey and, from 1997, vice president and controller of Jefferson Bank. From 1992 to 1994, he was a senior accountant at Hitech Communications, Inc., a telecommunications company.

D. Gideon Cohen has been the chairman of our board of directors and chairman of the executive committee of our board of directors since our inception. From our inception to September 2000 he served as our chief executive officer. Mr. Cohen is vice chairman of the Bank’s board of directors and chairman of its executive committee. He had previously been chairman of the Bank’s board of directors from September 2000 to November 2003 and, from July 2000 to September 2000, had been the Bank’s chief executive officer. Mr. Cohen has been the chief executive officer of Cohen Brothers Financial, LLC and its subsidiary, Cohen Bros. & Company, an investment banking and securities brokerage firm, since September 2001. From 1995 until September 2000, Mr. Cohen held senior executive positions with Resource America, Inc., a publicly-held proprietary asset management company in the energy, real estate and financial services sectors, and was its president and chief operating officer from 1998. Mr. Cohen is also a director and chairman of the board of TRM Corporation, a publicly-held provider of public access ATM and copier machines. Mr. Cohen is the son of Betsy Z. Cohen.

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Arthur M. Birenbaum has been executive vice president-commercial loans and before that, senior vice president-commercial loans of both us and the Bank since January 2001. From 1993 through December 2000, Mr. Birenbaum was at Jefferson Bank, ending as its senior vice president-Philadelphia business banking lending group, and serving as co-chairman of its government lending task force, coordinator of asset-based lending and member of its loan production oversight committee. From 1987 through 1993 he was a vice president of commercial lending for Meridian Bank and the Bank of Old York Road, and from 1980 through 1987 he was employed at Westinghouse Credit Corporation, General Electric Capital Corporation, Suburban Bank and First National Bank of Maryland in the Washington, D.C. metropolitan region.

Scott R. Megargee has been executive vice president and chief lending officer of both us and the Bank since March 2000. Previously, he had been an officer with JeffBanks and Jefferson Bank since 1989, and was their executive vice president – retail lending from 1995 to March 2000. He also served as a director of Jefferson Mortgage, Inc., a mortgage lending subsidiary of JeffBanks.

Donald F. McGraw, Jr. has been senior vice president and chief credit officer of both us and the Bank since 1999. From 1986 through 1998, he was a senior vice president – credit administration for Jefferson Bank. From 1977 to 1986, he was a bank examiner at the FDIC.

Walter T. Beach has been a director of both us and the Bank since 1999. Mr. Beach has been a managing director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm, where he was, beginning in 1994, responsible for the firm’s investment decisions for its principal equity product. From 1992 to 1993, he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm. From 1991 to 1992 he was an analyst at Industry Analysis Group, an industry and economic consulting firm.

Matthew Cohn has been a director of both us and the Bank since 1999. Mr. Cohn is the founder, in 1994, and president of the ASI Show!, a producer of trade shows in Chicago, Las Vegas, Orlando and Dallas. In addition, since 1992, Mr. Cohn has been the president of the Medical Data Institute, a medical data base publisher, and the president and founder of ASI Transact, a company providing order management and e-commerce exchange systems for the advertising specialty industry. Mr. Cohn serves on the board of the Society of Independent Show Organizers and the Client Advisory Board for the Chicago Convention and Visitors Bureau.

Linda Schaeffer has been a director since 1999. Ms. Schaeffer has been president of the general partner of SLS Associates, a real estate investment and management partnership, and a certified public accountant in private practice since 1997. From 1990 to 1997 she was the President of JMLS Enterprises, Inc., d/b/a Computertots, a company specializing in computer education.

William H. Lamb has been a director of both us and the Bank since January 2004. Mr. Lamb has been a senior partner in Lamb, Windle & McErlane, P.C., a law firm, since January 2004 and from January 1971 to January 2003. From January 2003 through January 2004, Mr. Lamb served as a Justice of the Pennsylvania Supreme Court. Mr. Lamb served as a director and corporate secretary of JeffBanks, Inc. and Jefferson Bank until their acquisition by Hudson United Bank in November 1999.

James J. McEntee III, has been a director of both us and the Bank since September 2000. Mr. McEntee has been the chief operating officer of Cohen Bros. & Company, an investment banking and securities brokerage firm, since March 2003. Mr. McEntee was a principal in Harron Capital, L.P., a media and communications venture capital fund, from 1999 to September 2002. From 1990 through 1999, Mr. McEntee was a shareholder at Lamb, Windle & McErlane, P.C., and from 2000 until 2004 was of counsel to Lamb, Windle & McErlane. Mr. McEntee is a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies.

Joan Specter has been a director of both us and the Bank since 1999. Ms. Specter is a member of the boards of directors of numerous businesses, educational and charitable organizations, including Ridgeway Philips Company, a provider of home healthcare, Chestnut Hill College, University of the Arts, Medical College of Pennsylvania, the Reading Terminal, operator of the Reading Terminal Market, the Philadelphia Cultural Fund and the Greater Philadelphia Urban Affairs Coalition. From 1980 through 1996, she was city councilwoman at-large for the City of Philadelphia.

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Steven Stein has been a director of both us and the Bank since September 2000. Mr. Stein has been a principal of Financial Stocks, Inc., an investment management firm which specializes in investments in mid-size financial institutions, since 1995.

Leon A. Huff has been a director of us since October 2004 and a director of the Bank since December 2003. Mr. Huff is the co-founder and vice chairman of Gamble-Huff Music (Philadelphia International Records), a record production company. Mr. Huff is a nationally-known producer, songwriter and performer. He has won Grammy and BMI Songwriter awards, has been inducted into the National Academy of Songwriters Hall of Fame and the Philadelphia Music Foundation’s Walk of Fame, and has received the Trustees Award from the National Academy of Recording Arts and Sciences.

Terms of Directors

Our directors have a term of one year and, thereafter, until their successors are elected. We held our last annual meeting of shareholders to elect directors on June 18, 2003. Our 2004 annual meeting to elect directors will be held on November 30, 2004, which we expect will be before the reorganization is completed. Management has nominated all current directors for reelection.

Executive Compensation

The following table sets forth information concerning the compensation paid by us in fiscal 2003, 2002 and 2001 to our chief executive officer and each executive officer whose salary and bonus exceeded $100,000.

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Summary Compensation Table

	Annual compensation(1)			Long term compensation awards

Name and principal position	Year	Salary($)	Bonus($)	Restricted stock award(s)	Securities underlying options(#)	All other compensation ($)

Betsy Z. Cohen(2)	2003	—	—	—	—	—
Chief executive officer	2002	—	—	—	—	—
	2001	150,000	—	—	—	—

Frank M. Mastrangelo	2003	161,249	7,500	—	25,000	4,154
President and chief operating officer	2002	150,000	—	—	—	7,200
	2001	150,000	—	—	—	7,200

D. Gideon Cohen(3)	2003	—	—	—	—	—
Chairman and chairman of the executive	2002	—	—	—	—	—
committee	2001	150,000	—	—	—	—

Scott R. Megargee	2003	158,653	22,500	—	2,500	4,154
Executive Vice President and Chief	2002	150,000	—	—	—	7,200
Lending Officer	2001	150,000	—	—	—	7,200

Arthur M. Birenbaum	2003	138,742	58,646	—	20,000	3,462
Executive Vice President-Commercial	2002	129,182	44,074	—	—	6,000
Loans	2001	110,577	25,000	—	10,000	5,308

(1)	Total compensation includes compensation from the Bank.

(2)	Mrs. Cohen became chief executive officer in September 2000.

(3)	Mr. Cohen was our chief executive officer from our inception to September 2000.

Option Grants in Last Fiscal Year

The following table sets forth the number of options granted during fiscal 2003 to our chief executive officer and each named executive officer.

	Individual Grants				Grant Date Value
	Number of securities underlying options granted (#)	Percentage of total options granted to employees in fiscal year	Exercise price ($/sh)	Expiration date	Grant date present value ($)

Betsy Z. Cohen	—	—	—	—	—
D. Gideon Cohen	—	—	—	—	—
Frank M. Mastrangelo	25,000	35.7%	$11.00	9/18/2013	$93,000
Scott R. Megargee	2,500	3.6%	$11.00	9/18/2013	$9,300
Arthur M. Birenbaum	—	—	—	—	—

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Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Common shares acquired on exercise(#)	Value realized($)	Number of securities underlying unexercised options at fiscal year end(#) Exercisable/unexercisable	Value of unexercised in-the-money options at fiscal year end($)(1) Exercisable/unexercisable

Betsy Z. Cohen	—	—	125,000/25,000	$125,000/25,000
D. Gideon Cohen	—	—	90,000/0	90,000/0
Frank M. Mastrangelo	—	—	37,500/25,000	37,500/0
Scott R. Megargee	—	—	18,750/8,750	18,750/6,250
Arthur M. Birenbaum	—	—	7,500/22,500	7,500/22,500

(1)
Value of unexercised in-the-money options is calculated by subtracting the total exercise price ($10.00 per share) from the fair market value of the securities underlying the options as of June 30, 2004 ($11.00 per share).

Benefit Plans

We have two benefit plans: our 1999 Stock Option Plan and our 2001 Employee and Non-Employee Director Non-Cash Compensation Plan.

The 1999 Stock Option Plan, as amended in June 2003, permits the grant of options to our employees, directors or affiliates for up to 1,000,000 shares of common stock, except that no more than 75,000 shares may be issued to our non-employee directors. Options for 456,750 shares, each at an exercise price of $10.00 per share, and options for 69,000 shares, each at an exercise price of $11.00 per share, had been granted as of June 30, 2004. The 1999 plan has the following principal terms:

•	The option exercise price may not be less than fair market value on the date of grant.

•
Incentive options granted to persons owning more than 10% of the total combined voting power of all classes of our stock or of an affiliate as of the date of grant must have an exercise price of at least 110% of fair market value as of the date of grant.

•
The term of option grants is set at the time of grant, except that incentive options can be for no longer than 10 years (five years for persons who own more than 10% of the total combined voting power of all classes of our stock or of an affiliate as of the date of grant).

•	Option grants may provide for earlier termination following a grantee’s termination of service, except where the termination is by reason of retirement, permanent disability or death.

•	Adjustments to the number of shares covered by the 1999 plan, or any grant under the 1999 plan, will be made upon a stock dividend, stock split or other recapitalization.

•	Upon a merger, or sale of all or substantially all of our assets, our board of directors may take one or more of the following actions:

•	provide that outstanding options will be assumed by the acquiror,

•	terminate the options after notice and a period of time in which grantees may exercise their options, or

•	in the event of a business combination, provide for cash settlement of the options at the difference between the exercise price and the value of the consideration paid in the combination.

The 1999 plan has a ten year term and may be amended or terminated by the board of directors at any time, but no action of the board of directors, unless approved by the shareholders, may increase the maximum number of shares of common stock which may be issued under the plan, change the class of individual eligible to participate in the plan or materially increase the benefits that may be provided under the plan.

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We adopted the 2001 Employee and Non-Employee Director Non-Cash Compensation Plan in May 2001 to permit the grant of up to 50,000 shares of our Series A preferred stock to employees, directors and service providers. We had not made any grants of shares of Series A preferred stock under the plan as of June 30, 2004.

Grants are made by the board of directors upon such terms, conditions and restrictions as the board may deem appropriate. Grants may be made for consideration or for no consideration. If a grantee ceases to be employed by, or provide service to, us, the grant terminates as to all shares as to which restrictions, if any, imposed by the board have not lapsed, subject to the board’s right to provide complete or partial exemption to the grantee.

Before a “public offering,” any shares received from a grant are subject to our right of first refusal. This right provides that a holder desiring to sell his or her grant shares may do so only pursuant to a bona fide written offer, and that the holder must first offer the shares to us on the same terms as are set forth in the written offer for a period of 60 days following notice to us. We may assign some or all of our rights to our shareholders. The holder may sell any shares not repurchased for a period of 15 days following termination of the right of first refusal period. The plan deems a “public offering” to have occurred when our common stock or Series A preferred stock becomes registered under Section 12 of the Securities Exchange Act.

If we undergo a “change in control,” the restrictions and limitations on all grants outstanding under the plan terminate. After a change in control where we are not the surviving corporation, unless the Board deems otherwise, all grants are assumed by the surviving corporation. In general, the plan deems a “change in control” to have occurred when:

•	a person acquires more than 50% of the voting power of our outstanding securities (subject to certain exceptions);

•
we merge or consolidate with another corporation where our shareholders, immediately before the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

•	we sell or otherwise dispose of all or substantially all of our assets; or

•	we liquidate or dissolve.

The 2001 plan has a ten year term and may be extended or terminated by the board of directors at any time, with the approval of the shareholders. The board of directors may amend the plan at any time, but the board of directors may not amend the plan without shareholder approval is such approval is required by law.

We also maintain a health care, dental care, 401(k), life insurance, short term and long term disability plans.

Director Compensation

Non-employee directors receive a retainer of $500 per month. During 2003, our directors also served as directors of the Bank, for which they were not separately compensated.

After completion of the Bank’s offering in February 2004, the Bank began to separately compensate its non-employee directors. Each receives an annual retainer of $10,000 and receives $1,000 for each meeting of the board of directors he or she attends. Each non- employee director also receives $500 for each meeting of a committee of the board of directors he or she attends; the chairman of the audit committee receives $1,500 for each committee meeting attended, while the chairmen of the other committees receives $1,000 for each committee meeting attended. Non-employee directors of the Bank also serving on our board of directors are not separately compensated by us.

The Bank pays one-half of the compensation of its non-employee directors in shares of its common stock. For these purposes, the Bank values its common stock at the closing price on the Nasdaq National Market (or on such securities exchange or interdealer quotation system as the Bank’s common stock is listed)

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on the first trading day in which its common stock was traded immediately preceding the meeting. If the Bank’s common stock is not traded on the Nasdaq National Market, a securities exchange or another interdealer quotation system, then the common stock will be valued at the average of the bid and ask prices in over-the-counter market in which the Bank’s common stock principally trades on the first trading day on which its common stock was traded immediately preceding the meeting date. If the Bank’s common stock is not quoted, then it will be valued at fair market value as determined by the Bank’s chief executive officer. Shares received by non-employee directors are not restricted.

Following completion of the reorganization, we will commence paying director’s fees of all joint non-employee directors which will be at the rate paid by the Bank. We will continue the Bank’s practice of paying one-half of those fees in shares of common stock. Joint directors will not be separately compensated for service on the Bank’s board of directors following the reorganization.

Employment Agreements

We do not have employment agreements with any of our employees. However, we anticipate that we will enter into an employment agreement with Betsy Z. Cohen, effective upon consummation of the reorganization, under which she will serve as our chief executive officer and the chairman and chief executive officer of the Bank. This agreement will be in lieu of a previously contemplated employment agreement between Mrs. Cohen and the Bank. The agreement will require Mrs. Cohen to devote as much of her business time to us as is necessary to the fulfillment of her duties, although it permits her to have outside business interests. Under the agreement, Mrs. Cohen will receive compensation as determined by the compensation committee of our board of directors. For a discussion of Mrs. Cohen’s compensation, see “Management — Discussion of Executive Compensation.” Mrs. Cohen also will be eligible to receive stock option grants in amounts to be determined by the Compensation Committee of our board of directors and to participate in all employee benefit plans in effect during her period of employment.

The agreement will have a term of five years and, until notice to the contrary, the term will be automatically extended so that, on any day on which the agreement is in effect, it will have a then-current five year term. The agreement will be sooner terminated in the event of Mrs. Cohen’s disability extending for more than 240 days, death or retirement. Mrs. Cohen also will have the right to terminate the agreement upon a change in control or potential change in control and for cause. Otherwise, Mrs. Cohen will be able to terminate the agreement upon 180 days’ notice. The agreement will not provide for severance payments upon termination.

The agreement will require us to establish a supplemental employee retirement plan, or SERP, for Mrs. Cohen’s benefit. We expect that the SERP will provide for payments to Mrs. Cohen upon retirement after she has reached a defined retirement age (which we expect will be age 70) a yearly retirement benefit, payable monthly, equal to 100% of her average compensation. We expect that the SERP will define average compensation to be the average of salary plus bonus that Mrs. Cohen receives in the three most highly compensated years during the previous nine years of employment before retirement. In any year that Mrs. Cohen has received salary and bonus of less than $150,000, the SERP will impute to her compensation of $150,000 for purposes of determining average compensation. We expect to fund the SERP in equal annual payments of $98,000 over eight years starting in 2004.

Information Concerning the Board of Directors and Certain Committees

Our board of directors held a total of eight meetings during fiscal 2003. No director attended less than 75% of all the meetings of the board.

We have four standing committees: the Compensation Committee (consisting of Mr. Beach, as chairman, Ms. Specter and Mr. Lamb); the Executive Committee (consisting of Mr. Cohen, as chairman, Mrs. Cohen and Mr. Mastrangelo); the Audit Committee (consisting of Mr. Lamb, as chairman, and Messrs. Beach and Cohn; Mr. Beach has been designated as the committee’s financial expert); and the Nominating and Governance Committee (consisting of Mr. Lamb, as chairman, Ms. Specter and Mr. Cohn).

The Audit Committee assists the Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory matters, the qualifications and independence of our

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independent auditors, and the performance of our internal audit function and our independent auditors. The Audit Committee has adopted a written charter. We believe that all of the members of our audit committee are independent directors within the meaning of NASD Rules 4350(d)(2)(A) and 4200(a)(15).

The Compensation Committee establishes and monitors compensation levels for our officers and administers our option plan.

The Executive Committee has the delegated authority to act in lieu of our board of directors in between meetings of the board.

The Nominating and Governance Committee will recommend persons for nomination as directors and will monitor and make recommendations concerning our corporate practices. It will consider nominees recommended by stockholders for the 2005 annual meeting of stockholders if submitted in writing to our corporate secretary in accordance with SEC rules. The Nominating and Governance Committee has adopted a written charter.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an employee, or former employee, of ours. None of our executive officers is a director or executive officer of any entity, other than the Bank, of which any member of the Compensation Committee is a director or executive officer.

Discussion of Executive Compensation

We and the Bank seek to offer competitive compensation to attract, motivate, retain and reward executive officers. We do this principally through base salaries and, to a significantly lesser extent, bonuses. We determine base salaries with a view to prevailing compensation trends in the industry for similarly situated persons and banking institutions. We use cash bonuses to provide incentives to executive officers and others in relation to specific projects or strategic goals, or with respect to additional responsibilities assumed. Our compensation decisions are discretionary and are based upon subjective factors. We do not use a mathematical or similar objective formula to determine any compensation package. In order to encourage decision-making that maximizes long-term shareholder value, we have adopted a stock option plan to provide long-term equity-based incentives.

During 2002, we and the Bank entered into discussions with our chief executive officer, Mrs. Cohen, concerning her compensation. In 2003, we and the Bank agreed in principle with Mrs. Cohen that, in lieu of salary for 2002 and 2003, we would establish a SERP for her benefit and, for purposes of computing her average compensation and the amounts to be contributed by us to the SERP, impute to her a salary of $150,000 for each year in which her total cash compensation is less than $150,000. For a more complete description of the SERP, see “Management — Employment Agreements.” Following the Bank’s public offering in 2004, the Compensation Committee determined to award Mrs. Cohen an annual salary of $150,000 for 2004, and made the award retroactive to January 1, 2004. Any future cash compensation awarded will be in the discretion of the board of directors or its compensation committee and will be based on its evaluation of Mrs. Cohen’s performance and our performance, particularly with respect to the growth of our assets, deposits, loans, net income and net income per share.

Transactions with Directors, Officers or Their Affiliates

The Bank maintains deposits for various companies that are affiliates of its directors and executive officers totaling approximately $56.2 million and $34.7 million as of June 30, 2004 and December 31, 2003, respectively. The majority of these deposits are short-term in nature.

The Bank has made, and expects that it will continue to make, loans in the ordinary course of business to its and our respective directors, executive officers, principal stockholders and their affiliates. At December 31, 2003, $3.1 million in principal amount of these loans were outstanding, while at June 30, 2004 $1.6 million in principal amount of these loans were outstanding. At December 31, 2003 and June 30, 2004, all of these loans were current and, we believe, did not involve more than normal risk of collectability. The Bank’s policy is that loans to our respective affiliates must be on the same terms as those

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prevailing for comparable transactions with other borrowers. We believe that all of these loans comply with that policy.

In fiscal 2003 and during the six months ended June 30, 2004, the Bank paid Cohen Bros. & Company $429,000 and $8,200, respectively for securities brokerage services. We also sublease space to Cohen Bros. & Company for $6,761 a month and provide information systems support services and telephone services to it for a fee of $1,000 per month for technical services and $3,600 a month for telephone system support services. Cohen Bros. & Company is current in its payments to us and has been current at all times since the commencement of these arrangements. D. Gideon Cohen, our chairman and the Bank’s vice chairman, is the chief executive officer and principal owner of Cohen Bros. Financial, LLC, which owns 100% of Cohen Bros. & Company, of which Mr. Cohen is also chief executive officer.

In fiscal 2002 and 2003, the Bank purchased an aggregate of $2.0 million of collateralized debt obligations of Trapeza Funding CDO I LLC through Cohen Bros. & Company, to which it paid commissions of $40,000. These obligations were purchased in a $330 million offering upon the same terms and conditions as the other investors. Trapeza CDO I is managed by a limited liability company controlled by Steven Stein, a director of both the Bank and us, and in which persons nominated by Resource America, Inc. serve as managers. In September 2003, Resource America’s nominees were Jonathan Z. Cohen, a son of Betsy Z. Cohen, our chief executive officer and chairman and chief executive officer of the Bank, and D. Gideon Cohen, our chairman and the Bank’s vice chairman. In September 2003, Edward E. Cohen, then the chairman and chief executive officer (and currently a director) of Resource America, who is also the father of Messrs. J. Cohen and D. Cohen and spouse of Mrs. Cohen, assumed Mr. D. Cohen’s position as a manager. Entities affiliated with Mr. Stein and Resource America receive annual fees directly or indirectly from Trapeza CDO I. Also, Resource America, persons affiliated with it and persons affiliated with Messrs. Stein and Cohen were reimbursed by Trapeza CDO I and affiliated entities approximately $1.0 million for expenses incurred in connection with the formation and structuring of Trapeza CDO I. During 2003 the Bank sold its position in Trapeza CDO I into the market at prevailing market prices. It did not realize any gain or loss on the sale.

In October 2003, the Bank purchased an aggregate of $3.0 million of collateralized debt obligations of Alesco Preferred Funding I, Ltd. through Cohen Bros. & Company, to which it paid commissions of $41,000. Alesco Funding I is managed by a limited liability company which is an affiliate of D. Gideon Cohen, our chairman and the Bank’s vice chairman, and pays management fees to such company.

In 2001, the Bank purchased a total of $2.7 million in loans from Resource America. The outstanding balance of these loans was $2.0 million at each of June 30, 2004 and December 31, 2003. Mrs. Cohen is the spouse of a director and former chief executive officer of Resource America and the mother of its current president and chief executive officer. D. Gideon Cohen, our chairman, the Bank’s vice chairman and a son of Mrs. Cohen, is a former officer and director of Resource America.

We entered into a sublease and technical support agreement with RAIT Investment Trust commencing in October 2000. Under the sublease, RAIT pays us rent equal to 45% of the rent we pay, which is proportionate to the amount of space it leases from us, and an allocation of common area expenses. Under the technical support agreement, which commenced in January 2001, we also provide information system support services and telephone services to RAIT for a fee of $5,000 a month. Betsy Z. Cohen, our chief executive officer, is the chairman and chief executive officer of RAIT.

The Bank entered into an agreement with TRM ATM Corporation in September 2000 under which TRM installs, operates and services automated teller machines at various locations selected by the Bank. The Bank pays TRM a monthly rental fee of $195 for each machine. The Bank retains all fees and charges derived from the transactions conducted at the automated teller machine except for one automated teller machine situated with one of its affinity groups in which the Bank shares such fees and charges. The Bank currently leases seven machines under its agreement with TRM. TRM is a wholly-owned subsidiary of TRM Corporation. D. Gideon Cohen is the chairman of TRM Corporation. Edward E. Cohen, his father and spouse of our chief executive officer, Betsy Z. Cohen, is a director of TRM Corporation.

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As of June 30, 2004 and December 31, 2003, we were obligated to the Bank for $569,000 and $607,000, respectively, of reimbursements to the Bank for expenses paid by the Bank on our behalf. In addition, the Bank pays us a management fee of $12,000 per month under our joint management services policy. Management fees were $72,000 for the six months ended June 30, 2004 and 2003. There were no receivable balances related to these management fees as of any of the stated periods. We also maintain a deposit account at the Bank. Deposit balances were $3,559,000 and $1,355,000 as of June 30, 2004 and December 31, 2003, respectively.

We believe that the terms of the transactions referred to above were on substantially the same terms as would have been available for comparable transactions with unrelated parties.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The Bancorp

We have two classes of voting securities, common stock and Series A preferred stock which vote together as a single class on all matters except for those matters pertaining only to the specific class. The following table sets forth the number and percentage of shares of common stock and Series A preferred stock owned as of June 30, 2004 by each of our directors and executive officers, all of our directors and executive officers as a group and other persons who beneficially own more than 5% of our outstanding voting securities. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

Beneficial owner	Shares of common stock(1)		Percent of class	Shares of Series A preferred stock		Percent of class	Common stock, assuming full conversion of Series A preferred stock and exercise of options and/or warrants(2)	Percent of class

Directors
Walter T. Beach	92,714	(3)	3.96%	33,823	(4)	3.07%	126,537	3.69%
Betsy Z. Cohen	828,004	(5)	29.79%	217,140	(6)	19.74%	1,045,144	27.05%
D. Gideon Cohen	120,001	(7)	4.99%	17,582		1.60%	137,583	3.94%
Matthew Cohn	3,125	(8)	*	1,172		*	4,297	*
William H. Lamb	93,286	(9)	4.01%	24,196	(10)	2.20%	117,482	3.45%
James J. McEntee III	8,856	(11)	*	2,259		*	11,115	*
Frank M. Mastrangelo	47,500	(12)	2.04%	2,929	(13)	*	50,429	1.48%
Linda Schaeffer	18,839	(14)	*	4,520		*	23,359	*
Joan Specter	1,125	(15)	*	—		—	1,125	*
Steven Stein	357,348	(16)	15.64%	84,243	(17)	7.66%	441,591	13.11%
Yong Xian Xu(18)	26,000		1.14%	3,516		*	29,516	*

Executive Officers
Arthur Birenbaum	6,000	(19)	*	585		*	6,585	*
Martin Egan	18,625	(20)	*	585		*	19,210	*
Donald F. McGraw, Jr.	16,200	(21)	*	1,581		*	17,781	*
Scott R. Megargee	23,750	(22)	1.03%	2,929		*	26,679	*
All executive officers and directors as a group (15 persons)	1,661,373		53.24%	397,060		36.10%	2,058,433	48.96%

Other owners of 5% or more of outstanding shares
Financial Stocks, Inc.	357,348	(16)	14.72%	84,243	(17)	7.66%	441,591	12.57%
Financial Stocks Private Equity Fund 1998, L.P.	306,331		12.74%	70,328		6.39%	376,659	10.80%
Harron Capital BBC Investment LP	319,789	(23)	13.23%	78,216		7.11%	398,005	11.37%
Resource America, Inc.	500,428	(24)	20.00%	127,720	(25)	11.61%	628,148	17.52%
Raymond Moyer	232,730	(26)	9.52%	88,350		8.03%	321,080	9.10%

*	Less than 1%

(1)	Common stock owned directly or indirectly by the named person, including shares receivable upon exercise of warrants or options which are vested or will vest within 60 days of June 30, 2004.

(2)	Includes shares receivable upon conversion of Series A preferred stock and upon exercise of warrants or options held by such person which are vested or will vest within 60 days of June 30, 2004.

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(3)
Includes 25,000 shares owned directly and 50,000 shares issuable upon the exercise of warrants. Also, includes 10,000 shares held by, and 7,714 shares issuable upon the exercise of warrants held by, the Beach Foundation.

(4)	Includes 29,303 shares of Series A preferred stock held directly and 4,520 shares of Series A preferred stock held by the Beach Foundation.

(5)
Includes: (a) options to purchase 125,000 shares of common stock, and (b) 114,004 shares issuable upon the exercise of warrants. Also includes: (a) 100,000 shares owned by a Supplemental Employee Retirement Plan trust, which we refer to as the RAI SERP, of which Mrs. Cohen’s spouse is a beneficiary; (b) 77,142 shares issuable upon the exercise of warrants held by the RAI SERP; (c) 182,500 shares owned by Resource America, of which Mrs. Cohen’s spouse is chairman; (d) 140,786 shares issuable upon the exercise of warrants held by Resource America; (e) 50,000 shares owned by The Maine Merchant Bank of which she is a director; and (f) 38,572 shares issuable upon the exercise of warrants held by The Maine Merchant Bank. Mrs. Cohen disclaims beneficial ownership of the shares owned by the RAI SERP, Resource America and The Maine Merchant Bank.

(6)
Includes: (a) 66,814 shares of Series A preferred stock owned directly, (b) 45,210 shares of Series A preferred stock owned by the RAI SERP, (c) 82,510 shares of Series A preferred stock owned by Resource America, and (d) 22,606 shares of Series A preferred stock owned by The Maine Merchant Bank. Mrs. Cohen disclaims beneficial ownership of the shares owned by the RAI SERP, Resource America and The Maine Merchant Bank.

(7)	Includes: (a) 1 common share held directly, (b) options to purchase 90,000 shares, and (c) 30,000 shares issuable upon the exercise of warrants.

(8)	Includes 2,000 shares issuable upon the exercise of warrants and options to purchase 1,125 shares.

(9)
Includes: (a) 45,000 shares held directly, (b) 36,286 shares issuable upon the exercise of warrants, (c) 7,000 shares held in trust for the benefit of members of Mr. Lamb’s immediate family, and (d) 5,000 shares issuable upon the exercise of warrants held in trust for the benefit of Mr. Lamb’s immediate family.

(10)	Includes 21,266 shares of Series A preferred stock held directly and 2,930 shares of Series A preferred stock held in trust for the benefit of Mr. Lamb’s immediate family.

(11)	Consists entirely of 3,856 shares issuable upon the exercise of warrants.

(12)	Includes: (a) 5,000 shares held directly, (b) 5,000 shares issuable upon the exercise of warrants held in trust for the benefit of Mr. Mastrangelo, and (c) options to purchase 37,500 shares.

(13)	Consists of 2,886 shares of Series A preferred stock held in trust for the benefit of Mr. Mastrangelo.

(14)	Includes 17,714 shares held directly and options to purchase 1,125 shares.

(15)	Consists entirely of options to purchase 1,125 shares.

(16)
Includes 306,331 shares held by Financial Stocks Private Equity Fund 1998, L.P. and 51,017 shares held by Financial Stocks, Inc. Mr. Stein is a principal of Financial Stocks, Inc. and an affiliate of Financial Stocks Private Equity Fund. Financial Stocks, Inc. is the general partner of Financial Stocks Private Equity Fund.

(17)	Includes 70,328 shares of Series A preferred stock owned by Financial Stocks Private Equity Fund and 13,915 shares of Series A preferred stock owned by Financial Stocks, Inc.

(18)
Ms. Yong resigned as a director on October 18, 2004 due to her relocation to Beijing, China. Leon A. Huff was appointed to fill the vacancy created by Ms. Yong’s resignation. Mr. Huff owns 5,000 shares of Bancorp common stock and has no Series A preferred stock, warrants to purchase common stock or stock options.

(19)	Includes 1,000 shares issuable upon the exercise of warrants and options to purchase 5,000 shares.

(20)	Includes: (a) 2,000 shares held directly, (b) 1,000 shares issuable upon the exercise of warrants, and (c) options to purchase 15,625 shares.

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(21)	Includes: (a) 3,500 shares held directly, (b) 2,700 shares issuable upon the exercise of warrants, and (c) options to purchase 10,000 shares.

(22)	Includes 5,000 shares issuable upon the exercise of warrants and options to purchase 18,750 shares.

(23)	Includes 186,331 shares held directly and 133,458 shares issuable upon the exercise of warrants.

(24)
Includes: (a) 100,000 shares owned by the RAI SERP, (b) 77,142 shares issuable upon the exercise of warrants held by the RAI SERP; (c) 182,500 shares owned by Resource America, (d) 140,786 shares issuable upon the exercise of warrants held by Resource America.

(25)	Includes 45,210 shares of Series A preferred stock owned by the RAI SERP and 82,510 shares of Series A preferred stock owned by Resource America.

(26)	Includes 72,730 shares held directly and 160,000 shares issuable upon the exercise of warrants.

The Bank

The Bank’s common stock is its only class of voting securities outstanding. The following table sets forth the number and percentage of shares of common stock of the Bank owned as of June 30, 2004 by each of its directors and executive officers, all of its directors and executive officers as a group and other persons who beneficially own more than 5% of its outstanding voting securities. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

Beneficial owner	Shares of common stock(1)		Percent of class

Directors
Walter T. Beach	50,000	(2)	*
Betsy Z. Cohen	120,000		1.12%
D. Gideon Cohen	80,000		*
Matthew Cohn	2,000		*
Leon A. Huff	3,800		*
William H. Lamb	2,400		*
Frank M. Mastrangelo	2,750	(3)	*
James J. McEntee III	2,400		*
Joan Specter	—		—
Steven Stein	25,000		*
Yong Xian Xu(4)	900		*

Executive Officers
Arthur Birenbaum	2,000		*
Martin Egan	2,000	(5)	*
Donald F. McGraw, Jr.	8,250		*
Scott R. Megargee	4,200		*
All executive officers and directors as a group (15 persons)	305,700		2.86%

Other owners of 5% or more of outstanding shares
The Bancorp, Inc.	3,500,000		32.7%
Wellington Management Company LLP	965,000		9.03%
Goldman Sachs Asset Management (US)	696,444		6.52%
Cramer Rosenthal McGlynn LLC	683,950		6.40%

*	Less than 1%

(1)	As of June 30, 2004, none of the options granted to the individuals listed above pursuant to the Bank’s stock option plan were vested or would vest within 60 days.

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(2)	Includes 50,000 shares held by a Grantor Retained Annuity Trust, of which Mr. Beach is a beneficiary.

(3)	Includes 250 shares held by Mr. Mastrangelo’s wife’s IRA. Mr. Mastrangelo disclaims beneficial ownership of these shares.

(4)	Ms. Yong resigned as a director on October 18, 2004 due to her relocation to Beijing, China.

(5)	Includes 500 shares held by Mr. Egan’s wife’s IRA. Mr. Egan disclaims beneficial ownership of these shares.

Adjusted Security Ownership of Bancorp by Management and Certain Beneficial Owners

The following table sets forth the number and percentage of shares of our common stock that will be owned by each of our directors and executive officers, all of our directors and executive officers as a group and other persons who beneficially own more than 5% of our outstanding voting securities assuming that:

•	all shares of the Bank beneficially owned by such persons are exchanged for 1.15 shares of our commons stock,

•	all shares of our Series A preferred stock are converted to common stock, and

•	all beneficially held stock options and warrants are exercised.

This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

Beneficial owner	Common stock assuming full exchange and conversion	Percent of class

Directors
Walter T. Beach	184,037	1.57%
Betsy Z. Cohen	1,183,144	9.74%
D. Gideon Cohen	229,583	1.95%
Matthew Cohn	6,597	*
William H. Lamb	120,242	1.03%
James J. McEntee III	13,875	*
Frank M. Mastrangelo	53,592	*
Linda Schaeffer	23,359	*
Joan Specter	1,125	*
Steven Stein	470,341	4.04%
Yong Xian Xu(1)	30,551	*

Executive Officers
Arthur Birenbaum	8,885	*
Martin Egan	21,510	*
Donald F. McGraw, Jr	27,269	*
Scott R. Megargee	31,509	*
All executive officers and directors as a group (15 persons)	2,405,618	19.27%

Other owners of 5% or more of outstanding shares
Resource America, Inc	628,148	5.29%
Wellington Management Company LLP	1,109,750	9.53%
Goldman Sachs Asset Management (US)	800,911	6.87%
Cramer Rosenthal McGlynn LLC	786,543	6.75%

*	Less than 1%
(1)
Ms. Yong resigned as a director on October 18, 2004 due to her relocation to Beijing, China. Leon A. Huff was appointed to fill the vacancy created by Ms. Yong’s resignation. Mr. Huff will own 9,370 shares of common stock of Bancorp assuming full exchange and conversion.

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DESCRIPTION OF CAPITAL STOCK OF THE BANCORP

General

We have the authority to issue 20,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. We had 2,541,384 shares of common stock and 1,116,535 shares of preferred stock outstanding as of June 30, 2004. There were outstanding warrants exercisable for 1,767,585 shares of common stock as of June 30, 2004.

Both our preferred stock and our common stock represent nonwithdrawable capital, are not accounts of an insurable type and are not insured by the FDIC or any other governmental authority.

Common Stock

Voting rights.     Each share of common stock is entitled to one vote on all matters presented to shareholders, including the election of directors. There is no cumulative voting in the election of directors.

Dividends.     We may pay dividends as declared from time to time by the board of directors out of funds legally available for that purpose. We discuss our dividend policy and limitations on our ability to pay dividends in “Business of the Bancorp and the Bank — Market and Dividend Information,” “Regulation under Banking Law — Federal Regulation — Regulatory Restrictions on Dividends” and “— Delaware Regulation.”

Liquidation.     In the event we are dissolved, liquidated or wound up, common shareholders are entitled to receive a pro rata portion of our assets remaining after payment or provision for payment of all of our debts and liabilities and payment of the liquidation preference of any preferred stock.

No pre-emptive rights; redemption.     Common shareholders are not entitled to pre-emptive rights, except that investors in offerings we made in 1999 and 2002 have contractual pre-emptive rights which we describe in “— Agreement with Investors in 1999 Offering” and “— Agreement with Investor in 2002 Offering,” below. Our common shares are not subject to call or redemption.

Preferred Stock

General.     We may issue preferred stock from time to time in one or more series. Our board of directors, without further approval of the shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common shareholders.

Series A Preferred Stock.     Series A preferred stock is senior to our common stock with respect to the right to receive dividends and to receive payments or distributions out of our net assets if we voluntarily or involuntarily dissolve, liquidate or wind up. Series A preferred stock has an annual, non-cumulative dividend of $0.60 per share, payable quarterly, and a liquidation preference of $10.00 per share. The dividend may be paid in cash or “in kind” by issuance of additional shares of Series A preferred stock. In kind dividends will be paid at the rate of 0.015 of a share of Series A preferred stock for each share held. Dividends, whether in cash or in kind, are not payable on any fractional shares resulting from prior in kind dividends.

Holders of Series A preferred stock have the right to vote at all meetings of the holders of our common stock, including the right to elect directors. Series A preferred stock votes together with our common stock as a single class and has one vote per share.

Series A preferred stock may be converted into common stock at any time by a holder at the rate of one share of common stock for each share of Series A preferred stock. The conversion rate is subject to adjustment in the event of a payment of a stock dividend with respect to, or a distribution in shares of, common stock, any subdivision, combination or reclassification of our common stock or a consolidation, merger or sale of all or substantially all of our property or assets, or if we issue rights or warrants entitling

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the holders thereof to subscribe for or purchase shares of common stock at less than the then applicable conversion price.

Series A preferred stock automatically converts to common stock at the rate of one share of common stock for each share of preferred stock, subject to adjustment as described in the previous paragraph, at any time we complete an offering of common stock registered under the Securities Act of 1933 that results in gross offering proceeds of $15 million or more. For these purposes, gross offering proceeds means the number of shares sold multiplied by the offering price per share, before underwriting discounts and commissions and expenses of the offering.

Warrants

Each warrant entitles the holder to purchase one share of our common stock for $10.00 or $11.00 per share. The warrants will expire on the third anniversary of their issuance. Warrants with respect to 1,158,798 shares of common stock expire on July 25, 2004, while warrants with respect to 754,250 shares of common stock expire by 2005 and warrants with respect to 111,021 shares of common stock expire by 2007. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants is subject to adjustment in the event of a payment of a stock dividend with respect to, or a distribution of shares of, our common stock, a combination or reclassification of our common stock, or a consolidation or merger, or if we issue rights or warrants entitling the holders thereof to subscribe for or purchase our common stock at less than the then applicable exercise price (currently $10.00 or $11.00 per share).

Transfer Agent

We have appointed American Stock Transfer & Trust Company to act as the transfer agent for our common stock. It will also act as the exchange agent with respect to the exchange of certificates representing Bank common shares for certificates representing Bancorp common shares following the reorganization. We act as our own transfer agent for our preferred stock and warrants.

Anti-Takeover Provisions

Certificate of incorporation and bylaws.     Our certificate of incorporation and bylaws contain provisions that may be deemed to be “anti-takeover” in nature. These provisions are the authorization of 20,000,000 shares of common stock, the authorization of 5,000,000 shares of preferred stock and the elimination of pre-emptive rights except for the contractual rights of investors in our 1999 and 2002 offerings discussed in “— Agreement with Investors in 1999 Offering” and “— Agreement with Investor in 2002 Offering,” below.

We authorized the shares of common stock and preferred stock and the elimination of pre-emptive rights for common stock, except for the rights we describe in “— Agreement with Investors in 1999 Offering” and “— Agreement with Investor in 2002 Offering,” below, to provide our board of directors with as much flexibility as possible to issue additional shares, without further shareholder approval, for corporate purposes, including financings, acquisitions, stock dividends, stock splits, employee incentive plans and similar purposes. These additional shares, however, may also be used by the board of directors, if consistent with its fiduciary responsibilities and its contractual duties to investors in our 1999 and 2002 offerings, to deter future attempts to gain control over us. Moreover, because a shareholder does not have pre-emptive rights, he or she does not have a right to subscribe for a proportionate part of any such issuance.

Delaware Law.     We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the Delaware General Corporation Law. Under Section 203 of the General Corporation Law, a Delaware corporation may not engage in any business combination with any interested shareholder for a period of three years following the date such shareholder became an interested shareholder, unless:

•	before such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon completion of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation

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outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding:

•	shares owned by persons who are directors and also officers, and

•	employee stock plans, in certain instances; or

•
on or after such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 defines an interested shareholder of a corporation to be any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who:

•	owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation; or

•
is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person (and any affiliate or associate of such person) is an interested shareholder.

Section 203 defines business combinations to include certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested shareholder.

The restrictions imposed by Section 203 will not apply to a corporation if:

•	the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or

•
the corporation, by the action of shareholders holding majority of outstanding voting stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203.

We have not opted out of Section 203. Section 203 could under certain circumstances make it more difficult for a third party to gain control of us, deny shareholders the receipt of a premium on their common stock and may reduce the price at which the common stock may be sold.

Federal banking law.     Federal law pertaining to bank holding companies and banks also may have an anti-takeover effect. See “Regulation under Banking Law — Federal Regulation — Control Acquisitions.”

Agreement with Investors in 1999 Offering

Our initial capitalization was provided by investors in our 1999 private offering of common stock. As part of that offering, we entered into an investor rights agreement that granted the 1999 investors the following rights:

Demand Registration Rights.     The 1999 investors have a one-time right to require us to register some portion or all of their shares. This right may be exercised by the demand of persons holding not less than 25% of the shares subscribed in the 1999 offering. This right will terminate on September 30, 2004.

Piggy-Back Registration Rights.     1999 investors also have the right, subject to certain restrictions, to require us to include their shares in any of our future registration statements, except for registration statements relating to mergers and acquisitions, such as the registration statement of which this proxy statement/prospectus is a part, or relating to employee stock options and benefits or issuances for similar purposes. Shares included in any such registration may be reduced or eliminated if the underwriters for the offering advise us that inclusion of some or all of the shares will affect the underwriters’ ability to market our offering or that it will affect the offering price.

Pre-emptive Rights.     1999 investors have the right to maintain their proportionate equity interest in us through a right to subscribe for a proportional amount in our future offerings. The right does not include issuances in connection with mergers and acquisitions, such as the reorganization, or under employee stock option, 401(k) or other employee benefit plans. Any purchases will be on the same terms and conditions

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applicable to other investors in that future offering. This right terminates upon the completion of a qualified public offering of our common stock, and excludes shares issuable in that offering. A qualified public offering for purposes of this agreement means any public offering of our common stock pursuant to a registration statement under the Securities Act on Forms S-1, S-2 or S-3. Since this proxy statement/prospectus is part of a registration statement on Form S-4, the reorganization is not a qualified public offering for purposes of the agreement.

Tag-Along Rights.     In the event that D. Gideon Cohen and Edward E. Cohen seek to sell their shares, 1999 investors will have the right to require that the number of shares being sold include a proportionate amount of their shares. This right does not apply to shares sold pursuant to a registration statement and shares transferred to related persons (although the related persons will become subject to the agreement).

Agreement with Investor in 2002 Offering

On June 12, 2002 we sold 25,000 shares of Series A preferred stock and warrants for the purchase of 200,000 shares of our common stock to a single investor. As part of that offering, we entered into an investor rights agreement that granted the investor the following rights:

Demand Registration Rights.     The 2002 investor has the right to require us to register some portion or all of the common shares issuable upon conversion of its Series A preferred stock at any time after the following:

•	our consummation of a qualified public offering or

•	June 12, 2007.

The term qualified public offering has the same meaning as in the agreement with the 1999 investors and, accordingly, the reorganization is not a qualified public offering for purposes of the agreement. The 2002 investor’s demand registration rights expire on June 12, 2008. The 2002 investor has two demand rights.

Piggy-Back Registration Rights.     The 2002 investor will also have the right, subject to certain restrictions, including the right of the 1999 investors to consent to such right, to require us to include its shares in any of our future registration statements, except for registration statements relating to mergers and acquisitions, such as the registration statement of which this proxy statement/prospectus is a part, or relating to employee stock options and benefits or issuances for similar purposes. Shares included in any such registration may be reduced or eliminated if the underwriters for the offering advise us that inclusion of some or all of the shares will affect the underwriters’ ability to market our offering or that it will affect the offering price. In the event that the investor is unable to participate in a registration statement as a result of our failure to obtain the consent of the 1999 investors, the investor will be granted a further demand registration right.

Pre-emptive Rights.     Subject to the pre-emptive rights of the 1999 investors, the 2002 investor will have the right to maintain its proportionate equity interest in us through a right to subscribe for a proportional amount in our future offerings. The right does not include issuances in connection with mergers and acquisitions, such as the reorganization, or under employee stock option, 401(k) or other employee benefit plans, if we do not issue shares under such plans in excess of the amounts currently authorized to be issued under such plans. Any purchases will be on the same terms and conditions applicable to other investors in that future offering. This right terminates upon the completion of a qualified public offering of our common stock, and excludes shares issuable in that offering.

Tag-Along Rights.     In the event that D. Gideon Cohen and Edward E. Cohen seek to sell their shares, the 2002 investor will have the right to require that the number of shares being sold include a proportionate amount of its shares, subject to the prior consent of the 1999 investors. This right does not apply to shares sold pursuant to a registration statement and shares transferred to related persons (although the related persons will become subject to the agreement).

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REGULATION UNDER BANKING LAW

We and the Bank are extensively regulated under both federal and state banking law. We are a Delaware corporation and a registered bank holding company subject to supervision and regulation by the Federal Reserve and the Delaware State Bank commissioner. As a bank holding company, our activities and those of our banking and nonbanking subsidiaries are generally limited to the business of banking and activities closely related to banking as more fully described below. However, if we register as a financial holding company under the Gramm-Leach-Bliley Act of 1999, the businesses in which we may engage significantly expand, as further discussed below. We have filed for registration as a financial holding company.

The Bank, as a state-chartered depository institution, is supervised by the Delaware State Bank Commissioner, as well as the FDIC. The Bank is subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amount of loans that may be made and the interest that may be charged, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the Bank’s operations.

Federal Regulation

As a registered bank holding company under the Bank Holding Company Act of 1956, we must file annual reports with the Federal Reserve, provide any additional information that the Federal Reserve may request, and are subject to regular examination by it. Subject to the Gramm-Leach-Bliley Act and registration as a financial holding company which we discuss in “ — Gramm-Leach-Bliley Act,” below, the Bank Holding Company Act limits the activities in which we and our subsidiaries may engage to those of banking and the management of banking organizations, and to certain non-banking activities, including those activities which the Federal Reserve has found, by order or regulation, to be so closely related to banking or managing or controlling banks as to be proper incidents thereto. These activities include, among other things, and subject to certain limitations, operating a mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; acting as an insurance agent for certain types of credit related insurance and providing certain securities brokerage services for customers. We have no present plans to engage in any of these activities other than through the Bank.

Transactions with Affiliates.     There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from banking subsidiaries or engage in certain other transactions with or involving those banking subsidiaries. In general, these restrictions require that any such transactions must be on terms that would ordinarily be offered to unaffiliated entities and secured by designated amounts of specified collateral. Transactions between a banking subsidiary and its holding company or any nonbank subsidiary are limited to 10% of the banking subsidiary’s capital stock and surplus and, as to the holding company and all such nonbank subsidiaries in the aggregate, up to 20% of the bank’s capital stock and surplus.

Regulatory Restrictions on Dividends.     It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. See “— Holding Company Liability,” below. Federal Reserve policies also affect the ability of a bank holding company to pay in kind dividends.

Various federal and state statutory provisions limit the amount of dividends that subsidiary banks can pay to their holding companies without regulatory approval. The Bank is also subject to limitations under state law regarding the payment of dividends, including the requirement that dividends may be paid only out of net profits. See “– Delaware Regulation.” In addition to these explicit limitations, federal and state regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging

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in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

Because we are a legal entity separate and distinct from the Bank, our right to participate in the distribution of assets of the Bank, or any other subsidiary, upon the Bank’s or the subsidiary’s liquidation or reorganization will be subject to the prior claims of the Bank’s or subsidiary’s creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors have priority of payment over the claims of holders of any obligation of the institution’s holding company or any of its shareholders or creditors.

Holding Company Liability.     Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below under “— Prompt Corrective Action,” a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed, and is required to cure immediately, any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

Capital Adequacy.     The Federal Reserve and FDIC have issued standards for measuring capital adequacy for bank holding companies and banks. These standards are designed to provide risk-based capital guidelines and to incorporate a consistent framework. The risk- based guidelines are used by the agencies in their examination and supervisory process, as well as in the analysis of any applications to them to obtain approvals, including our applications for approval of the reorganization and for registration as a financial holding company. As discussed under “— Prompt Corrective Action,” a failure to meet minimum capital requirements could subject us or the Bank to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, termination of deposit insurance by the FDIC and placing the Bank into conservatorship or receivership.

In general, the risk-related standards require banks and bank holding companies to maintain capital based on “risk-adjusted” assets so that the categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

The standards classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. Tier 1 capital consists of common stockholders’ equity, certain non-cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less certain adjustments. Tier 2 capital consists of the allowance for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinate debt, and intermediate-term preferred stock, less certain adjustments. Together, these two categories of capital comprise a bank’s or bank holding company’s “qualifying total capital.” However, capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital in testing compliance with the total risk- based capital minimum standards. Banks and bank holding companies must have a minimum ratio of 8% of qualifying total capital to risk-adjusted assets, and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. At June 30, 2004, we and the Bank had a total capital to risk-adjusted assets ratios of 32.81% and 31.79%, respectively, and Tier 1 capital to risk-adjusted assets ratios of 32.04% and 31.03%, respectively.

In addition, the Federal Reserve and the FDIC have established minimum leverage ratio guidelines. The principal objective of these guidelines is to constrain the maximum degree to which a financial institution can leverage its equity capital base. It is intended to be used as a supplement to the risk-based capital guidelines. These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. Other financial institutions generally must maintain a leverage ratio of at least 3% plus 100 to 200

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basis points. The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the banking agencies have indicated that they may consider other indicia of capital strength in evaluating proposals for expansion or new activities.

The federal banking agencies’ standards provide that concentration of credit risk and certain risks arising from nontraditional activities, as well as an institution’s ability to manage these risks, are important factors to be taken into account by them in assessing a financial institution’s overall capital adequacy. The risk-based capital standards also provide for the consideration of interest rate risk in the agency’s determination of a financial institution’s capital adequacy. The standards require financial institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

These standards can be expected to be amended from time to time.

Prompt Corrective Action.     Under the Federal Deposit Insurance Corporation Improvement Act of 1991, federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories — “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized” — and subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. As we describe in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” an institution is deemed to be well capitalized if it has a total risk-based capital ratio of at least 10.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a leverage ratio of at least 5.0%. An institution is adequately capitalized if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a leverage ratio of at least 4.0%. At June 30, 2004, our total risk-based capital ratio was 32.81%, our Tier 1 risk-based capital ratio was 32.04% and our leverage ratio was 24.68%. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits. As of June 30, 2004, both we and the Bank were “well capitalized” within the meaning of the regulatory categories.

Banking regulatory agencies are permitted or, in certain cases, required to take action with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution’s capital, the agency’s corrective powers include, among other things:

•	prohibiting the payment of principal and interest on subordinated debt;

•	prohibiting the holding company from making distributions without prior regulatory approval;

•	placing limits on asset growth and restrictions on activities;

•	placing additional restrictions on transactions with affiliates;

•	restricting the interest rate the institution may pay on deposits;

•	prohibiting the institution from accepting deposits from correspondent banks; and

•	in the most severe cases, appointing a conservator or receiver for the institution.

A banking institution that is undercapitalized must submit a capital restoration plan. This plan will not be accepted unless, among other things, the banking institution’s holding company guarantees the plan up to an agreed upon amount. Any guarantee by a depository institution’s holding company is entitled to a priority of payment in bankruptcy. Failure to implement a capital plan, or failure to have a capital restoration plan accepted, may result in a conservatorship or receivership.

Community Reinvestment Act.     Under the Community Reinvestment Act of 1977, which we refer to as the CRA, a federally-insured institution has a continuing and affirmative obligation to help meet the credit

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needs of its community, including low-and moderate-income neighborhoods, consistent with the safe and sound operation of the institution. The CRA requires the board of directors of federally- insured institutions, such as the Bank, to adopt a CRA statement for its assessment area that, among other things, describes its efforts to help meet community credit needs and the specific types of credit that the institution is willing to extend. The CRA further requires that a record be kept of whether a financial institution meets its community’s credit needs, which record will be taken into account when evaluating applications for, among other things, domestic branches and mergers and acquisitions. The regulations promulgated pursuant to the CRA contain three evaluation tests:

•
a lending test which compares the institution’s market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of the institution’s outstanding loans to low- and moderate-income areas or individuals;

•	a services test, which evaluates the provision of services that promote the availability of credit to low- and moderate-income areas; and

•
an investment test, which evaluates an institution’s record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds.

The Bank was examined for CRA compliance in 2002 and received a “satisfactory” rating.

Control Acquisitions.     The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of any class of voting securities of a bank holding company is presumed to be an acquisition of control of the holding company if:

•	the bank holding company has a class of securities registered under Section 12 of the Securities Exchange Act of 1934 or

•	no other person will own or control a greater percentage of that class of voting securities immediately after the transaction.

An acquisition of 25% or more of the outstanding shares of any class of voting securities of a bank holding company is conclusively deemed to be the acquisition of control. In determining percentage ownership for a person, Federal Reserve policy is to count securities obtainable by that person through option or warrant exercise, even if the options or warrants have not then vested.

Insurance of Deposit Accounts. The Bank’s deposits are insured to the maximum extent permitted by the Bank Insurance Fund, or BIF. As the insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against banks. The FDIC has implemented a risk-based assessment system under which FDIC-insured depository institutions pay annual premiums at rates based on their risk classification. A bank’s risk classification is based on its capital levels and the level of supervisory concern the bank poses to the regulators. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to the BIF) pay assessments at higher rates than institutions that pose a lower risk. A decrease in a bank’s capital ratios or the occurrence of events that have an adverse effect on a bank’s asset quality, management, earnings or liquidity could result in a substantial increase in deposit insurance premiums paid by a bank, which would adversely affect earnings. In addition, the FDIC can impose special assessments in certain instances. The range of assessments in the risk-based system is a function of the reserve ratio in the BIF. The current range of BIF assessments is between 0% and 0.27% of deposits because the BIF reserve ratio was greater than 1.25% when the ratios were set. In 2002, the BIF reserve ratio fell below 1.25%, creating the possibility that the FDIC would raise assessment rates, but in 2003 the ratio was slightly above 1.25%. At December 31, 2003 and June 30, 2004, the Bank’s BIF assessment rate was 0%. If the BIF reserve ratio were to fall below 1.25% again, the FDIC would consider

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whether to levy higher assessments. Congress has also recently considered proposals that would increase assessments on certain types of rapidly growing institutions.

Loans-to-One Borrower.     Generally, a bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by specified collateral, generally readily marketable collateral (which is defined to include certain financial instruments and bullion) and real estate. At June 30, 2004, the Bank’s limit on loans-to-one borrower was $16.9 million ($28.2 million for secured loans). At June 30, 2004, the Bank’s largest aggregate outstanding balance of loans-to-one borrower was $8.0 million, which was secured. As a general policy, the Bank seeks to limit secured loans-to-one borrower to a maximum of $10.0 million.

Transactions with Related Parties.     The Bank’s authority to engage in transactions with related parties or “affiliates” (that is, any company that controls or is under common control with an institution, including us and our non-bank subsidiaries) is limited by Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder. Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the Bank’s capital and surplus. At June 30, 2004, we owed the Bank $569,000, which was approximately .52% of its capital and surplus. The aggregate amount of covered transactions with all affiliates is limited to 20% of the Bank’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

Enforcement.     Under the Federal Deposit Insurance Act, the FDIC has the authority to bring actions against a bank and all affiliated parties, including stockholders, attorneys, appraisers and accountants, who knowingly or recklessly participate in wrongful action likely to have an adverse effect on the bank. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. Federal law also establishes criminal penalties for certain violations.

Standards for Safety and Soundness.     The Federal Deposit Insurance Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees, benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness to implement these safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Federal Reserve System.     Federal Reserve regulations require banks to maintain non-interest bearing reserves against their transaction accounts (primarily NOW and regular checking accounts). Federal Reserve regulations generally require for 2004 that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $45.4 million or less (subject to adjustment by the Federal Reserve), the reserve requirement is 3%; and, for accounts aggregating greater than $45.4 million, the reserve requirement is $1.164 million plus 10% (subject to adjustment by the Federal Reserve between 8% and 14%) of that portion of total transaction accounts in excess of $45.4 million. The first $6.6 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempt from the reserve requirements. At June 30, 2004, the Bank met these requirements.

Gramm-Leach-Bliley Act.     The Gramm-Leach-Bliley Act, or GLBA, made extensive changes in the rules governing the financial services industry, particularly banking. It eliminated many of the restrictions

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placed upon the activities of bank holding companies and established a new type of bank holding company called a financial holding company. Financial holding companies are granted the authority to engage in “financial activities” that are beyond those of conventional bank holding companies and to affiliate with entities engaged in financial activities. While the Federal Reserve (together with the Treasury Secretary) is authorized to determine what a financial activity is, the GLBA provides that financial activities include:

•	lending, investing for others or safeguarding money or securities;

•	underwriting insurance and annuities as principal, agent or broker;

•	providing financial, investment or economic advisory services;

•	issuing or selling interests in pools of assets permissible for a bank to hold directly;

•	engaging in any activity that the Federal Reserve found before the act to be a proper incident to banking; and

•	insurance portfolio investing.

The GLBA directs the Federal Reserve to define the following activities as financial in nature and the extent to which they are financial in nature:

•	lending, exchanging, transferring, investing for others or safeguarding financial assets other than money or securities; and

•	arranging financial transactions for the account of third parties.

A bank holding company may elect to become a financial holding company if all of its subsidiary banks are “well capitalized” and “well managed” and it has filed a declaration of its election with the Federal Reserve together with a certification that it is well capitalized and well managed. The election to become a financial holding company will not become effective, however, if any of the banking subsidiaries of the electing holding company have not achieved a “satisfactory” rating under the CRA. The Bank was rated “satisfactory” in its most recent CRA examination.

The banking and nonfinancial subsidiaries of a financial holding company may not cross sell each other’s products and services where the financial holding company owns the non-financial subsidiary through the financial holding company’s merchant banking authority or through its insurance subsidiary under its investment portfolio authority. However, insurance products or services may be marketed by Internet websites or statement inserts with Federal Reserve approval if there is no illegal tying arrangement. A bank also may not engage in a “covered transaction” with a controlled affiliate of a financial holding company. A “covered transaction” includes loans to, investments in, purchases of assets from or guaranteeing loans of the affiliate, or accepting securities of the affiliate as collateral for a loan.

USA Patriot Act.     The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act was intended to detect, and prevent, the use of the United States’ financial system for money laundering and terrorist financing activities. The Act requests financial institutions, such as banks, to prohibit correspondent accounts with foreign shell banks, to establish an anti-money laundering program that includes employee training and an independent audit, to follow minimum standards for identifying customers and maintaining records of the identification information, and to make regular comparisons of customers against agency lists of suspected terrorists, terrorist organizations and money launderers.

Delaware Regulation

General.     As a Delaware bank holding company, we are subject to the supervision of and periodic examination by the Delaware State Bank Commissioner and must comply with the reporting requirements of the Delaware State Bank Commissioner. The Bank, as a banking corporation chartered under Delaware law, is subject to comprehensive regulation by the Delaware State Bank Commissioner, including regulation of the conduct of its internal affairs, the extent and exercise of its banking powers, the issuance of capital notes or debentures, any mergers, consolidations or conversions, its lending and investment practices and its revolving and closed-end credit practices. The Bank also is subject to periodic examination by the Delaware State Bank

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Commissioner and must comply with the reporting requirements of the Delaware State Bank Commissioner. The Delaware State Bank Commissioner has the power to issue cease and desist orders prohibiting unsafe and unsound practices in the conduct of a banking business.

Limitation on Dividends.     Under Delaware banking law, the Bank’s directors may declare dividends on common or preferred stock of so much of its net profits as they judge expedient, but the Bank must, before the declaration of a dividend on common stock from net profits, carry 50% of its net profits of the preceding period for which the dividend is paid to its surplus fund until its surplus fund amounts to 50% of its capital stock and thereafter must carry 25% of its net profits for the preceding period for which the dividend is paid to its surplus fund until its surplus fund amounts to 100% of its capital stock.

Pending Legislation

Deposit Insurance Reform.     On April 2, 2003, the U.S. House of Representatives passed H.R. 522, the Federal Deposit Insurance Reform Act of 2003. This proposed legislation would reform the deposit insurance system by:

•	merging the BIF and the Savings Association Insurance Fund;

•	ending the 23 basis point premium “rate cliff” that occurs when the reserve ratio of deposits insured to premiums held falls beneath 1.25% for more than one year;

•	creating a reserve range within which a bank’s reserve ratio can float;

•	increasing insurance coverage limits for municipal deposits;

•	increasing insurance coverage limits for individual accounts to $130,000 and indexing future coverage limits to inflation; and

•	doubling insurance coverage limits for certain types of IRAs and 401(k) plans.

As of the date of this proxy statement/prospectus, this legislation was being considered by the U.S. Senate Banking, Housing and Urban Affairs Committee.

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COMPARISON OF SHAREHOLDER RIGHTS

As a Delaware corporation, we are governed by the Delaware General Corporation Law, or DGCL, and by our certificate of incorporation and bylaws. The Bank is a Delaware-chartered commercial bank governed by the Delaware Banking Code, which incorporates some provisions of the DGCL. The Bank’s articles of association and bylaws differ in some material respects from ours, and the DGCL differs in some material respects from the Delaware Banking Code. We summarize the material differences between the rights of holders of Bancorp common stock and the holders of Bank common stock in the following table.

	Bank Shareholder Rights	Bancorp Shareholder Rights

Size of board of directors	The Bank’s articles of association, by-laws and the Delaware banking laws provide that the board of directors shall consist of not less than five persons and further provide that the exact number of directors shall be fixed by the board of directors.	Our by-laws provide that the number of directors shall be fixed by our board of directors. The DGCL provides that the board of directors must consist of one (1) or more members.

	The Bank’s board of directors currently consists of 11 members	Our board of directors currently consists of 11 members.

Annual meetings of shareholders for the election of directors	The Bank’s by-laws provide that annual meetings of shareholders for the election of directors must be held at least once every 13 months.	Our by-laws provide that annual meetings of shareholders for the election of directors must be held at least once every year.

Special meeting of the shareholders	The Bank’s by-laws provide that special meetings of the shareholders for any purpose may be called by the directors or the chief executive officer.	Our by-laws provide that special meetings of shareholders may be called at any time by the chairman of the board, by our chief executive officer, by our president or directors or by the holders of a majority of our outstanding voting shares.

Dividends	The Bank’s directors may declare dividends on common stock out of the net profits of the Bank, but the Bank must, before the declaration of a dividend, carry 50% of its net profits of the preceding period for which the dividend is paid to its surplus fund until the same shall amount to 50% of its capital stock; and thereafter shall carry 25% of its net profits of the preceding period for which the dividend is paid to its surplus fund until the same shall amount to 100% of its capital stock.

	In addition, under the Financial Institutions Supervisory Act of 1966, as amended, the FDIC has the authority and general enforcement powers to prohibit a bank from engaging in practices which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice and thereby prohibit such payment. The Federal Deposit Insurance Corporation Improvement Act of 1991 further prohibits a bank from paying a dividend if the dividend payment would result in the bank failing to meet any of its minimum capital requirements.	Our directors may declare and pay dividends upon the shares of our capital stock, either out of our surplus, as defined and computed in accordance with sections 154 and 244 of the DGCL, or in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If our capital, computed in accordance with sections 154 and 244, shall have been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, our directors may not declare and pay out of such net profits any dividends upon any shares of any classes of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

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Bank Shareholder Rights	Bancorp Shareholder Rights

Dissenters’ rights	Delaware banking law provides that the owner of shares of a state bank who votes against a merger which results in a Delaware state bank shall be entitled to receive their value in cash, if and when the merger becomes effective, upon written demand, made to the resulting bank at any time within 30 days after the effective date of the merger accompanied by the surrender of the stock certificates. The value of such shares shall be determined, as of the date of the stockholders’ meeting approving the merger, by three appraisers, one to be selected by the owners of two thirds of the shares involved, one by the board of directors of the resulting bank, and the third by the two appraisers so chosen. The valuation agreed upon by any two appraisers shall govern. If the appraisal is not completed within 90 days after the merger becomes effective the Delaware State Bank Commissioner shall cause an appraisal to be made.

The expenses of appraisal shall be paid by the resulting bank.

The resulting bank may also fix an amount which it considers to be not more than the value of its shares which it will pay dissenting shareholders for their shares. Dissenting shareholders may accept that offer or seek appraisal, as described above.	The DGCL provides shareholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:
• • • • • • • • •
listed on a national securities exchange,

designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

held of record by more than 2,000 shareholders unless they are required to accept in the merger anything other than any combination of:

shares of stock or depository receipts of the surviving corporation in the merger,

shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be listed on a national securities exchange,

designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

held of record by more than 2,000 holders; or

cash instead of partial shares of the stock or depository receipts received.

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EXPERTS

The financial statements of The Bancorp Bank as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 appearing in this proxy statement/prospectus have been audited by Grant Thornton LLP, independent registered public accounting firm, whose report is included in this proxy statement/prospectus and given upon their authority as experts in accounting and auditing.

The consolidated financial statements of The Bancorp, Inc. and its subsidiaries as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 appearing in this proxy statement/prospectus, have been audited by Grant Thornton LLP, independent registered public accounting firm, whose report is included in this proxy statement/prospectus and given upon their authority as experts in accounting and auditing.

Cedar Hill Advisors, LLC has consented to the use of its name and its opinion included as Annex B to this proxy statement/prospectus.

LEGAL MATTERS

The validity of the Bancorp common stock and the United States federal income tax consequences of the reorganization has been passed upon for us by Ledgewood Law Firm, P.C., Philadelphia, Pennsylvania.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Following completion of the reorganization, and under the Commission’s rules, holders of our common stock who desire to submit proposals for inclusion in our proxy statement for our 2005 annual meeting of shareholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to our corporate secretary by July 21, 2005. The proxy for the 2005 annual meeting of shareholders may confer discretionary authority to vote on any matters brought before that meeting where:

•	we receive notice of the proposal before October 4, 2005 and advise shareholders in the 2005 proxy statement about the nature of the proposal and how management intends to vote on the proposal, or

•	we have not received notice of the matter by October 4, 2005.

According to our by-laws, the only persons eligible for election as directors are those persons who have been duly nominated by:

•	the incumbent directors or

•
by a shareholder who is entitled to vote at the annual meeting of shareholders and who has filed his nominations with our corporate secretary at least twenty days before the time scheduled for said meeting.

A shareholder who wishes to submit his or her recommendations for director candidates to the Nomination and Governance Committee should send the written recommendation to our Delaware offices, attention: Nominating and Governance Committee Chairman. The shareholder must represent that he or she is a shareholder of ours and will remain so through the date of the relevant annual meeting of shareholders and include the written consent of the person or persons so recommended to serve as directors if nominated and elected. All shareholder recommendations received by the Nominating and Governance Committee will be reviewed at the first meeting of the Nominating and Governance Committee held after receipt of the recommendation. The Nominating and Governance Committee will consider nominees recommended by shareholders for the 2005 annual meeting if submitted as described above at least one month before the meeting of the Nominating and Governance Committee scheduled for September 2005.

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WHERE YOU CAN FIND MORE INFORMATION

The Bank is, and before the effective date of the reorganization will remain, subject to the information requirements of the Securities and Exchange Act of 1934, as amended, and, in accordance therewith, files annual, quarterly and special reports, proxy statements and other information with the FDIC Such information may be inspected at the Registration and Disclosure Section of the FDIC at 550 Seventeenth Street, NW, Washington, D.C. 20429 (telephone (202) 898-8913). Copies of such material can be obtained from the FDIC at the above location at prescribed rates. The FDIC filings of the Bank are also available to the public at the Bank’s website, http://www.thebancorp.com. The Bank posts separately on its website all filings made by persons pursuant to Section 16 of the Exchange Act.

Bancorp has filed a registration statement on Form S-4 to register with the Commission the shares of Bancorp common stock to be issued to the Bank’s shareholders in the reorganization. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Bancorp as well as a proxy statement of the Bank for the Bank’s special meeting of shareholders. As allowed by the rules of the Commission, this proxy statement/prospectus does not contain all the information you can find in Bancorp’s registration statement or the exhibits to the registration statement. The registration statement is available to the public over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document Bancorp files at the Commission’s public reference rooms. Please call the Commission at 1-800-SEC-0330 for additional information on the public reference rooms.

You may also obtain copies of the Bancorp’s registration statement and exhibits, and copies of the reports, proxy statements or other information filed by the Bank with the FDIC, upon written or oral request, without charge, at the following address or telephone number:

The Bancorp, Inc.
405 Silverside Road
Wilmington, DE 19809
Attention: Martin Egan, Corporate Secretary
Telephone No. (302) 385-5000

To obtain timely delivery, you must request this information no later than December 8, 2004, five business days before the date of the special meeting.

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Report of Independent Registered Public Accounting Firm

Board of Directors
The Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of The Bancorp, Inc. and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Bancorp, Inc. and its subsidiaries as of December 31, 2003 and 2002, and their consolidated results of operations and their consolidated cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
February 18, 2004

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THE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2003	2002

	(in thousands)
Cash and cash equivalents
Cash and due from banks	$11,650	$4,671
Interest bearing deposits	1,027	1,021
Federal funds sold	29,506	24,456

Total cash and cash equivalents	42,183	30,148

Investment securities, available-for-sale	24,387	33,629
Loans, net	230,406	161,958
Premises and equipment, net	2,377	2,723
Accrued interest receivable	1,219	937
Other assets	3,589	4,029

Total assets	$304,161	$233,424

LIABILITIES

Deposits
Demand (non-interest bearing)	$48,006	$34,405
Savings, money market and interest checking	111,438	90,518
Time deposits	104,410	76,333
Time deposits, $100,000 and over	12,911	8,187

Total deposits	276,765	209,443
Securities sold under agreements to repurchase	3	1,008
Accrued interest payable	218	418
Other liabilities	252	336
Guaranteed preferred beneficial interests in Company’s subordinated debentures	5,250	5,250

Total liabilities	282,488	216,455

SHAREHOLDERS’ EQUITY
Common stock — authorized, 20,000,000 shares of $1.00 par value; issued and outstanding, 2,284,200 and 1,883,594 shares for 2003 and 2002, respectively	2,284	1,884
Series A preferred stock — authorized, 5,000,000 shares of $0.01 par value; issued and outstanding, 1,083,829 and 1,021,197 shares for 2003 and 2002 with a liquidation value of $10.00 per share	11	10
Additional paid-in capital	30,369	25,785
Accumulated deficit	(10,835)	(11,025)
Accumulated other comprehensive income (loss)	(156)	315

Total shareholders’ equity	21,673	16,969

Total liabilities and shareholders’ equity	$304,161	$233,424

The accompanying notes are an integral part of these statements.

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THE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2003	2002	2001

	(in thousands)
Interest income
Loans, including fees	$12,508	$9,469	$5,071
Investment securities	1,984	2,403	1,015
Federal funds sold	297	181	1,351
Interest bearing deposits	8	7	37

	14,797	12,060	7,474

Interest expense
Deposits	4,857	4,241	3,553
Securities sold under agreements to repurchase	15	44	13
Trust preferred securities	551	305	—

	5,423	4,590	3,566

Net interest income	9,374	7,470	3,908
Provision for loan and lease losses	685	600	435

Net interest income after provision for loan and lease losses	8,689	6,870	3,473

Non-interest income
Service fees on deposit accounts	878	431	92
Merchant credit card deposit fees	7,980	3,273	1,129
Gains on sales of investment securities	787	20	82
Leasing income	205	256	397
Other	637	362	19

Total non-interest income	10,487	4,342	1,719

Non-interest expense
Salaries and employee benefits	5,004	3,663	3,460
Occupancy expense	1,531	1,675	1,472
Merchant credit card deposit	7,410	2,648	1,061
Data processing expense	886	704	521
Advertising	242	292	337
Professional fees	230	262	405
Other	3,052	1,768	1,450
Litigation settlement expense	—	691	—

Total non-interest expense	18,355	11,703	8,706

Net income (loss) from continuing operations	821	(491)	(3,514)
Discontinued operations
Loss from discontinued operations of FinancialMuse.com, Inc.	—	—	(639)
Gain on disposal of FinancialMuse.com, Inc.	—	—	535

	—	—	(104)

Net income (loss) before income tax benefit	821	(491)	(3,618)
Income tax benefit	(250)	(500)	—

Net income (loss)	1,071	9	(3,618)
Less preferred stock dividends and accretion	(881)	(750)	(278)

Income (loss) allocated to Series A preferred shareholders	(61)	—	—
Net income (loss) available to common shareholders	$129	$(741)	$(3,896)
Net income (loss) per share — basic	$0.06	$(0.39)	$(2.07)

Net income (loss) per share — diluted	$0.06	$(0.39)	$(2.07)

The accompanying notes are an integral part of these statements.

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THE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2003, 2002 and 2001

					Accumulated
		Series A	Additional		other
	Common	preferred	paid-in	Accumulated	comprehensive	Comprehensive
	stock	stock	capital	deficit	income (loss)	income (loss)	Total

		(in thousands)
Balance at January 1, 2001	$1,884	$—	$15,467	$(6,388)	$—		$10,963
Net loss	—	—	—	(3,618)		$(3,618)	(3,618)
Issuance of Series A preferred stock	—	7	5,886	—	—		5,893
Stock dividends on Series A
preferred stock	—	—	98	(98)	—		—
Issuance of common stock warrants	—	—	1,292	—	—		1,292
Accretion of Series A preferred stock	—	—	180	(180)	—	—
Other comprehensive loss, net of reclassification adjustments and tax	—	—	—	—	(291)	(291)	(291)

Total other comprehensive loss						$(3,909)

Balance at December 31, 2001	$1,884	$7	$22,923	$(10,284)	$(291)		$14,239
Net income	—	—	—	9	—	$9	9
Issuance of Series A preferred stock	—	2	1,521	—	—		1,523
Stock dividends on Series A
preferred stock	—	1	237	(238)	—		—
Issuance of common stock warrants	—	—	592	—	—		592
Accretion of Series A preferred stock	—	—	512	(512)	—		—
Other comprehensive income, net of reclassification adjustments and tax	—	—	—	—	606	606	606

Total other comprehensive income						$615

Balance at December 31, 2002	1,884	10	25,785	(11,025)	315		16,969
Net income	—	—	—	1,071	—	$1,071	1,071
Issuance of Series A preferred stock	400	—	3,704	—	—	—	4,104
Stock dividends on Series A
preferred stock	—	1	252	(253)	—	—	—
Issuance of common stock warrants	—	—	—	—	—	—	—
Accretion of Series A preferred stock	—	—	628	(628)	—	—	—
Other comprehensive income, net of reclassification adjustments and tax		—			(471)	(471)	(471)

Total other comprehensive income						$600

Balance at December 31, 2003	$2,284	$11	$30,369	$(10,835)	$(156)		$21,673

The accompanying notes are an integral part of this statement.

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THE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2003	2002	2001

Operating activities
Net income (loss)	$1,071	$9	$(3,618)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	777	1,151	752
Provision for loan and lease losses	685	600	435
Net amortization (accretions) of premium (discount)	16	(80)	—
Net gain on sales of investment securities	(787)	(20)	(82)
Net gain on disposal of business	—	—	(535)
Deferred income tax benefit	(250)	(500)	—
Net change in net assets of discontinued operations	—	—	(284)
Increase in accrued interest receivable	(282)	(394)	(688)
(Decrease) increase in interest payable	(200)	179	(46)
(Increase) decrease in other assets	932	(952)	(1,011)
Increase (decrease) in other liabilities	(84)	(167)	(556)

Net cash provided by (used in) operating activities	1,878	(174)	(5,633)

Investing activities
Purchase of investment securities	(25,218)	(8,551)	(41,046)
Proceeds from sales of investment securities	22,623	2,121	1,529
Proceeds from maturity of investment securities	11,895	10,594	2,337
Cash received on disposition of FinancialMuse.com, Inc.	—	—	1,300
Net increase in loans	(69,133)	(57,130)	(78,287)
Purchases of premises and equipment	(431)	(369)	(570)

Net cash used in investing activities	(60,264)	(53,335)	(114,737)

Financing activities
Net increase in deposits	67,322	71,926	65,001
Net decrease in securities sold under agreements to repurchase	(1,005)	(1,500)	2,508
Proceeds from issuance of common stock, net	4,104	—	—
Proceeds from issuance of Series A preferred stock, net	—	2,115	7,185
Proceeds from issuance of beneficial interest in the Company’s subordinated debentures	—	5,250	—

Net cash provided by financing activities	70,421	77,791	74,694

Net increase (decrease) in cash and cash equivalents	12,035	24,282	(45,676)

Cash and cash equivalents, beginning of year	30,148	5,866	51,552

Cash and cash equivalents, end of year	$42,183	$30,148	$5,866

The accompanying notes are an integral part of these statements.

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THE BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — FORMATION AND STRUCTURE OF COMPANY

The Bancorp, Inc. (the Company) was incorporated in the state of Delaware and is a registered bank holding company under the Bank Holding Company Act of 1956. The Company operates as a bank holding company with a wholly owned subsidiary bank, The Bancorp Bank (the Bank). In 2002, the Company changed its name to The Bancorp, Inc. The Bank is a Delaware chartered commercial bank located in Wilmington, Delaware and is FDIC insured institution. The Company provides retail and commercial banking services in the Philadelphia, Pennsylvania and Wilmington, Delaware areas. The Company offers an affinity group the ability to customize the banking services through the affinity group website. The Company commenced operations on July 28, 2000.

The financial service industry is highly competitive in general. Many of the Bank’s principal competitors, including traditional banks and thrifts, other Internet banks and other financial service providers, such as brokerage and insurance companies, have greater financial and other resources than the Bank does and may offer services, such as trust services, that the Bank does not provide or will not be authorized to provide. Because there are few barriers to on-line market entry for existing chartered financial institutions, the Bank’s potential competitors could implement Internet banking operations with relative ease. Furthermore, brokerage companies and other financial service providers may not be subject to the same degree of regulation as is the Bank.

The Company and the Bank are subject to regulation by certain state and federal agencies and, accordingly, they will be periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Company’s and the Bank’s businesses will be susceptible to being affected by state and federal legislation and regulations.

NOTE B — SUMMARY OF ACCOUNTING POLICIES

1. Basis of Presentation

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements include the accounts of the Company, the Bank, the Company’s majority owned subsidiary FinancialMuse.com, Inc. (FinancialMuse) and its wholly-owned subsidiary FinancialMuse Securities (FMSC). The Company sold its interest in FinancialMuse on September 30, 2001. Although FinancialMuse only became a majority-owned subsidiary in September 2000, the Company has had significant influence over its management and results of its operations since inception and the Company has funded FinancialMuse’s operations since its inception. Accordingly, the Company has included the results of FinancialMuse’s operations for the period January 1, 2001 through September 30, 2001 (date of disposal).

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those revenues.

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan and lease losses. The evaluation of the adequacy of the allowance for loan and lease losses includes, among other factors considered, an analysis of historical loss rates, by category, applied to current loan totals. However, actual losses may be higher or lower than historical trends, which vary. Actual losses on specified problem loans, which also are provided for in the evaluation, may vary from those estimated loss percentages, which are established based upon a limited number of potential loss classifications.

2. Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand and amounts due from banks with an original maturity of three months or less and federal funds sold. Cash paid for interest was approximately $5,623,000, $4,411,000 and $3,612,00 for the years ended December 31, 2003, 2002 and 2001, respectively.

3. Investment Securities

The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Investments in debt and equity securities which management has both the ability and intent to hold to maturity are carried at cost, adjusted for the amortization of premiums and accretion of discounts computed by the level interest method. Investments in debt and equity securities, which management believes may be sold prior to maturity due to changes in interest rates, prepayment risk, liquidity requirements, or other factors, are classified as available for sale. Net unrealized gains and losses for such securities, net of tax effect, are reported as other comprehensive income and excluded from the determination of net income. The Bank does not engage in securities trading. Gains or losses on disposition of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. The Bank did not engage in hedging as of December 31, 2003 and 2002.

The Company adopted EITF 03-1, The Meaning of Other than Temporary Impairment and Its Application to Certain Investments as of December 31, 2003. EITF 03-1 includes certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities that are impaired at the balance sheet date, but an other-than-temporary impairment has not been recognized. The disclosures under EITF 03-1 are required for financial statements for years ending after December 15, 2003. The Company includes the required disclosures in these financial statements.

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

4. Loans and Allowance for Loan and Lease Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and are net of unearned discount, unearned loan fees and an allowance for loan and lease losses. The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. All identified losses on loans are immediately charged against the allowance for loan and lease losses. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based upon an evaluation of known and inherent risks in the loan portfolio. The evaluation takes into consideration such factors as changes in the nature and size of the loan portfolio, overall portfolio quality, specific problem loans, and current economic conditions which may affect the borrowers’ ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan total amounts. Loss estimates for specified problem loans are also detailed.

Interest income is accrued as earned on a simple interest basis. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on non-accrual status, all accumulated accrued interest receivable applicable to periods prior to the current year is charged off to the allowance for loan and lease losses. Interest that had accrued in the current year is reversed out of current period income. Loans 90 days or more past due and still accruing interest must have both principal and accruing interest adequately secured and must be in the process of collection. As of December 31, 2003, and 2002, the Company did not have any non-accrual loans.

The Company accounts for impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral-dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, revised the standards for accounting for the securitization and other transfers of financial assets and collateral.

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

Financial Accounting Standards Board (FASB) Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN No. 45) requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company previously did not record an initial liability when guaranteeing obligations, except for fees received at issuance, unless it became probable that the Company would have to perform under the guarantee. FIN No. 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002. The required disclosures are included in the financial statements.

In October 2003, the AICPA issued SOP 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. SOP 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Company will be unable to collect all contractually required payments receivable. SOP 03-3 requires that the Company recognize the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan’s contractual required payments receivable in excess of the amount of its cash flows excepted at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. Management is currently evaluating the provisions of SOP 03-3.

5. Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over the useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets on January 1, 2002. SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. The adoption of this statement did not have a material impact on the financial condition or results of operations of the Company.

6. Internal Use Software

Under the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs associated with internally developed and/or purchased software systems for new products and enhancements to existing products that have reached the application stage and meet recoverability tests. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software, payroll and payroll related expenses for employees who are directly associated with and devote time to the internal-use software project and interest costs incurred, if material, while developing internal-use software. Capitalization of such costs begins when the preliminary project stage is complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

The carrying value of the software is periodically reviewed and a loss is recognized if the value of the estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost. Amortization is provided using the straight-line method over the estimated useful life of the related software, which is generally three to seven years. As December 31, 2003 and 2002, the Company has capitalized total software costs of approximately $1,210,000 and $1,012,000, respectively. The Company has recorded amortization expense of approximately $278,000, $173,000 and $58,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

7. Income Taxes

The Company accounts for income taxes under the liability method whereby deferred tax assets and liabilities are determined based on the difference between the carrying values on the financial statements and the tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

8. Stock-Based Compensation

The Company accounts for its stock options under SFAS No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

At December 31, 2002, the Parent had a stock-based compensation plan, which is more fully described in note L. The Parent accounts for that plan under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. Stock-based employee compensation costs are not reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. FASB Interpretation No. 44 provides an exception that allows a subsidiary to account for stock options granted to subsidiary employees to purchase Parent common stock under APB No. 25 if the Parent accounts for those stock options under APB No. 25. The following table illustrates the effect on net income (loss) and income (loss) per share if the Bank had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in thousands).

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

	Year ended December 31,

	2003	2002	2001

	(in thousands except share data)
Net income (loss), as reported	$1,071	$9	$(3,618)
Less stock-based compensation costs under fair value based method for all awards	(534)	(524)	(512)

Pro forma net income (loss)	537	(515)	(4,130)

Less preferred stock dividends and accretion	(881)	(750)	(278)

Net income (loss) available to common shareholders	$(344)	$(1,265)	$(4,408)

Pro forma diluted earnings per share	$(0.17)	$(0.67)	$(2.67)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2003, 2002 and 2001: dividend yield of 0%, 4.25% and 5.85% risk-free interest rate, respectively; and expected lives of ten years. There were no grants in 2001.

9. Advertising Costs

The Company expenses advertising cost as incurred.

10. Earnings per Share

The Company calculates earnings per share under the provisions of SFAS No. 128, Earnings Per Share. Basic earnings per share exclude dilution and are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

	Year ended December 31, 2003

	Income	Shares	Per share
	(numerator)	(denominator)	Amount

	(in thousands)
Basic earnings per share
Net income available to common shareholders	$129	2,010,529	$0.06
Effect of dilutive securities
Options	—	14,390	—
Warrants	—	51,988	—

Diluted earnings per share
Net income available to common stockholders plus assumed conversions	$129	2,076,907	$0.06

Convertible Series A Preferred Stock of 1,083,529 were outstanding at December 31, 2003 were not included in the computation of diluted earnings per share because upon conversion to common stock they were anti-dilutive to diluted earnings per share.

The weighted average shares for December 31, 2002 were 1,883,594. Stock options and warrants of 464,750 and 1,946,579, respectively, for $10.00 per share were outstanding at December 31, 2002 but were not included in the weighted average shares because the exercise price equaled the market price.

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

Convertible Series A Preferred Stock of 1,021,197 were outstanding at December 31, 2002 were not included in the computation of diluted earnings per share because upon conversion to common stock they were anti-dilutive to diluted earnings per share.

The weighted average shares for December 31, 2001 were 1,883,594. Stock options and warrants of 428,500 and 1,453,058, respectively, for $10.00 per share were outstanding at December 31, 2001 but were not included in the weighted average shares because the exercise price equaled the market price.

The Convertible Series A Preferred Stock of 793,947 were outstanding at December 31, 2001 were not included in the computation of diluted earnings per share because upon conversion to common stock they were anti-dilutive to diluted earnings per share.

11. Comprehensive Income

Comprehensive income consists of net income or loss for the current period and income, expenses, gains, and losses that bypass the statement of operations and are reported directly in a separate component of equity.

The income tax effects allocated to comprehensive income (loss) are as follows (in thousands):

	December 31, 2003

	Before tax amount	Tax benefit (expense)	Net of tax amount

Unrealized losses on investment securities
Unrealized holding losses arising during period	$33	$11	$22
Less reclassification adjustment for gains realized in net loss	747	(254)	493

Other comprehensive loss, net	$(714)	$(243)	$(471)

	December 31, 2002

	Before tax amount	Tax benefit (expense)	Net of tax amount

Unrealized losses on investment securities
Unrealized holding losses arising during period	$940	$(321)	$619
Less reclassification adjustment for gains realized in net loss	20	(7)	13

Other comprehensive gain, net	$920	$(314)	$606

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

	December 31, 2001

	Before tax amount	Tax benefit (expense)	Net of tax amount

Unrealized losses on investment securities
Unrealized holding losses arising during period	$(382)	$128	$(254)
Less reclassification adjustment for gains realized in net loss	61	(24)	37

Other comprehensive loss, net	$(443)	$152	$(291)

12. Restrictions on Cash and Due From Banks

The Bank is required to maintain reserves against customer demand deposits by keeping cash on hand or balances with the Federal Reserve Bank in a non-interest bearing account. The amount of those reserves and cash balances at December 31, 2003 and 2002 were approximately $3,203,000 and $1,023,000, respectively.

13. Variable Interest Entities

In January 2003, the FASB issued FASB Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, to certain entities in which voting rights are not effective in identifying the investor with the controlling financial interest. An entity is subject to consolidation under FIN 46 if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns (“variable interest entities”). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected returns, or both.

Management has determined that The Bancorp Capital Trust (the Trust) qualifies as a variable interest entity under FIN 46. The Trust issued mandatorily redeemable preferred stock to investors and loaned the proceeds to the Company. The Trust holds, as its sole asset, subordinated debentures issued by the Company in 2002. The Trust is currently included in the Company’s consolidated balance sheet and statements of income. The Company has evaluated the impact of FIN 46 and concluded it should continue to consolidate The Trust as of December 31, 2003, in part due to its ability to call the preferred stock prior to the mandatory redemption date and thereby benefit from a decline in required dividend yields.

Subsequent to the issuance of FIN 46, the FASB issued a revised interpretation, FIN 46(R), the provisions of which must be applied to certain variable interest entities by March 31, 2004. The Company plans to adopt the provisions under the revised interpretation in the first quarter of 2004. FIN 46(R) will require the Company to deconsolidate The Trust as of January 1, 2005. FIN 46(R) precludes consideration of the call option embedded in the preferred stock when determining if the Company has the right to a majority of The Trust’s expected residual returns. Accordingly, the Company will deconsolidate The Trust at the end of the first quarter, which will result in an increase in outstanding debt by $163,000. The banking regulatory agencies have not issued any guidance that would change the regulatory capital treatment for the trust-preferred securities issued by The Trust based on the adoption of FIN 46(R). However, as additional interpretations from the banking regulators related to entities such as The Trust become available, management will reevaluate its potential impact to its Tier 1 capital calculation under such interpretations.

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

14. Deferred Financing Costs

Deferred financing costs related to the issuance of subordinated debt are being amortized over fifteen years and are included in other assets. The unamortized balance at December 31, 2003 and 2002 is $504,000 and $542,000. The Company recognized amortization expense of $38,000 and $18,000 for the years ended December 31, 2003 and 2002.

15. Reclassifications

Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the 2003 presentation.

NOTE C — INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of the Company’s investment securities available-for-sale are summarized as follows (in thousands):

	December 31, 2003

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Mortgage-backed securities	$10,604	$10	$(363)	$10,251
Other securities	14,019	266	(149)	14,136

	$24,623	$276	$(512)	$24,387

	December 31, 2003

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Mortgage-backed securities	$17,567	$346	$(59)	$17,854
Other securities	15,584	480	(289)	15,775

	$33,151	$826	$(348)	$33,629

The amortized cost and fair value of the Bank’s investment securities available-for-sale at December 31, 2003 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

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NOTE C — INVESTMENT SECURITIES — Continued

	December 31, 2003
	Amortized	Fair
	cost	value

Investment securities available-for-sale
Due after 5 years through 10 years	$7,932	$7,895
Due after 10 years	16,489	16,290
Federal Home Loan and Atlantic Central Bankers Stock	202	202

	$24,623	$24,387

At December 31, 2003 and 2002, investment securities with a book value of approximately $8,538,000 and $11,052,000, respectively, were pledged to secure deposits as required or permitted by law. Gross gains on sales were $747,000, $20,000 and $20,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Gross losses were not material for the years ended December 31, 2003, 2002 and 2001.

The table below indicates the length of time individual securities have been in continuous unrealized loss position at December 31, 2003:

	Number	Less than 12 months		12 months or longer		Total
Description of securities	of securities	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

	(in thousands)
Mortgage-backed securities	13	$5,663	$(84)	$4,508	$(279)	$10,171	$(363)
Other securities	8	7,086	(148)	31	(1)	7,117	(149)

Total temporarily impaired
investment securities	21	$12,749	$(232)	$4,539	$(280)	$17,288	$(512)

Management has evaluated the securities in the above table and has concluded that none of these securities have impairments that are other-than temporary. In its evaluation, management considered the types of securities and what the credit rating was on the securities. Most of the securities that are in an unrealized loss position are in a loss position because of changes in interest rates since the securities were purchased. The securities that have been in an unrealized loss position for 12 months or longer include mortgage backed securities whose market values are sensitive to interest rates.

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NOTE D — LOANS

Major classifications of loans are as follows:

	December 31,
	2003	2002

	(in thousands)
Commercial	$53,130	$36,037
Commercial mortgage	89,772	71,016
Construction	29,026	9,400
Direct financing leases, net	38,405	30,958
Residential mortgage	6,473	4,433
Consumer loans and other	14,989	10,815

	231,795	162,659
Less
Allowance for loan and lease losses	(1,991)	(1,379)
Deferred costs, net	602	678

	$230,406	$161,958

Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted $44,000, $40,000 and $17,000 at December 31, 2003, 2002 and 2001, respectively. The Bank did not have any non-accrual or impaired loans at December 31, 2003 or 2002.

Changes in the allowance for loan and lease losses are as follows:

	December 31,
	2003	2002	2001

	(in thousands)
Balance at beginning of year	$1,379	$780	$350
Charge-offs	(74)	(1)	(5)
Recoveries	1	—	—
Provision charged to operations	685	600	435

Balance at end of year	$1,991	$1,379	$780

NOTE E — PREMISES AND EQUIPMENT

Premises and equipment are as follows:

	Estimated	December 31,
	useful lives	2003	2002

		(in thousands)
Furniture, fixtures and equipment	3 to 12 years	$4,450	$4,040
Leasehold improvements	4 to 20 years	706	679

		5,156	4,719
Accumulated depreciation		(2,779)	(1,996)

		$2,377	$2,723

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NOTE F — DEPOSITS

At December 31, 2003, the scheduled maturities of certificates of deposit are as follows (in thousands):

2004	$51,456
2005	52,957
2006	12,908

$117,321

NOTE G — DEBT

1. Line of Credit

The Bank entered into a $5,000,000 unsecured line of credit during 2002 that bears interest at a variable rate and is renewed annually. As of December 31, 2003, no funds were outstanding under this line.

2. Guaranteed Preferred Beneficiary Interest in Company’s Subordinated Debt

In June 2002, the Company issued $5.25 million of 10.5% fixed rate subordinated debentures (the Debentures) due June 12, 2007 to The Bancorp Capital Trust (the Trust), a Delaware business trust, which is a wholly-owned subsidiary of the Company. The Debentures are the sole asset of the Trust. The Trust issued 5,250,000 shares of trust-preferred securities, $10 face value, for total proceeds of $5,250,000. The Company’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company on or after June 12, 2007, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier 1 capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2032. The ability of the Company’s banking subsidiary to pay dividends or extend credit to the Company is subject to legal and regulatory limitations.

NOTE H — SHAREHOLDERS’ EQUITY

In August 2003, the Company sold 389,242 shares of common stock at a price of $11.00 per share in a private placement. The proceeds of the offering were approximately $3,980,000, net of offering costs of approximately $302,000, which included $214,000 paid to an affiliate.

In May 2001, the Company amended its Certificate of Incorporation whereby the number of authorized preferred shares was 5,000,000 shares at $0.01 per value.

The Company also issued warrants to purchase 92,282 of common stock, at a price of $10.00 per share, to Hudson United Bancorp (HUB Warrants), an owner of 92,282 shares or 4.9% of the Company’s outstanding stock at December 31, 2002 and 2001. The HUB Warrants expired unexercised on October 29, 2002.

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NOTE I — SERIES A PREFERRED STOCK

The Company paid its 6% annual dividend in 2003 in the form of a stock dividend on the Preferred Stock. These stock dividends were paid quarterly and resulted in the issuance of 62,232 shares of preferred stock.

In July 2002, the Company sold 225,000, units at a price of $10.00 per unit in a private placement. A unit consists of one share of Series A Preferred Stock (2002 Preferred Stock) and two detachable warrants. The proceeds of the offering were approximately $2,155,000 net of offering costs of approximately $135,000.

In connection with the issuance of the Preferred Stock, the Company also issued 493,521 detachable warrants to the holders of the Preferred Stock to purchase shares of Common Stock at $10.00 per share, $1.00 par value. The fair value of the warrants at the date of issuance approximated $592,000 and is reflected as a discount to the Preferred Stock and is being amortized over the life of the warrants. 93,521 of these warrants expire on June 12, 2006 and the remaining 400,000 warrants expire on July 19, 2005.

In September 2002, the Company declared a 1% stock dividend on the 2002 Preferred Stock which was paid on October 15, 2002 for Preferred Stockholders on September 30, 2002. In December 2002, the Company declared a 1.5% stock dividend on the 2002 Preferred Stock which was paid on January 15, 2003 for Preferred Stockholders on December 31, 2002. A total of 5,675 shares of preferred stock were issued for stock dividends on the 2002 preferred stock.

In July 2001, the Company sold 726,529, units at a price of $10.00 per unit in a private placement. A unit consists of one share of Series A Preferred Stock (2001 Preferred Stock) and two detachable warrants. The proceeds of the offering were approximately $7,185,000 net of offering costs of approximately $80,000.

The Company paid its 6% annual dividend in 2002 in the form of a stock dividend on the 2001 Preferred Stock. These stock dividends were paid quarterly and resulted in the issuance of 45,690 shares of preferred stock.

In connection with the issuance of the 2001 Preferred Stock, the Company also issued 1,453,058 detachable warrants to the holders of the Preferred Stock to purchase shares of Common Stock at $10.00 per share, $1.00 par value. The fair value of the warrants at the date of issuance approximated $1.3 million and is reflected as a discount to the Preferred Stock and is being amortized over the life of the warrants. On July 25, 2004, 1,282,802 warrants expire and on August 14, 2004 170,256 warrants expire.

In September 2001, the Company declared a 1% stock dividend on the 2001 Preferred Stock which was paid on October 15, 2001 for Preferred Stockholders on September 30, 2001. In December 2001, the Company declared a 1.5% stock dividend on the 2001 Preferred Stock which was paid on January 15, 2002 for Preferred Stockholders on December 31, 2001.

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NOTE I — SERIES A PREFERRED STOCK

Holders of the Preferred Stock are entitled to one vote for each share, a liquidation preference at $10.00 per share, a noncumulative preferred dividend of $0.60 per share in either cash or additional shares of Preferred Stock and a right to convert to common stock on a one-for-one basis at any time at the option of the holder. Each share of Preferred Stock has the number of votes equal to the number of shares of common stock.

NOTE J — BENEFIT PLANS

The Company maintains a 401(k) savings plan covering substantially all employees of the Company and the Bank. Under the plan, the Company matches 50% of the employee contributions for all participants not to exceed 6% of their salary. Contributions made by the Bank were approximately $106,000, $90,000 and $81,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

In July 2000, FinancialMuse formed a 401(k) savings plan covering substantially all employees of FinancialMuse and its subsidiary. Under the plan, FinancialMuse matches 50% of employee contributions for all participants, not to exceed 3% of their salary. Contributions made by FinancialMuse were approximately $10,000 for the year ended December 31, 2001.

NOTE K — INCOME TAXES

The components of the income tax benefit included in the statements of operations are as follows:

	For the year ended December 31,
	2003	2002	2001

Income tax benefit
Current	$—	$—	$—
Deferred benefit	(250,000)	(500,000)	—

Applicable income tax benefit	$(250,000)	$(500,000)	$—

The differences between applicable income tax expense and the amounts computed by applying the statutory federal income tax rate of 34% are as follows:

	For the year ended December 31,
	2003	2002	2001

Computed tax expense (benefit) at statutory rate	$279,000	$(167,000)	$(1,230,000)
Change in valuation allowance	(250,000)	(500,000)	—
Previously unrecognized NOL	(295,000)	—	—
Unrecognized benefit of net operating loss carryovers	—	161,000	1,209,000
Other	16,000	6,000	21,000

Applicable tax benefit	$(250,000)	$(500,000)	$—

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NOTE K — INCOME TAXES — Continued

Deferred income taxes are provided for the temporary difference between the financial reporting basis and the tax basis of the Bank’s assets and liabilities. Cumulative temporary differences are as follows:

	December 31,
	2003	2002

Allowance for loan and lease losses	$(63,000)	$(295,000)
Capitalized costs	4,000	8,000
Depreciation and amortization	(160,000)	(175,000)
Net operating loss carryforwards	2,302,000	3,104,000
Unrealized (gains) losses on investment securities available for sale	81,000	(162,000)

	2,164,000	2,480,000
Less valuation allowance	(1,333,000)	(2,142,000)

Net deferred tax asset (included in other assets)	$831,000	$338,000

A valuation allowance has been recognized for the Bank’s net operating loss carryforwards and future deductible items as cumulative losses create uncertainty about realization of the tax benefits in future years.

At December 31, 2003, the Bank had net operating loss carryforwards of approximately $6,770,000, expiring through 2022, available to reduce future taxable income.

NOTE L — STOCK-BASED COMPENSATION

In December 2003, the Bank adopted a stock option plan (the 2003 plan). Employees and directors of the Bank are eligible to receive options under the 2003 plan. An aggregate of 760,000 shares of common stock for the Bank has been reserved. Options expire on the tenth anniversary. There have been no options granted under the 2003 plan.

In October 1999, the Parent adopted a stock option plan (the 1999 Plan). Employees and directors of the Parent and the Company are eligible to receive options under the 1999 Plan. An aggregate of 1,000,000 shares of common stock have been reserved under the 1999 Plan, with no more than 75,000 shares being issued to non-employee directors. Options vest over four years and expire on the tenth anniversary of the grant.

A summary of the status of the Company’s stock option plan, and the change during the year is presented below.

	2003		2002		2001
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Outstanding, beginning of year	464,750	$10.00	428,500	$10.00	444,000	$10.00
Granted	70,000	10.99	46,000	10.00	–	–
Cancelled/forfeited	9,000	10.00	(9,750)	10.00	(15,500)	10.00

Outstanding, end of year	525,750	10.13	464,750	10.00	428,500	10.00

Options exercisable at year end	380,188		269,000		107,125

Weighted average fair value of options granted during the year	$3.72		$4.43		$–

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NOTE L — STOCK-BASED COMPENSATION — Continued

The following table summarizes information about options outstanding at December 31, 2003:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2003	Weighted average remaining contractual life	Weighted average exercise price	Number outstanding at December 31, 2003	Weighted average exercise price

$10.00 — $11.00	525,750	6.88 years	$10.13	372,563	$10.00

In May 2001, the Company’s shareholder approved an Employee and Non-Employee Director Non-Cash Compensation Plan (2001 Non-Cash Compensation Plan). The 2001 Non-Cash Compensation Plan allows the Company to grant up to 50,000 shares of Series A preferred stock to employees, directors or consultants who provide services to the Company or its subsidiaries. Grants must be approved by the board of directors and based upon terms designated by the board. As of December 31, 2003 and 2002, no shares had been granted under the 2001 Non-Cash Compensation Plan.

NOTE M — TRANSACTIONS WITH AFFILIATES

In connection with the Company’s 2001 Series A preferred stock rights offering, Resource America, Inc. (RAI) acquired 9.69% of the Company’s Series A Preferred stock. The Chairman and the Chief Executive Officer of the Company are the son and spouse, respectively, of the Chairman and CEO of RAI. The Chairman of the Company is also a director of RAI through October 2002. The President and Chief Operating Officer of RAI is the son of the CEO of the Company. RAI also owns 9.69% of the Company’s common stock.

The Company purchased $2,000,000 of collateralized debt obligations of Trapeza Funding CDO I (Trapeza CDO I), an issuer of collateralized debt obligations. The Company purchased the collateralized debt obligations through Cohen Bros. & Company. The equity owner of Trapeza CDO I is Trapeza Partners, L.P. (Trapeza Partners), a limited partnership whose general partner is Trapeza Funding LLC (Trapeza Funding), a limited liability company owned by Financial Stocks, Inc. and Resource America, Inc. Financial Stocks and Resource America also own 20% of the limited partnership interest in Trapeza Partners. The Chairman and the Chief Executive Officer of the Company are the son and spouse, respectively, of the Chairman and Chief Executive Officer of Resource America. The Chairman and Chief Executive Officer of Financial Stocks, Inc. is a director of the Parent. This security was sold in 2003 with no realized gain.

In October 2003 the Bank purchased an aggregate of $3.0 million of collateralized debt obligations of Alesco Preferred Funding I, Ltd. through Cohen Bros. & Company. Cohen Bros. received $41,000 of underwriting compensation in connection with the purchase. Alesco Funding I is managed by a limited liability company which is an affiliate of the Company’s Chairman, and pays management fees to such company. This security was sold in 2003 with no realized gain.

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NOTE M — TRANSACTIONS WITH AFFILIATES — Continued

The Bank purchased a total of $2,654,000 in loans from Resource America in 2001. The outstanding balance of the loans purchased from Resource America was $1,969,000, for the December 31, 2003 and 2002, respectively.

The Bank paid $429,000, $188,000 and $463,000 to Cohen Bros. & Company (Cohen Bros.) for investment securities brokerage services performed for the years ended December 31, 2003, 2002 and 2001. The Chairman of the Company is a member of Cohen Bros. Financial LLC which owns 100% of Cohen Bros. & Company. A member of the Company’s Board of Directors is an executive of Cohen Bros.

The Company paid $214,000 for investment advisory services related to the 2003 Common Stock offering and $345,000 to Cohen Bros. for investment advisory services related to the 2002 Preferred Stock and Trust Preferred offerings.

The Company entered into a sublease for office space in Philadelphia, Pennsylvania and a technical support agreement with RAIT Investment Trust (RAIT) commencing in October 2000. The Chief Executive Officer of RAIT is the Chairman and Chief Executive Officer of the Bank and the Chief Executive Officer of the Parent. Under the sublease, RAIT pays the Bank rent equal to 45% of the rent paid by the Bank and an allocation of common area expenses. Under the technical support agreements, which commenced in January 2001, the Bank also provides technical support for RAIT for a fee of $5,000 a month. RAIT paid $60,000 for the years ended December 31, 2003, 2002 and 2001. In addition, RAIT reimbursed the Bank for assistance in other technical support totaling $33,000. During the course of 2001, the Bank purchased a total of $1,485,000 in loans from RAIT loans were repaid during 2001.

The Company also has a sublease with Cohen Bros. commencing in July 2002 at a rate of $6,761 per month. Prior to 2002, the Bank subleased the office space for $1,000 per month.

In July 2002, Cohen Bros. also entered into an agreement with the Company for fees of $1,000 per month for technical support and $3,600 per month for telephone system support services. Technical and telephone support fees for Cohen Bros. were $52,000 and $55,000 for the year ended December 31, 2003 and 2002.

The Bank maintains deposits for various affiliated companies totaling approximately $34,708,000 and $48,419,000 as of December 31, 2003 and, 2002, respectively. The majority of these deposits are short-term in nature and rates are consistent with market rates.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2002, these loans were current as to principal and interest payments, and do not involve more than normal risk of collectibility. At December 31, 2003, loans to these related parties amounted to $3,085,000. An analysis of activity in loans to related parties at December 31, 2003, resulted in new loans of $1,375,000 and repayments of $1,429,000.

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NOTE M — TRANSACTIONS WITH AFFILIATES — Continued

The Bank entered into an ATM Agreement with TRM ATM Corporation in September 2000. Under this agreement, TRM ATM installs, operates and services automated teller machines at various locations of our choosing. The Company pays TRM a monthly rental fee of $195 for each machine. The Company retains all fees and charges derived from the transactions conducted at the ATM (except for one ATM situated with one of our affinity groups in which we share such fees and charges). The Company currently leases seven machines under our agreement with TRM. TRM ATM Corporation is a wholly-owned subsidiary of TRM Corporation. The Chairman of TRM ATM is the Company’s Chairman. A director of TRM ATM is the spouse of the Company’s Chief Executive Officer and the father of the Chairman. Fees paid to TRM ATM were $15,405, $17,160 and $8,385 for the years ended December 31, 2003, 2002 and 2001, respectively.

In February 2003, the Bank extended a term loan and a line of credit to The Richardson Group Inc., which is owned by entities with whom the Company’s and the Bank’s Chief Executive Officer and her spouse have controlling interests. The term loan, in the principal amount of $300,000, is cash-secured, bears interest at a variable rate equal to the Bank’s prime rate plus 1.5% and matures in 2010. The line of credit is in the amount of $2.5 million, bears interest at a variable rate equal to the Bank’s prime rate plus 1.5% and matures on October 1, 2004. The aggregate outstanding balance of these loans was $1.8 million at December 31, 2003.

NOTE N — COMMITMENTS AND CONTINGENCY

1. Operating leases

The Company entered into a lease for its operations facility, which expires on March 31, 2010. The Company entered into a lease for its executive offices, which expires in 2010. These leases require payment by the Company of the real estate taxes and insurance on the leased property. Approximate future minimum annual rental payments are as follows (in thousands):

Year ending December 31,

2004	$914
2005	880
2006	858
2007	857
2008	862

$5,577

We have provided letters of credit on two of our leases that total $616,000 at December 31, 2003. These letters reduce annually based upon rental payments made.

Rent expense for the years ended December 31, 2003, 2002 and 2001 was approximately $520,000, $569,000 and $570,000 net of rental payments from RAIT and Cohen Bros., of approximately $325,000, $183,000 and $46,000, respectively.

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NOTE N — COMMITMENTS AND CONTINGENCY — continued

2. Litigation Settlement

In September 2002, the Company paid a settlement of $800,000 in connection with an action brought by a shareholder of a financial institution with which certain members of the Company’s management had previously been associated. The plaintiff alleged that the Company has misappropriated an opportunity properly belonging to the other financial institution. The Company did not record an expense at the time of settlement since, based upon the advice of its legal counsel and insurance advisors, it expected a favorable outcome of its claim under its directors’ and officers’ insurance policy. Management evaluated its claim in each succeeding period and, based upon advice of legal counsel, determined that it was probable that the claim would have a favorable outcome. In October 2002, counsel advised the Company that significant further litigation would be required to pursue the Company’s claim and, to avoid further expense, the Company settled its claim for $250,000 and recorded an expense of $691,000, representing the difference between settlement amount plus related expenses and the settlement payment received.

NOTE O – FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk. The approximate contract amounts are as follows:

	December 31,
	2003	2002

	(in thousands)
Financial instruments whose contract amounts represent credit risk
Commitments to extend credit	$65,627	$20,715
Standby letters of credit	4,117	1,351

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation.

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NOTE O — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK — continued

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. Based upon periodic analysis of the Bank’s standby letters of credit, management has determined that a SFAS No. 5 reserve is not necessary at June 30, 2004. The standby letters of credit expire in 2004 and 2005. The Bank also obtains collateral, such as real estate, cash or liens on its customer’s assets, depending on the customer, for any standby commitment. The Bank reduces any potential liability on its standby letters of credit based upon its estimate of the proceeds obtainable upon liquidation of the collateral held. Fair values of unrecognized financial instruments, including commitments to extend credit and the fair value of letters of credit, are considered immaterial.

The Bank grants loans primarily to customers in Philadelphia and its immediately adjacent suburban Pennsylvania counties which include Chester, Delaware and Montgomery and northern Delaware.

NOTE P — FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For the Company, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Company’s general practice and intent to hold its financial instruments to maturity whether or not categorized as “available-for-sale” and not to engage in trading or sales activities, except for certain loans. Therefore, the Company has used significant estimations and present value calculations in estimating the fair value of the financial instruments.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2002 and 2001, are outlined below.

For cash and cash equivalents, including cash and due from banks and federal funds sold the recorded book values of $42,183,000 and $30,148,000 as of December 31, 2003 and 2002, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

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NOTE P — FAIR VALUE OF FINANCIAL INSTRUMENTS — Continued

The net loan portfolio at December 31, 2003 and 2002, has been valued using a present value discounted cash flow where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value of accrued interest approximates fair value.

The estimated fair values of demand deposits (i.e., interest- and noninterest-bearing checking accounts, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. Based upon the current time deposit maturities, the carrying value approximates their fair value. The carrying amount of accrued interest payable approximates its fair value.

	2003		2002
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value

	(in thousands)
Investment securities available-for-sale	$24,387	$24,387	$33,629	$33,629
Loans receivable, net	230,406	229,883	161,958	160,982
Certificates of deposits	117,321	117,737	84,520	84,553
Securities sold under agreements to repurchase	3	3	1,008	1,008
Guaranteed preferred beneficial interests in the Company’s subordinated debentures	5,250	3,811	5,250	5,250

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE Q — REGULATORY MATTERS

Under Delaware banking law, the Bank may declare dividends on common or preferred stock of so much of the Bank’s net profits as they judge expedient, but before the declaration of a dividend on common stock from net profits, the Bank must carry 50% of the Bank’s net profits of the preceding period for which the dividend is paid to the Bank’s surplus fund until the surplus fund amounts to 50% of common stock and thereafter must carry 25% of the Bank’s net profits for the preceding period for which the dividend is paid to the Bank’s surplus fund until the surplus fund amounts to 100% of the Bank’s common stock.

The Bank and Company are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Banks’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

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NOTE Q — REGULATORY MATTERS — Continued

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which they are subject.

As of December 31, 2003, the Bank met all regulatory requirements for classification as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk- based and Tier 1 leverage ratios as set forth in the table.

As of December 31, 2003 and 2002, the Company and the Bank have the following capital ratios:

					To be well capitalized under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(dollars in thousands)
As of December 31, 2003
Total capital
(to risk-weighted assets)
Company	$23,820	9.44%	$12,242	> 8.00%	N/A	N/A
Bank	27,895	11.05%	20,207	8.00	25,244	> 10.00%
Tier 1 capital
(to risk-weighted assets)
Company	21,829	8.65%	10,092	> 4.00	N/A	N/A
Bank	25,904	10.26%	10,098	4.00	15,146	> 6.00%
Tier 1 capital
(to average assets)
Company	21,829	7.13%	20,184	> 4.00	N/A	N/A
Bank	25,904	8.46%	12,242	4.00	15,303	> 5.00%

As of December 31, 2002
Total capital
(to risk-weighted assets)
Company	$23,243	12.33%	$15,076	> 8.00%	N/A	N/A
Bank	21,452	11.13	15,421	8.00	19,276	> 10.00%
Tier 1 capital
(to risk-weighted assets)
Company	21,864	11.60	7,538	> 4.00	N/A	N/A
Bank	20,073	10.41	7,711	4.00	11,566	> 6.00%
Tier 1 capital
(to average assets)
Company	21,864	9.76	8,965	> 4.00	N/A	N/A
Bank	20,073	9.04	8,884	4.00	11,106	> 5.00%

In addition, pursuant to the order of the FDIC approving the Bank’s charter, for its first three years of operation the Bank is required to maintain a Tier 1 Leverage Ratio of at least 8.00%. As of December 31, 2003 and 2002, the Bank’s Tier 1 Leverage Ratio was 8.46% and 9.04%, respectively.

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NOTE R — BUSINESS SEGMENTS

1.	Discontinued Segments

On October 2, 2001, FinancialMuse.com completed the sale of its wholly owned subsidiary, FMSC for $1,300,000 and simultaneously redeemed its 2,742,000 shares of Series A Preferred Stock held by TheBancorp.com with the proceeds from the sale. Prior to the sale and redemption, TheBancorp.com recorded losses from discontinued operations of $639,000 for the period January 1, 2001 through September 30, 2001. As a result of the redemption and the previously recorded losses, TheBancorp.com recorded a gain on disposal of approximately, $535,000 and reflected this segment as a discontinued operation.

2.	Reportable Segments

The Company operated in two principal industry segments: banking and securities brokerage in 2001. The Company only has one reportable segment in 2003 and 2002, Community Banking. SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way business enterprises report information about operating segments in annual financial statements. The Company has one operating segment, and accordingly, one reportable segment, “Community Banking”. All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the other. For example, commercial lending is dependent upon the ability of the Company to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential and commercial mortgage lending. All significant operating decisions are based upon analysis of the Company as one operating segment or unit. As of and for the year ended December 31, 2001, segment information and the reconciliation of reported net income for each of the reportable segments are as follows (in thousands):

	The Bancorp Bank	FinancialMuse.com	The Bancorp Inc.	Eliminating entries	Consolidated

Interest income	$7,474	$—	$—	$—	$7,474
Interest expense	3,566	—	—	—	3,566
Provision for loan losses	435	—	—	—	435
Other non-interest income	1,719	—	144	(144)	1,719
Non-interest expense	8,417	—	433	(144)	8,706
Discontinued operations —
income (expense)	–	117	535	(756)	(104)

Net (loss) income	$(3,225)	$117	$246	$(756)	$(3,618)

Total loans, net	$105,428	$—	$—	$—	$105,428
Total deposits	138,218	—	—	(701)	137,517
Total assets	155,156	—	15,353	(15,493)	155,016

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UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
THE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2004 (unaudited)	December 31, 2003

	(in thousands)
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,342	$11,650
Interest bearing deposits	2,813	1,027
Federal funds sold	59,373	29,506

Total cash and cash equivalents	71,528	42,183

Investment securities, available-for-sale	107,025	24,387
Loans, net	314,851	230,406
Premises and equipment, net	2,901	2,377
Accrued interest receivable	2,658	1,219
Other assets	4,504	3,589

Total assets	$503,467	$304,161

LIABILITIES
Deposits
Demand (non-interest bearing)	$49,402	$48,006
Savings, money market and interest checking	175,879	111,438
Time deposits	116,977	104,410
Time deposits, $100,000 and over	14,798	12,911

Total deposits	357,056	276,765

Securities sold under agreements to repurchase	3,289	3
Federal Home Loan Bank advances	30,000	—
Accrued interest payable	197	218
Subordinated debt	5,413	—
Guaranteed preferred interests in Company’s
subordinated debentures	—	5,250
Other liabilities	263	252

Total liabilities	396,218	282,488

Minority interest	83,706	—

SHAREHOLDER’S EQUITY
Common stock — authorized, 20,000,000 shares of $1.00 par value; issued shares 2,541,384 and 2,284,200 at June 30, 2004 and December 31, 2003, respectively	2,541	2,284
Preferred stock -authorized 5,000,000 shares of $0.01 par value; issued and outstanding, 1,116,533 and 1,083,829 shares for June 30, 2004 and December 31, 2003, respectively	11	11

Additional paid-in capital	33,130	30,369
Accumulated deficit	(11,162)	(10,835)
Accumulated other comprehensive loss	(977)	(156)

Total shareholder’s equity	23,543	21,673

Total liabilities and shareholder’s equity	$503,467	$304,161

The accompanying notes are an integral part of these statements.

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THE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003

	(unaudited) (in thousands, except per share data)
Interest income
Loans, including fees	$4,441	$2,994	$8,223	$5,777
Investment securities	1,201	433	2,000	981
Federal funds sold	82	54	179	126
Interest bearing deposits	2	1	7	4

	5,726	3,482	10,409	6,888

Interest expense
Deposits	1,406	1,186	2,635	2,342
Securities sold under agreements to repurchase	4	5	4	11
Federal Home Loan Bank advances	84	—	110	—
Subordinated debt	138	138	276	276

	1,632	1,329	3,025	2,629

Net interest income	4,094	2,153	7,384	4,259
Provision for loan and lease losses	400	150	732	300

Net interest income after provision for loan and lease losses	3,694	2,003	6,652	3,959

Non-interest income
Service fees on deposit accounts	186	271	377	456
Merchant credit card deposit fees	1,688	1,888	3,036	3,487
Gain on sales of investment securities	192	1	293	337
Leasing income	24	50	86	59
Other	161	169	343	275

Total non-interest income	2,251	2,379	4,135	4,614

Non-interest expense
Salaries and employee benefits	1,833	1,097	3,607	2,216
Occupancy expense	428	389	811	781
Merchant credit card deposit	1,540	1,723	2,716	3,125
Data processing expense	235	218	472	403
Advertising	112	75	205	135
Professional fees	115	58	207	109
Other	993	704	1,822	1,316

Total non-interest expense	5,256	4,264	9,840	8,085

Net income before minority interest	689	118	947	488
Minority interest	563	—	828	—

Net income	126	118	119	488

Less preferred stock dividends and accretion	(223)	(220)	(446)	(439)

Income allocated to Series A preferred shareholders	—	—	—	(18)

Net (loss) income available to common shareholders	$(97)	$(102)	$(327)	$319

Net income per share — basic	$(0.04)	$(0.05)	$(0.14)	$0.02

Net income per share — diluted	$(0.04)	$(0.05)	$(0.14)	$0.02

The accompanying notes are an integral part of these statements.

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THE BANCORP, INC. AND SUBSIDIARIES
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003

	Common stock	Preferred stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Comprehensive loss	Total

	(in thousands)
Balance at December 31, 2002	1,884	10	25,785	(11,025)	315		16,969
Net income	—	—	—	1,071		1,071	1,071
Issuance of common stock	400		3,704				4,104
Stock dividends on Series A preferred Stock		1	252	(253)
Accretion of Series A preferred Stock	—	—	628	(628)			—
Other comprehensive gain, net of reclassification adjustments and tax	—	—	—	—	(471)	(471)	(471)

Total comprehensive income						$600

Balance at December 31, 2003	2,284	11	30,369	(10,835)	(156)		21,673

Net income	—	—	—	119		119	119
Warrant exercise	257		2,315				2,572
Stock dividends on Series A preferred Stock		—	132	(132)
Accretion of Series A preferred Stock	—	—	314	(314)			—
Other comprehensive loss, net of reclassification adjustments and tax	—	—	—	—	(821)	(821)	(821)

Total comprehensive income						$(702)

Balance at June 30, 2004	$2,541	$11	$33,130	$(11,162)	$(977)		$23,543

The accompanying notes are an integral part of these statements.

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THE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	For the six months ended June 30,
	2004	2003

	(unaudited)
Operating activities
Net income	$119	$488
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	382	407
Provision for loan and lease losses	732	300
Net amortization (accretions) of premium (discount)	(13)	38
Net gain on sales of investment securities	(293)	(337)
Increase in accrued interest receivable	(1,439)	(260)
Decrease in interest payable	(21)	(199)
Increase in other assets	(493)	1,222
Increase (decrease) in other liabilities	174	(61)

Net cash provided by operating activities	(852)	1,598

Investing activities
Purchase of investment securities	(109,015)	(7,351)
Proceeds from sales of investment securities	3,452	6,997
Proceeds from maturity of investment securities	21,988	5,632
Net increase in loans	(85,177)	(28,372)
Purchases of premises and equipment	(906)	(116)

Net cash used in investing activities	(169,658)	(23,210)

Financing activities
Net increase (decrease) in deposits	80,291	15,083
Net increase in securities sold under agreements to repurchase	3,286	11
Federal Home Loan Bank advances	30,000	—
Net increase in minority interest	83,706	—
Net proceeds from exercise of warrants	2,572	—

Net cash provided by (used in) financing activities	199,855	15,094

Net increase (decrease) in cash and cash equivalents	29,345	(6,518)
Cash and cash equivalents, beginning of year	42,183	30,148

Cash and cash equivalents, end of period	$71,528	$23,630

The accompanying notes are an integral part of these statements.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of The Bancorp, Inc. (Company) as of June 30, 2004 and for the six month periods ended June 30, 2004 and 2003 are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. However, in the opinion of management, these interim financial statements include all necessary adjustments to fairly present the results of the interim periods presented. The unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements included elsewhere in the proxy statement/prospectus of which these unaudited financial statements are a part. The results of operations for the six month period ended June 30, 2004 may not necessarily be indicative of the results of operations for the full year ending December 31, 2004.

The consolidated financial statements include the accounts of the Company and The Bancorp Bank (Bank). The Bank was a wholly owned subsidiary of Company at December 31, 2003. On February 2, 2004, the Bank sold 7,187,500 shares to outside investors reducing the Company’s ownership percentage to 32.7%. The Company consolidated the Bank as of June 30, 2004 as it still exhibits control over the Bank. All significant intercompany balances and transactions have been eliminated.

NOTE 2 — STOCK-BASED COMPENSATION

      The Company accounts for its stock options under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use that measures compensation cost at the grant date based on the fair value of the award. Alternatively, SFAS No. 123 permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

      At June 30, 2004, the Company had one stock-based compensation plan, which is more fully described in its annual report. The Company accounts for that plan under the recognition and measurement principles of APB No. 25 and related interpretations. Stock-based employee compensation costs are not reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Employees of Bank also have options to purchase common stock of the Company. Financial Accounting Standards Board (FASB) Interpretation No. 44 provides an exception that allows a subsidiary to account for stock options granted to subsidiary employees to purchase parent common stock under APB No. 25 if the parent accounts for those stock options under APB No. 25. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 for the Company plan to stock-based employee compensation (in thousands).

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NOTE 2 — STOCK-BASED COMPENSATION — continued

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

Net (loss) income, as reported	$(97)	$(102)	$(327)	$49
Less stock-based compensation costs under
fair value based method for all awards	(59)	(136)	(117)	(266)

Pro forma net (loss) income	(156)	(238)	(444)	(217)
Less preferred stock dividends and accretion	(223)	$(220)	(446)	$(439)

Net (loss) income available to common shareholders	$(379)	$(458)	$(890)	$(656)

Net (loss) income per share basic, as reported	$(0.04)	$(0.05)	$(0.14)	$0.03

Net (loss) income per share basic, pro forma	$(0.16)	$(0.24)	$(0.39)	$(0.35)

Net (loss) income per share diluted, as reported	$(0.10)	$0.08	$(0.13)	$0.03

Net (loss) income per share diluted, pro forma	$(0.15)	$(0.24)	$(0.36)	$(0.35)

On March 31, 2004, the FASB issued a proposed Statement, Share-Based Payment an Amendment of FASB Statements No. 123 and APB No. 95, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Under the FASB’s proposal, all forms of share-based payments to employees, including employee stock options, would be treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award would generally be measured at fair value at the grant date. Current accounting guidance requires that the expense relating to so-called fixed plan employee stock options only be disclosed in the footnotes to the financial statements. The proposed Statement would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25. The Company is currently evaluating this proposed statement and the effects it would have on its results of operations..

NOTE 3 — EARNINGS PER SHARE

Basic earnings per share for a particular period of time is calculated by dividing net income by the weighted average number of common shares outstanding during that period.

Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares and common share equivalents. Our only outstanding “common share equivalents” are options to purchase our common stock.

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NOTE 3 — EARNINGS PER SHARE — continued

The following schedule shows our earnings per share for the periods presented:

The weighted average shares for the three months ended June 30, 2004 were 2,331,372 and for the six months ended June 30, 2004 were 2,308,048. Stock options and warrants with respect to 525,750 shares and 1,767,585 shares, respectively, were outstanding at June 30, 2004 but were not included in weighted average shares because they were anti-dilutive.

Convertible Preferred Stock of 1,116,533 were outstanding at June 30, 2004 were not included in the computation of diluted earnings per share because upon conversion to common stock they were anti-dilutive to diluted earnings per share.

	Three months ended June 30, 2003
	Income	Shares	Per share
	(numerator)	(denominator)	amount

	(dollars in thousands)
Net income available to common shareholders	$(102)	1,883,594	$(0.05)
Options	—	—	—
Warrants	—	—	—

Net income available to common stockholders
plus assumed conversions	$(102)	1,883,594	$(0.05)

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NOTE 3 — EARNINGS PER SHARE — continued

	Six months ended June 30, 2003
	Income	Shares	Per share
	(numerator)	(denominator)	amount
	(dollars in thousands)
Net income available to common shareholders	$31	1,883,594	$0.02
Options	—	—	—
Warrants	—	—	—

Net income available to common stockholders
plus assumed conversions	$31	1,883,594	$0.02

The weighted average shares for June 30, 2003 were 1,883,594. Stock options and warrants of 455,750 and 1,946,579, respectively, for $10.00 per share were outstanding at June 30, 2003 but were not included in the weighted average shares because the exercise price equaled the market price.

NOTE 4 — INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair values of the Company’s investment securities available-for-sale are summarized as follows (in thousands):

	June 30, 2004
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

U.S. Government agency securities	$80,000	$—	$(1,350)	$78,650
Mortgage backed securities	8,608	10	(457)	8,161
Other securities	19,898	408	(92)	20,214

	$108,506	$418	$(1,899)	$107,025

	December 31, 2003
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

U.S. Government agency securities	$—	$—	$—	$—
Mortgage backed securities	10,604	10	(363)	10,251
Other securities	14,019	266	(149)	14,136

	$24,623	$276	$(512)	$24,387

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NOTE 4 — INVESTMENT SECURITIES — continued

The amortized cost and fair value of the Company’s investment securities available-for-sale at June 30, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	cost	value

Due after one year through five years	$40,000	$39,409
Due after five years through ten years	45,559	44,712
Due after ten years	21,407	21,364
Federal Home Loan and Atlantic
Central Bankers Bank stock	1,540	1,540

	$108,506	$107,025

NOTE 5 — LOANS

Major classifications of loans are as follows (in thousands):

	June 30,	December 31,
	2004	2003
	Amount	Amount

Commercial	$59,840	$53,130
Commercial mortgage	115,323	89,772
Construction	61,723	29,026

Total commercial loans	236,886	171,928
Direct financing leases, net	40,188	38,405
Residential mortgage	22,437	6,473
Consumer loans and others	17,889	14,989

	317,400	231,795
Unamortized costs	160	602

Total loans, net of unamortized fees and costs	$317,560	$232,397

NOTE 6 — TRANSACTION WITH AFFILIATES

The Bank purchased a total of $2,654,000 in loans from Resource America, Inc. in 2001. The outstanding balance of the loans purchased from Resource America was $1,969,000 at each of June 30, 2004 and December 31, 2003. The Chairman and the President and Chief Executive Officer of Resource

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NOTE 6 — TRANSACTION WITH AFFILIATES — continued

America are the spouse and son, respectively, of the Bank’s Chairman and Chief Executive Officer. The Chairman of Resource America is the father of the Bank’s Vice Chairman.

The Bank paid $8,200 and $429,000 to Cohen Bros. & Company (Cohen Bros.) for investment securities brokerage services performed for the periods ended June 30, 2004 and December 31, 2003. The Vice Chairman of the Bank is the principal of Cohen Bros. Financial LLC which owns 100% of Cohen Bros. & Company. A member of the Board of Directors is the Chief Operating Officer of Cohen Bros. & Company.

The Company entered into a sublease for office space in Philadelphia, Pennsylvania and a technical support agreement with RAIT Investment Trust (RAIT) commencing in October 2000. The Chief Executive Officer of RAIT is the Chairman and Chief Executive Officer of the Bank and the Chief Executive Officer of the Parent. Under the sublease, RAIT pays the Bank rent equal to 45% of the rent paid by the Bank and an allocation of common area expenses. Under the technical support agreements, which commenced in January 2001, the Bank also provides technical support for RAIT for a fee of $5,000 a month. RAIT paid $30,000 for the six months ended June 30, 2004 and 2003.

The Company also has a sublease for office space in Philadelphia, Pennsylvania with Cohen Bros. commencing in July 2002 under which Cohen Bros. pays rent of $6,761 per month. Prior to 2002, the Bank subleased the office space for $1,000 per month. Cohen Bros. paid $40,567 in rent for the six months ended June 30, 2004 and 2003.

In July 2002, Cohen Bros. also entered into an agreement with the Bank under which Cohen Bros. pays fees of $1,000 per month for technical support and $3,600 per month for telephone system support services. Technical and telephone support fees for Cohen Bros. were $22,000 for the periods ended June 30, 2004 and 2003.

The Bank maintains deposits for various affiliated companies totaling approximately $56,249,000 and $34,708,000 as of June 30, 2004 and December 31, 2003, respectively. The majority of these deposits are short-term in nature and rates are consistent with market rates.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. At June 30, 2004, these loans were current as to principal and interest payments and, in the opinion of management, do not involve more than normal risk of collectibility. At June 30, 2004, loans to these related parties amounted to $1,623,000.

As of June 30, 2004 and December 31, 2003, respectively, the Company was obligated to the Bank for $569,000 and $607,000, respectively, of reimbursements to the Bank for expenses paid by the Bank on behalf of the Parent. In addition, the Bank pays a management fee to the Company of $12,000 per month under the joint management services policy between the Bank and the Company. Management fees were $72,000 for June 30, 2004 and 2003. There were no receivable balances related to these management fees as of any of the stated periods. The Bank also maintains a deposit account for the Company. Deposit balances were $3,559,000 and $1,355,000 as of June 30, 2004 and December 31, 2003, respectively.

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NOTE 7 — SIGNIFICANT ACCOUNTING PRONOUNCEMENTS

In November 2003, the Emerging Issues Task Force (EITF) of the FASB issued EITF Abstract 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (EITF 03-1). The quantitative and qualitative disclosure provisions of EITF 03-1 were effective for years ending after December 15, 2003 and were included in the Company’s 2003 annual report. In March 2004, the EITF issued a Consensus on Issue 03-1 requiring that the provisions of EITF 03-1 be applied for reporting periods beginning after June 15, 2004 to investments accounted for under SFAS No. 115 and 124. EITF 03-1 establishes a three-step approach for determining whether an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. The Bank is in the process of determining the impact that this EITF will have on Company’s financial statements.

The Securities and Exchange Commission recently released Staff Accounting Bulletin, or SAB, No. 105, “Application of Accounting Principles to Loan Commitments”. SAB 105 provides guidance about the measurement of loan commitments recognized at fair value under Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 is not expected to have a material effect on the Company’s financial statements.

In March 2004, the FASB approved Emerging Issues Task Force Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share (EITF 03-6). EITF 03-6 supersedes the guidance in Topic No. D-95, “Effect of Participating Convertible Securities on the Computation of Basic Earnings per Share,” and requires the use of the two-class method for the computation of basic earnings per share for companies that have participating securities. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In addition, EITF 03-6 addresses other forms of participating securities, including options, warrants, forwards and other contracts to issue an entity’s common stock, with the exception of stock-based compensation (unvested options and restricted stock) subject to the provisions of Accounting Principles Board Opinion No. 25 and SFAS No. 123. EITF 03-6 became effective for reporting periods beginning after March 31, 2004 and must be applied by restating previously reported earnings per share information. The Company’s Series A preferred stock qualifies as a participating security under EITF 03-6. Accordingly, the Company has adopted the use of the two-class method for computation of earnings per share in the second quarter of 2004. EITF 03-6 provides a new method for calculating per share earnings and does not otherwise affect the Company’s financial statements or have any economic or operating impact on it.

NOTE 8 — INITIAL PUBLIC OFFERING

In February 2004, the Bank completed a public offering for 7,187,500 shares of Bank common stock at $12.50 per share. Proceeds from the offering were $82.9 million, net of offering costs of $6.9 million. As a result of this offering, the ownership of the Company was reduced to 32.7%. Total shares of common stock outstanding after this offering were 10,687,500.

NOTE 9 — VARIABLE INTEREST ENTITIES

Management has determined that The Bancorp Capital Trust I (Trust) qualifies as variable interest entity under FASB Interpretation 46, as revised. The Trust issued mandatorily redeemable preferred stock to investors and loaned the proceeds to the Company. The Trust are included in the Company’s consolidated balance sheets and statements of income as of and for the year ended December 31, 2003. Subsequent to the issuance of FIN 46 in January 2003, the FASB issued a revised interpretation, FIN 46(R) “Consolidation of Variable Interest Entities,” the provisions of which must be applied to certain variable interest entities by March 31, 2004.

The Company adopted the provisions under the revised interpretation in the first quarter of 2004. Accordingly, the Company no longer consolidates the Trusts as of March 31, 2004. FIN 46(R) precludes consideration of the call option embedded in the preferred stock when determining if the Company has the right to a majority of the Trusts’ expected residual returns. The deconsolidation results in the investment in the common stock of the Trust to be included in other assets as of June 30, 2004 and the corresponding increase in subordinated debentures of $163,000. In addition, the income received on the Company’s common stock investment is included in other income. The adoption of FIN 46(R) did not have a material impact on the financial position or results of operations of the Company. The banking regulatory agencies have not issued any guidance that would change the regulatory capital treatment for

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NOTE 9 — VARIABLE INTEREST ENTITIES — continued

trust-preferred securities issued by the Trusts based on the adoption of FIN 46(R). However, as additional interpretations from the banking regulators related to an entity such as the Trust become available, management will have to reevaluate its potential impact to its Tier I capital calculation under such interpretations.

The Federal Reserve has issued proposed guidance on the regulatory capital treatment for the trust-preferred securities issued by the Trust as a result of the adoption of FIN 46(R). The proposed rule would retain the current maximum percentage of total capital permitted for trust preferred securities at 25%, but would enact other changes to the rules governing trust preferred securities that affect their use as part of the collection of entities known as “restricted core capital elements”. The rule would take effect March 31, 2007; however, a three year transition period starting now and leading up to that date would allow bank holding companies to continue to count trust preferred securities as Tier 1 Capital after applying FIN-46(R). Management has evaluated the effects of the proposed rule and does not anticipate a material impact on its capital ratios when the proposed rule is finalized.

NOTE 10 — REORGANIZATION

The Company and the Bank announced that they have entered into an agreement and plan of merger under which the Bank would be reorganized as a wholly-owned subsidiary of Company. Upon consummation of the merger, each share of the Bank’s common stock would be converted into 1.15 shares of Company’s common stock. Fractional shares would be cashed out based on multiplying the fractional share by an amount equal to the average closing price of the Bank’s common shares on the Nasdaq National Market during the ten trading days immediately before the effective date of the merger divided by 1.15. Consummation of the reorganization is subject to certain conditions, including receipt of all necessary regulatory approvals and an affirmative vote of a majority of the Bank’s common stock.

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Report of Independent Registered Public Accounting Firm

Board of Directors The Bancorp Bank

We have audited the accompanying balance sheets of The Bancorp Bank (a wholly owned subsidiary of The Bancorp, Inc.) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bancorp Bank as of December 31, 2003 and 2002, and their results of operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
February 18, 2004

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THE BANCORP BANK
(a wholly owned subsidiary of The Bancorp, Inc.)

BALANCE SHEETS

	December
	2003	2002

	(in thousands)
ASSETS
Cash and cash equivalents
Cash and due from banks	$11,650	$4,671
Interest bearing deposits	1,027	1,021
Federal funds sold	29,506	24,456

Total cash and cash equivalents	42,183	30,148
Investments, available-for-sale	24,387	33,669
Loans, net	230,406	161,958
Premises and equipment, net	2,377	2,723
Accrued interest receivable	1,219	1,137
Other assets	3,725	4,352

Total assets	$304,297	$233,987

LIABILITIES
Deposits
Demand (non-interest bearing)	$49,361	$36,939
Savings, money market and interest checking	111,438	90,518
Time deposits	104,410	76,333
Time deposits, $100,000 and over	12,911	8,187

Total deposits	278,120	211,977
Securities sold under agreements to repurchase	3	1,008
Accrued interest payable	218	418
Other liabilities	208	196

Total liabilities	278,549	213,599

SHAREHOLDER’S EQUITY
Preferred stock — authorized 5,000,000 shares, none issued	-	-
Common stock — authorized, 30,000,000 shares of $0.15 par value; issued and outstanding, 3,500,000 shares	525	500
Additional paid-in capital	30,149	26,194
Accumulated deficit	(4,770)	(6,621)
Accumulated other comprehensive (loss) income	(156)	315

Total shareholder’s equity	25,748	20,388

Total liabilities and shareholder’s equity	$304,297	$233,987

The accompanying notes are an integral part of these statements.

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THE BANCORP BANK
(a wholly owned subsidiary of The Bancorp, Inc.)

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2003	2002	2001

	(in thousands)
Interest income
Loans, including fees	$12,508	$9,469	$5,071
Investment securities	1,984	2,363	1,015
Federal funds sold	297	181	1,351
Interest bearing deposits	8	7	30

	14,797	12,020	7,467

Interest expense
Deposits	4,857	4,241	3,553
Securities sold under agreements to repurchase	15	44	13

	4,872	4,285	3,566

Net interest income	9,925	7,735	3,901
Provision for loan and lease losses	685	600	435

Net interest income after provision for loan and lease losses	9,240	7,135	3,466

Non-interest income
Service fees on deposit accounts	878	431	92
Merchant credit card deposit fees	7,980	3,273	1,129
Gain on sales of investment securities	747	20	61
Leasing income	205	256	454
Other	637	362	94

Total non-interest income	10,447	4,342	1,830

Non-interest expense
Salaries and employee benefits	4,673	3,519	3,307
Occupancy expense	1,531	1,675	1,472
Merchant credit card deposit	7,410	2,648	1,061
Data processing expense	886	704	518
Management fee	144	144	144
Advertising	242	292	248
Professional fees	230	189	339
Other	2,970	1,823	1,474

Total non-interest expense	18,086	10,994	8,563

Net income (loss) before income tax benefit	1,601	483	(3,267)
Income tax benefit	(250)	(500)	—

Net income (loss)	$1,851	$983	$(3,267)

Net income (loss) per share — basic and diluted	$0.53	$0.28	$(0.93)

The accompanying notes are an integral part of these statements.

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THE BANCORP BANK
(a wholly owned subsidiary of The Bancorp, Inc.)

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
For the years ended December 31, 2003 and 2002

	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Comprehensive income (loss)	Total

	(in thousands)
Balance at January 1, 2001	$500	$15,994	$(4,337)	$—	$—	$12,157
Net loss	—	—	(3,267)	—	(3,267)	(3,267)
Capital contribution from parent	—	6,200	—	—	—	6,200
Other comprehensive loss, net of reclassification adjustments and tax	—	—	—	(291)	(291)	(291)

Total other comprehensive income				$(3,558)

Balance at December 31, 2001	500	22,194	(7,604)	(291)		14,799
Net income	—	—	983	—	983	983
Capital contribution from parent	—	4,000	—	—	—	4,000
Other comprehensive income, net of reclassification adjustments and tax	—	—	—	606	606	606

Total other comprehensive income				$1,589

Balance at December 31, 2002	500	26,194	(6,621)	315		20,388
Net income	—	—	1,851	—	$1,851	1,851
Capital contribution from parent	—	3,980	—	—	—	3,980
Reclassification due to change in par value	25	(25)	—	—	—	—
Other comprehensive loss, net of reclassification adjustments and tax	—	—	—	(471)	(471)	(471)

Total other comprehensive income				$1,380

Balance at December 31, 2003	$525	$30,149	$(4,770)	$(156)		$25,748

The accompanying notes are an integral part of this statement

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THE BANCORP BANK (a wholly owned subsidiary of The Bancorp, Inc.)

STATEMENTS OF CASH FLOWS

	Year ended December 31,

	2003	2002	2001

	(in thousands)
Operating activities
Net income (loss)	$1,851	$983	$(3,267)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	777	909	752
Provision for loan and lease losses	685	600	435
Net amortization (accretions) of premium (discount)	16	(80)	—
Net gain on sales of investment securities	(747)	(20)	(61)
Deferred income tax benefit	(250)	(500)	—
Increase in accrued interest receivable	(82)	(394)	(688)
(Decrease) increase in interest payable	(200)	179	(46)
(Increase) decrease in other assets	1,119	(151)	(320)
Increase (decrease) in other liabilities	12	(168)	(659)

Net cash provided by (used in) operating activities	3,181	1,358	(3,854)

Investing activities
Purchase of investment securities	(25,218)	(8,551)	(41,067)
Proceeds from sales of investment securities	22,623	2,121	1,529
Proceeds from maturity of investment securities	11,895	10,594	2,337
Net increase in loans	(69,133)	(57,130)	(78,282)
Purchases of premises and equipment	(431)	(369)	(576)

Net cash used in investing activities	(60,264)	(53,335)	(116,059)

Financing activities
Net increase in deposits	66,143	73,759	65,519
Net decrease in securities sold under agreements to repurchase	(1,005)	(1,500)	2,508
Capital contributions from Parent	3,980	4,000	6,200

Net cash provided by financing activities	69,118	76,259	74,227

Net increase (decrease) in cash and cash equivalents	12,035	24,282	(45,686)
Cash and cash equivalents, beginning of year	30,148	5,866	51,552

Cash and cash equivalents, end of year	$42,183	$30,148	$5,866

The accompanying notes are an integral part of these statements.

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THE BANCORP BANK (a wholly owned subsidiary of The Bancorp, Inc.)

Notes to Financial Statements

December 31, 2003 and 2002

NOTE A — FORMATION AND STRUCTURE OF COMPANY

The Bancorp Bank (the Bank) is a Delaware chartered commercial bank located in Wilmington, Delaware and is insured by the Federal Deposit Insurance Corporation (the FDIC). The Bank is a wholly owned subsidiary of The Bancorp, Inc. (the Parent). On February 2, 2004, the Bank sold 7,187,500 shares to outside investors reducing the Parent’s ownership percentage to 32.7%. The Bank provides retail and commercial banking services in the Philadelphia, Pennsylvania and Wilmington, Delaware areas. The Bank offers an affinity group the ability to customize the banking services through the affinity group website. The Bank commenced operations on July 28, 2000.

The financial service industry is highly competitive in general. Many of the Bank’s principal competitors, including traditional banks and thrifts, other Internet banks and other financial service providers, such as brokerage and insurance companies, have greater financial and other resources than the Bank does and may offer services, such as trust services, that the Bank does not provide or will not be authorized to provide. Because there are few barriers to on-line market entry for existing chartered financial institutions, the Bank’s potential competitors could implement Internet banking operations with relative ease. Furthermore, brokerage companies and other financial service providers may not be subject to the same degree of regulation as is the Bank.

The Bank is subject to regulation by certain state and federal agencies and, accordingly, they will be periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank’s businesses will be susceptible to being affected by state and federal legislation and regulations.

NOTE B — SUMMARY OF ACCOUNTING POLICIES

1.	Basis of Presentation

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan and lease losses. The evaluation of the adequacy of the allowance for loan and lease losses includes, among other factors considered, an analysis of historical loss rates, by category, applied to current loan totals. However, actual losses may be higher or lower than historical trends, which vary. Actual losses on specified problem loans, which also are provided for in the evaluation, may vary from those estimated loss percentages, which are established based upon a limited number of potential loss classifications.

2.	Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand and amounts due from banks with an original maturity of three months or less and federal funds sold. Cash paid for interest was approximately $5,072,000, $4,106,000 and $3,612,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

3.	Investment Securities

The Bank accounts for its investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Investments in debt and equity securities which management has both the ability and intent to hold to maturity are carried at cost, adjusted for the amortization of premiums and accretion of discounts computed by the level interest method. Investments in debt and equity securities, which management believes may be sold prior to maturity due to changes in interest rates, prepayment risk, liquidity requirements, or other factors, are classified as available for sale. Net unrealized gains and losses for such securities, net of tax effect, are reported as other comprehensive income and excluded from the determination of net income. The Bank does not engage in securities trading. Gains or losses on disposition of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. The Bank did not engage in hedging as of December 31, 2003 and 2002.

The Bank adopted EITF 03-1, The Meaning of Other than Temporary Impairment and Its Application to Certain Investments as of December 31, 2003. EITF 03-1 includes certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” that are impaired at the balance sheet date, but an other-than-temporary impairment has not been recognized. The disclosures under EITF 03-1 are required for financial statements for years ending after December 15, 2003. The Bank includes the required disclosures in these financial statements.

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SUMMARY OF ACCOUNTING POLICIES — Continued

4.	Loans and Allowance for Loan and Lease Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and are net of unearned discount, unearned loan fees and an allowance for loan and lease losses. The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. All identified losses on loans are immediately charged against the allowance for loan and lease losses. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based upon an evaluation of known and inherent risks in the loan portfolio. The evaluation takes into consideration such factors as changes in the nature and size of the loan portfolio, overall portfolio quality, specific problem loans, and current economic conditions which may affect the borrowers’ ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan total amounts. Loss estimates for specified problem loans are also detailed.

Interest income is accrued as earned on a simple interest basis. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on non-accrual status, all accumulated accrued interest receivable applicable to periods prior to the current year is charged off to the allowance for loan and lease losses. Interest that had accrued in the current year is reversed out of current period income. Loans 90 days or more past due and still accruing interest must have both principal and accruing interest adequately secured and must be in the process of collection. As of December 31, 2003, and 2002, the Bank did not have any non- accrual loans.

The Bank accounts for impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, revised the standards for accounting for the securitization and other transfers of financial assets and collateral.

SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, clarifies or amends SFAS 133 for implementation issues raised by constituents or includes the conclusions reached by the FASB on certain FASB Staff Implementation Issues. SFAS 149 also amends SFAS 133 to require a lender to account for loan commitments related to mortgage loans that will be held for sale as derivatives. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. The Bank does not enter into commitments with

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

its customers for mortgage loans which they intend to sell in the future. As a result, the adoption of SFAS 149 does not have a material impact on the Bank’s financial position or results of operations.

Financial Accounting Standards Board (FASB) Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN No. 45) requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Bank previously did not record an initial liability when guaranteeing obligations, except for fees received at issuance, unless it became probable that the Bank would have to perform under the guarantee. FIN No. 45 applies prospectively to guarantees the Bank issues or modifies subsequent to December 31, 2002. The required disclosures are included in the financial statements.

In October 2003, the AICPA issued SOP 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. SOP 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Bank will be unable to collect all contractually required payments receivable. SOP 03-3 requires that the Bank recognize the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan’s contractual required payments receivable in excess of the amount of its cash flows excepted at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. Management is currently evaluating the provisions of SOP 03-3.

5.	Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over the useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

The Bank adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets on January 1, 2002. SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. The adoption of this statement did not have a material impact on the financial condition or results of operations of the Bank.

6.	Internal Use Software

Under the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Bank capitalizes costs associated with internally developed and/or purchased software systems for new products and enhancements to existing products that have reached the application stage and meet recoverability tests. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software, payroll and payroll related expenses for employees who are directly associated with and devote time to the internal-use software

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

project and interest costs incurred, if material, while developing internal-use software. Capitalization of such costs begins when the preliminary project stage is complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

The carrying value of the software is periodically reviewed and a loss is recognized if the value of the estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost. Amortization is provided using the straight-line method over the estimated useful life of the related software, which is generally three to seven years. As December 31, 2003 and 2002, the Bank has capitalized total software costs of approximately $1,210,000 and $1,012,000, respectively. The Bank has recorded amortization expense of approximately $278,000, $173,000 and $58,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

7.	Income Taxes

The Bank is included in the consolidated return of the Parent. The Bank accounts for income taxes under the liability method whereby deferred tax assets and liabilities are determined based on the difference between the carrying values on the financial statements and the tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

8.	Stock-Based Compensation

The Parent accounts for its stock options under SFAS No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

At December 31, 2003, the Parent had a stock-based compensation plan, which is more fully described in note K. The Parent accounts for that plan under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Bank adopted a stock based compensation plan in February 2004. Stock-based employee compensation costs are not reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. FASB Interpretation No. 44 provides an exception that allows a subsidiary to account for stock options granted to subsidiary employees to purchase Parent common stock under APB No. 25 if the Parent accounts for those stock options under APB No. 25. The following table illustrates the effect on net income (loss) if the Bank had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in thousands).

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

	Year ended December 31,
	2003	2002	2001

Net income (loss), as reported	$1,851	$983	$(3,267)
Less stock-based compensation costs under fair value based method for all awards	(534)	(524)	(512)

Pro forma net income (loss)	$1,317	$459	$(3,779)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2003 and 2002: dividend yield of 0%; 4.25%; and 5.85% risk-free interest rate, respectively; and expected lives of ten years. There were no grants in 2001.

9.	Advertising Costs

The Company expenses advertising cost as incurred.

10.	Earnings per Share

The Bank calculates earnings per share under the provisions of SFAS No. 128, Earnings Per Share. Basic earnings per share exclude dilution and are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. All weighted average, actual shares or per share information in the financial statements have been adjusted retroactively for the effect of stock dividends and splits. The Bank’s weighted average shares for the years ended December 31, 2003, 2002 and 2001 were 3,500,000. The Bank did not have any common stock equivalents outstanding in 2003, 2002 and 2001.

11.	Comprehensive Income

Comprehensive income consists of net income or loss for the current period and income, expenses, gains, and losses that bypass the statement of operations and are reported directly in a separate component of equity.

The income tax effects allocated to comprehensive income (loss) are as follows (in thousands):

	December 31, 2003
	Before	Tax	Net of
	tax	benefit	tax
	amount	(expense)	amount

Unrealized gains on investment securities
Unrealized holding gains arising during period	$33	$(11)	$22
Less reclassification adjustment for gains realized in net income	747	(254)	493

Other comprehensive loss, net	$(714)	$243	$(471)

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NOTE B — SUMMARY OF ACCOUNTING POLICIES — Continued

	December 31, 2002
	Before	Tax	Net of
	tax	benefit	tax
	amount	(expense)	amount

Unrealized losses on investment securities
Unrealized holding losses arising during period	$940	$(321)	$619
Less reclassification adjustment for gains realized in net income	20	(7)	13

Other comprehensive gain, net	$920	$(314)	$606

	December 31, 2001
	Before	Tax	Net of
	tax	benefit	tax
	amount	(expense)	amount

Unrealized losses on investment securities
Unrealized holding losses arising during period	$(382)	$128	$(254)
Less reclassification adjustment for gains realized in net loss	61	(24)	37

Other comprehensive loss, net	$(443)	$152	$(291)

12.	Restrictions on Cash and Due From Banks

The Bank is required to maintain reserves against customer demand deposits by keeping cash on hand or balances with the Federal Reserve Bank in a non-interest bearing account. The amount of those reserves and cash balances at December 31, 2003 and 2002 were approximately $3,203,000 and $1,363,000, respectively.

13.	Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way business enterprises report information about operating segments in annual financial statements. The Bank has one operating segment, and accordingly, one reportable segment, “Community Banking”. All of the Bank’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Bank supports the other. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential and commercial mortgage lending. All significant operating decisions are based upon analysis of the Bank as one operating segment or unit.

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NOTE C — INVESTMENT SECURITIES

14.	Reclassifications

Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the 2003 presentation.

The amortized cost, gross unrealized gains and losses, and fair values of the Bank’s investment securities available-for-sale are summarized as follows (in thousands):

	December 31, 2003
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

Mortgage-backed securities	$10,604	$10	$(363)	$10,251
Other securities	14,019	266	(149)	14,136

	$24,623	$276	$(512)	$24,387

	December 31, 2002
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

Mortgage-backed securities	$17,567	$346	$(59)	$17,854
Other securities	15,624	480	(289)	15,815

	$33,191	$826	$(348)	$33,669

The amortized cost and fair value of the Bank’s investment securities available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

	2003
	Amortized	Fair
	cost	value

Investment securities available-for-sale
Due after 5 years through 10 years	$7,932	$7,895
Due after 10 years	16,489	16,290
Federal Home Loan and Atlantic Central Bankers Stock	202	202

	$24,623	$24,387

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NOTE C — INVESTMENT SECURITIES — Continued

At December 31, 2003 and 2002, investment securities with a book value of approximately $8,538,000 and $11,008,000, respectively, were pledged to secure deposits as required or permitted by law. Gross gains on sales were $747,000, $20,000 and $20,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Gross losses were not material for the years ended December 31, 2003, 2002 and 2001.

The table below indicates the length of time individual securities have been in continuous unrealized loss position at December 31, 2003:

	Number	Less than 12 months		12 months or longer		Total
Description of securities	of securities	Fair value	Unrealized losses	Fair value	Unrealized Losses	Fair value	Unrealized losses

	(in thousands)
Mortgage-backed securities	13	$5,663	$(84)	$4,508	$(279)	$10,171	$(363)
Other securities	8	7,086	(148)	31	(1)	7,117	(149)

Total temporarily impaired investment securities	21	$12,749	$(232)	$4,539	$(280)	$17,288	$(512)

Management has evaluated the securities in the above table and has concluded that none of these securities have impairments that are other-than temporary. In its evaluation, management considered the types of securities and what the credit rating was on the securities. Most of the securities that are in an unrealized loss position are in a loss position because of changes in interest rates since the securities were purchased. The securities that have been in an unrealized loss position for 12 months or longer include mortgage backed securities whose market values are sensitive to interest rates.

NOTE D — LOANS

Major classifications of loans are as follows (in thousands):

	December 31,
	2003	2002

Commercial	$53,130	$36,037
Commercial mortgage	89,772	71,016
Construction	29,026	9,400
Direct financing leases, net	38,405	30,958
Residential mortgage	6,473	4,433
Consumer loans and other	14,989	10,815

	231,795	162,659
Less
Allowance for loan and lease losses	(1,991)	(1,379)
Deferred costs, net	602	678

	$230,406	$161,958

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NOTE D — LOANS — continued

Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted $44,000, $40,000 and $17,000 at December 31, 2003, 2002 and 2001, respectively. The Bank did not have any non-accrual or impaired loans at December 31, 2003 or 2002.

Changes in the allowance for loan and lease losses are as follows (in thousands):

	For the year ended December 31,
	2003	2002	2001

Balance at beginning of year	$1,379	$780	$350
Charge-offs	(74)	(1)	(5)
Recoveries	1	—	—
Provision charged to operations	685	600	435

Balance at end of year	$1,991	$1,379	$780

NOTE E — PREMISES AND EQUIPMENT

Premises and equipment are as follows:

	Estimated	December 31,
	useful lives	2002	2001

		(in thousands)
Furniture, fixtures and equipment	3 to 12 years	$4,450	$4,040
Leasehold improvements	4 to 20 years	706	679

		5,156	4,719
Accumulated depreciation		(2,779)	(1,996)

		$2,377	$2,723

NOTE F — DEPOSITS

At December 31, 2003, the scheduled maturities of certificates of deposit are as follows (in thousands):

2004	$51,456
2005	52,957
2006	12,908

$117,321

NOTE G — DEBT

Line of Credit

The Bank entered into a $5,000,000 unsecured line of credit during 2002 that bears interest at a variable rate and is renewed annually. As of December 31, 2003, no funds were outstanding under this line.

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NOTE H — SHAREHOLDER’S EQUITY

On December 23, 2003, the Bank declared a 3.5 for 1 stock split where the par value was reduced to $0.15 from $0.50. A reclassification adjustment of $25,000 was recorded from additional paid in capital to common stock for the change in par value. All share information has been restated to reflect such stock split.

In December 23, 2003, the Bank amended its Articles of Association whereby the number of authorized common shares was increased to 30,000,000 shares at $0.15 per value.

NOTE I — BENEFIT PLANS

The Bank maintains a 401(k) savings plan covering substantially all employees of the Bank. Under the plan, the Bank matches 50% of the employee contributions for all participants not to exceed 6% of their salary. Contributions made by the Bank were approximately $106,000, $90,000 and $81,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE J — INCOME TAXES

The components of the income tax benefit included in the statements of operations are as follows:

	For the year ended December 31,
	2003	2002	2001

Income tax benefit
Current	$—	$—	$—
Deferred benefit	(250,000)	(500,000)	—

Applicable income tax benefit	$(250,000)	$(500,000)	$—

The differences between applicable income tax expense and the amounts computed by applying the statutory federal income tax rate of 34% are as follows:

	For the year ended December 31,
	2003	2002	2001

Computed tax expense (benefit) at statutory rate	$544,000	$164,000	$(1,111,000)
Change in valuation allowance	(250,000)	(500,000)	—
Previously unrecognized NOL	(560,000)	(170,000)	—
Unrecognized benefit of net operating loss carryovers	—	—	1,090,000
Other	16,000	6,000	21,000

Applicable tax benefit	$(250,000)	$(500,000)	$—

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NOTE J — INCOME TAXES — Continued

Deferred income taxes are provided for the temporary difference between the financial reporting basis and the tax basis of the Bank’s assets and liabilities. Cumulative temporary differences are as follows:

	December 31,
	2003	2002

Allowance for loan and lease losses	$(63,000)	$(295,000)
Capitalized costs	4,000	8,000
Depreciation and amortization	(160,000)	(175,000)
Net operating loss carryforwards	2,302,000	3,104,000
Unrealized (gains) losses on investment securities available for sale	81,000	(162,000)

	2,164,000	2,480,000
Less valuation allowance	(1,333,000)	(2,142,000)

Net deferred tax asset (included in other assets)	$831,000	$338,000

A valuation allowance has been recognized for the Bank’s net operating loss carryforwards and future deductible items as cumulative losses create uncertainty about realization of the tax benefits in future years.

At December 31, 2003, the Bank had net operating loss carryforwards of approximately $6,770,000, expiring through 2022, available to reduce future taxable income.

NOTE K — STOCK-BASED COMPENSATION

In December 2003, the Bank adopted a stock option plan (the 2003 Plan). Employees and directors of the Bank are eligible to receive options under the 2003 Bank Plan. An aggregate of 760,000 shares of common stock of the Bank has been reserved. Options expire on the tenth anniversary. As of December 31, 2003, there have been no options granted under the 2003 Bank Plan.

In October 1999, the Parent adopted a stock option plan (the 1999 Parent Plan). Employees and directors of the Parent and the Bank are eligible to receive options under the 1999 Parent Plan. An aggregate of 1,000,000 shares of common stock of the Parent have been reserved under the 1999 Parent Plan, with no more than 75,000 shares being issued to non-employee directors. Options vest over four years and expire on the tenth anniversary of the grant.

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NOTE K — STOCK-BASED COMPENSATION — Continued

A summary of the status of the Parent’s stock option plan, and the change during the year is presented below.

	2003		2002		2001
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Share	Weighted average exercise price

Outstanding, beginning of year	464,750	$10.00	428,500	$10.00	444,000	$10.00
Granted	70,000	10.99	46,000	10.00	—	—
Cancelled/forfeited	9,000	10.00	(9,750)	10.00	(15,500)	10.00

Outstanding, end of year	525,750	10.13	464,750	10.00	428,500	10.00

Options exercisable at year end	372,563		269,000		107,125

Weighted average fair value of options granted during the year		$3.72		$4.43		$—

The following table summarizes information about options outstanding at December 31, 2003 (unaudited):

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2003	Weighted average remaining contractual life	Weighted average exercise price	Number outstanding at December 31, 2003	Weighted average exercise price

$10.00 — $11.00	525,750	6.88 years	$10.13	372,563	$10.00

In May 2001, the Parent’s shareholders approved an Employee and Non-Employee Director Non-Cash Compensation Plan (2001 Non-Cash Compensation Plan). The 2001 Non-Cash Compensation Plan allows the Parent to grant up to 50,000 shares of Series A preferred stock to employees, directors or consultants who provide services to the Parent or its subsidiaries. Grants must be approved by the board of directors and based upon terms designated by the board. As of December 31, 2003 and 2002, no shares had been granted under the 2001 Non-Cash Compensation Plan.

NOTE L — TRANSACTIONS WITH AFFILIATES

The Bank purchased $2,000,000 of collateralized debt obligations of Trapeza Funding CDO I (Trapeza CDO I), an issuer of collateralized debt obligations. The Bank purchased the collateralized debt obligations through Cohen Bros. & Company. The equity owner of Trapeza CDO I is Trapeza Partners, L.P. (Trapeza Partners), a limited partnership whose general partner is Trapeza Funding LLC (Trapeza Funding), a limited liability company owned by Financial Stocks, Inc. and Resource America, Inc. Financial Stocks and Resource

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NOTE L — TRANSACTIONS WITH AFFILIATES — Continued

America also own 20% of the limited partnership interest in Trapeza Partners. The Vice Chairman and the Chief Executive Officer of the Bank are the son and spouse, respectively, of the Chairman and Chief Executive Officer of Resource America. The Chairman and Chief Executive Officer of Financial Stocks, Inc. is a director of the Parent. This security was sold in 2003 with no realized gain.

In October 2003 the Bank purchased an aggregate of $3.0 million of collateralized debt obligations of Alesco Preferred Funding I, Ltd. through Cohen Bros. & Company. Cohen Bros. received $41,000 of underwriting compensation in connection with the purchase. Alesco Funding I is managed by a limited liability company which is an affiliate of the Bank’s Chairman, and pays management fees to such company.

The Bank purchased a total of $2,654,000 in loans from Resource America in 2001. The outstanding balance of the loans purchased from Resource America was $1,969,000, for the December 31, 2003 and 2002, respectively.

The Bank paid $429,000, $188,000 and $463,000 to Cohen Bros. & Company (Cohen Bros.) for investment securities brokerage services performed for the years ended December 31, 2003, 2002 and 2001. The Vice Chairman of the Bank is a member of Cohen Bros. Financial LLC which owns 100% of Cohen Bros. & Company. A member of the Parent’s Board of Directors is an executive of Cohen Bros.

The Bank, through its Parent, entered into a sublease for office space in Philadelphia, Pennsylvania and a technical support agreement with RAIT Investment Trust (RAIT) commencing in October 2000. The Chief Executive Officer of RAIT is the Chairman and Chief Executive Officer of the Bank and the Chief Executive Officer of the Parent. Under the sublease, RAIT pays the Bank rent equal to 45% of the rent paid by the Bank and an allocation of common area expenses. Under the technical support agreements, which commenced in January 2001, the Bank also provides technical support for RAIT for a fee of $5,000 a month. RAIT paid $60,000 for the years ended December 31, 2003, 2002 and 2001. In addition, RAIT reimbursed the Bank for assistance in other technical support totaling $33,000.

The Bank, through its Parent, also has a sublease for office space in Philadelphia, Pennsylvania with Cohen Bros. commencing in July 2002 at a rate of $6,761 per month. Prior to 2002, the Bank subleased the office space for $1,000 per month.

In July 2002, Cohen Bros. also entered into an agreement with the Bank for fees of $1,000 per month for technical support and $3,600 per month for telephone system support services. Technical and telephone support fees for Cohen Bros. were $52,000 and $55,000 for the years ended December 31, 2003 and 2002, respectively.

The Bank maintains deposits for various affiliated companies totaling approximately $34,708,000 and $48,419,000 as of December 31, 2003 and, 2002, respectively. The majority of these deposits are short-term in nature and rates are consistent with market rates.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2003, these loans were current as to principal and interest payments, and do not involve more

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NOTE L — TRANSACTIONS WITH AFFILIATES — Continued

than normal risk of collectibility. At December 31, 2003, loans to these related parties amounted to $3,085,000. An analysis of activity in loans to related parties at December 31, 2003, resulted in new loans of $1,375,000 and repayments of $1,429,000.

The Bank entered into an ATM Agreement with TRM ATM Corporation in September 2000. Under this agreement, TRM ATM installs, operates and services automated teller machines at various locations of our choosing. The Bank pays TRM a monthly rental fee of $195 for each machine. The Bank retains all fees and charges derived from the transactions conducted at the ATM (except for one ATM situated with one of our affinity groups in which we share such fees and charges). The Bank currently leases seven machines under our agreement with TRM. TRM ATM Corporation is a wholly-owned subsidiary of TRM Corporation. The Chairman of TRM ATM is the Bank’s Vice Chairman. A director of TRM ATM is the spouse of the Bank’s Chairman and Chief Executive Officer and the father of the Vice Chairman. Fees paid to TRM ATM were $15,405, $17,160 and $8,385 for the years ended December 31, 2003, 2002 and 2001, respectively.

The Bank has a due from Parent as of December 31, 2003 and 2002 of $607,000 and $1,215,000 related to reimbursement of certain expenses paid by the Bank on behalf of the Parent. In addition, the Bank pays a management fee to the Parent of $12,000 per month for allocation of shared employee salaries. Management fees were $144,000 and for the years ended December 31, 2003, 2002 and 2001. There were no receivable balances related to these management fees as of December 31, 2003 and 2002, respectively. The Bank also maintains a deposit account for the Parent, deposit balances were $1,355,000 and $2,534,000 as of December 31, 2003 and 2002, respectively.

In February 2003, the Bank extended a term loan and a line of credit to The Richardson Group, Inc., which is owned by entities with whom the Bank’s and the Parent’s chief executive officer and her spouse have controlling interests. The term loan, in the principal amount of $300,000, is cash-secured, bears interest at a variable rate equal to the Bank’s prime rate plus 1.5% and matures in 2010. The line of credit is in the amount of $2.5 million, bears interest at a variable rate equal to the Bank’s prime rate plus 1.5% and matures on October 1, 2004. The aggregate outstanding balance of those loans was $1.8 million at December 31, 2003.

NOTE M — COMMITMENTS AND CONTINGENCIES

1.	Operating leases

The Bank, through its Parent, entered into a lease for its operations facility, which expires on March 31, 2010. The Company entered into a lease for its executive offices, which expires in 2010. These leases require payment by the Company of the real estate taxes and insurance on the leased property. Approximate future minimum annual rental payments are as follows (in thousands):

Year ending December 31,
2004	$914
2005	880
2006	858
2007	857
2008	862
Thereafter	1,206

$5,577

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NOTE M — COMMITMENTS AND CONTINGENCIES — Continued

The Bank provided letters of credit on the leases that total $616,000 at December 31, 2003. These letters reduce annually based upon rental payments made.

Rent expense for the years ended December 31, 2003 and 2002 was approximately $520,000, $569,000 and $570,000 net of rental payments from RAIT and Cohen Bros., of approximately $325,000, $183,000 and $46,000, respectively.

2.	Guaranteed Preferred Beneficiary Interest in Company’s Subordinated Debt

In June 2002, the Parent issued $5.25 million of 10.5% fixed rate subordinated debentures (the Debentures) due June 12, 2007 to The Bancorp Capital Trust (the Trust), a Delaware business trust, which is a wholly-owned subsidiary of the Parent. The Debentures are the sole asset of the Trust. The Trust issued 5,250,000 shares of trust-preferred securities, $10 face value, for total proceeds of $5,250,000. The Parent’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Parent of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Parent on or after June 12, 2007, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier 1 capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2032. The ability of the Bank to pay dividends or extend credit to the Parent is subject to legal and regulatory limitations.

The Parent has evaluated the impact of FIN No. 46 on variable interest entities entered into by the Parent prior to the issuance of FIN No. 46. Management has determined that The Bancorp Capital Trust I qualifies as a variable interest entity under FIN No. 46. The Bancorp Capital Trust I is currently included in the Parent’s consolidated balance sheet and statements of operations. Subsequent to the issuance of FIN 46, the FASB issued a revised interpretation, FIN 46(R), the provisions of which must be applied to certain variable interest entities by March 31, 2004. The Bancorp plans to adopt the provisions under the revised interpretation in the first quarter of 2004. FIN 46(R) will require the Bancorp to deconsolidate The Bancorp Capital Trust I as of January 1, 2005. FIN 46(R) precludes consideration of the call option embedded in the preferred stock when determining if the Parent has the right to a majority of The Bancorp Capital Trust I’s expected residual returns. The banking regulatory agencies have not issued any guidance that would change the regulatory capital treatment for the trust-preferred securities issued by The Bancorp Capital Trust I based on the adoption of FIN 46(R). However, as additional interpretations from the banking regulators related to entities such as The Bancorp Capital Trust I become available, management will reevaluate its potential impact to its Tier 1 capital calculation under such interpretations.

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NOTE N — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk. The approximate contract amounts are as follows (in thousands):

	December 31,
	2003	2002

Financial instruments whose contract amounts represent credit risk
Commitments to extend credit	$65,627	$20,715
Standby letters of credit	4,117	1,351

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. Based upon periodic analysis of the Bank’s standby letters of credit, management has determined that a SFAS No. 5 reserve is not necessary at June 30, 2004. The standby letters of credit expire in 2004 and 2005. The Bank also obtains collateral, such as real estate, cash or liens on its customer’s assets, depending on the customer, for any standby commitment. The Bank reduces any potential liability on its standby letters of credit based upon its estimate of the proceeds obtainable upon liquidation of the collateral held. Fair values of unrecognized financial instruments, including commitments to extend credit and the fair value of letters of credit, are considered immaterial.

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NOTE N — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK — continued

The Bank grants loans primarily to customers in Philadelphia and its immediately adjacent suburban Pennsylvania counties which include Chester, Delaware and Montgomery and northern Delaware.

NOTE O — FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Bank’s general practice and intent to hold its financial instruments to maturity whether or not categorized as “available- for-sale” and not to engage in trading or sales activities, except for certain loans. Therefore, the Bank has used significant estimations and present value calculations in estimating the fair value of the financial instruments.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Estimated fair values have been determined by the Bank using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2003 and 2002, are outlined below.

For cash and cash equivalents, including cash and due from banks and federal funds sold the recorded book values of $42,183,000 and $30,148,000 as of December 31, 2003 and 2002, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

The net loan portfolio at December 31, 2003 and 2002, has been valued using a present value discounted cash flow where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value of accrued interest approximates fair value.

The estimated fair values of demand deposits (i.e., interest- and noninterest-bearing checking accounts, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. Based upon the current time deposit maturities, the carrying value approximates their fair value. The carrying amount of accrued interest payable approximates its fair value.

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NOTE O — FAIR VALUE OF FINANCIAL INSTRUMENTS — Continued

	2003		2002
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

	(in thousands)
Investment securities available-for-sale	$24,387	$24,387	$33,669	$33,669
Loans receivable, net	230,406	229,883	161,958	160,982
Certificates of deposits	117,321	117,737	84,520	84,553
Securities sold under agreements to repurchase	3	3	1,008	1,008

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE P — REGULATORY MATTERS

Under Delaware banking law, the Bank may declare dividends on common or preferred stock of so much of the Bank’s net profits as they judge expedient, but before the declaration of a dividend on common stock from net profits, the Bank must carry 50% of the Bank’s net profits of the preceding period for which the dividend is paid to the Bank’s surplus fund until the surplus fund amounts to 50% of common stock and thereafter must carry 25% of the Bank’s net profits for the preceding period for which the dividend is paid to the Bank’s surplus fund until the surplus fund amounts to 100% of the Bank’s common stock.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2003, that the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the Bank met all regulatory requirements for classification as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk- based and Tier 1 leverage ratios as set forth in the table.

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NOTE P — REGULATORY MATTERS — Continued

As of December 31, 2003 and 2002, the Bank had the following capital ratios:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(dollars in thousands)
As of December 31, 2003
Total capital
(to risk-weighted assets)
Bank	$27,895	11.05%	$20,195	8.00%	$25,244	>(10.00%
Tier 1 capital
(to risk-weighted assets)
Bank	25,904	10.26%	10,098	4.00%	15,146	>6.00%
Tier 1 capital
(to average assets)
Bank	25,904	8.46%	12,242	4.00%	15,303	>5.00%
As of December 31, 2002
Total capital
(to risk-weighted assets)
Bank	21,452	11.13%	15,421	8.00%	19,276	>10.00%
Tier 1 capital
(to risk-weighted assets)
Bank	20,073	10.41%	7,711	4.00%	11,566	>6.00%
Tier 1 capital
(to average assets)
Bank	20,073	9.04%	8,884	4.00%	11,106	>5.00%

In addition, pursuant to the order of the FDIC approving the Bank’s charter, for its first three years of operation the Bank was required to maintain a Tier 1 Leverage Ratio of at least 8.0%. The Bank completed its third year of operations on July 31, 2003. As of December 31, 2003 and 2002, the Bank’s Tier 1 Leverage Ratio was 8.46% and 9.04%, respectively.

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NOTE Q — QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents summarized quarterly financial data of the Bank, which, in the opinion of management, reflects all adjustments (comprising only normal recurring accruals) necessary for a fair presentation.

	Three months ended
	March 31	June 30	September 30	December 31

	(in thousands)
2003
Interest income	$3,365	$3,483	$3,724	$4,225
Interest expense	1,161	1,192	1,203	1,316

Net interest income	2,204	2,291	2,521	2,909
Provision for loan and lease losses	150	150	150	235

Net interest income after provision for loan
and lease losses	2,054	2,141	2,371	2,674
Non-interest income	2,236	2,378	2,708	3,125
Non-interest expense	3,810	4,252	4,626	5,398

Net income before income tax benefit	480	267	453	401
Income tax benefit	—	—	(125)	(125)

Net income	$480	$267	$578	$526

Net income per share — basic and diluted	$0.14	$0.08	$0.16	$0.15

	Three months ended
	March 31	June 30	September30	December 31

	(in thousands)
2002
Interest income	$2,636	$2,907	$3,200	$3,277
Interest expense	931	1,059	1,115	1,180

Net interest income	1,705	1,848	2,085	2,097
Provision for loan and lease losses	150	150	150	150

Net interest income after provision for loan
and lease losses	1,555	1,698	1,935	1,947
Non-interest income	652	808	859	2,023
Non-interest expense	2,169	2,479	2,605	3,741

Net income before income tax benefit	38	27	189	229
Income tax benefit	—	—	—	(500)

Net income	$38	$27	$189	$729

Net income per share — basic and diluted	$0.01	$0.01	$0.05	$0.21

NOTE R — SUBSEQUENT EVENTS

In February 2004, The Bank completed a public offering for 7,187,500 shares of Bank common stock at $12.50 per share. Proceeds from the offering were $82.9 million, net of offering costs of $6.9 million. As a result of this offering, the ownership of the Parent was reduced to 32.7%. Total shares of common stock outstanding after this offering were 10,687,500. The bank granted stock options to purchase 501,000 shares of the Bank’s common stock out of the 2003 Bank Plan.

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NOTE R — SUBSEQUENT EVENTS — continued

The following represents the condensed balance sheet as if the transaction was completed as of December 31, 2003:

	December 31, 2003	Adjustments		December 31, 2003 (as adjusted)

Cash and cash equivalents	$42,183	$83,010	(1)	$125,193
Other assets	262,114	(133	)(2)	261,981

	$304,297	$82,877		$387,174

Liabilities	$278,549			$278,549
Shareholder’s equity
Common stock	525	$1,078	(1)	1,603
Additional paid-in capital	30,149	81,932	(1)	—
		(133	)(2)	111,948
Accumulated deficit	(4,770)			(4,770)
Accumulated other comprehensive loss	(156)	—		(156)

Total shareholder’s equity	25,748	82,877		108,625

Total liabilities and shareholder’s equity	$304,297	$82,877		$387,174

(1)	Proceeds from the issuance of 7,187,500 shares of common stock at a $0.15 par value, net of offering costs of $6,877,000.
(2)	Offering costs incurred prior to December 31, 2003 that were reclassed to shareholder’s equity after the completion of the offering.

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UNAUDITED FINANCIAL STATEMENTS OF

THE BANCORP BANK

BALANCE SHEETS

	June 30, 2004 (unaudited)	December 31, 2003

	(in thousands)
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,342	$11,650
Interest bearing deposits	2,813	1,027
Federal funds sold	59,373	29,506

Total cash and cash equivalents	71,528	42,183
Investments, available-for-sale	107,025	24,387
Loans, net	314,851	230,406
Premises and equipment, net	2,901	2,377
Accrued interest receivable	2,658	1,219
Other assets	4,461	3,725

Total assets	$503,424	$304,297

LIABILITIES
Deposits
Demand (non-interest bearing)	$52,961	$49,361
Savings, money market and interest checking	175,879	111,438
Time deposits	116,977	104,410
Time deposits, $100,000 and over	14,798	12,911

Total deposits	360,615	278,120
Securities sold under agreements to repurchase	3,289	3
Federal Home Loan Bank advances	30,000	—
Accrued interest payable	197	218
Other liabilities	278	208

Total liabilities	394,379	278,549

SHAREHOLDER’S EQUITY
Preferred stock -authorized 5,000,000 shares, none issued	—	—
Common stock — authorized, 30,000,000 shares of $0.15 par value; issued shares 10,687,500 at June 30, 2004 and 3,500,000 at December 31, 2003	1,603	525
Additional paid-in capital	111,947	30,149
Accumulated deficit	(3,528)	(4,770)
Accumulated other comprehensive loss	(977)	(156)

Total shareholder’s equity	109,045	25,748
Total liabilities and shareholder’s equity	$503,424	$304,297

See accompanying notes to unaudited financial statements.

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THE BANCORP BANK

STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003

	(unaudited) (in thousands, except per share data)
Interest income
Loans, including fees	$4,441	$2,994	$8,223	$5,777
Investment securities	1,201	434	2,000	941
Federal funds sold	82	54	179	126
Interest bearing deposits	2	1	7	4

	5,726	3,483	10,409	6,848

Interest expense
Deposits	1,406	1,187	2,635	2,342
Securities sold under agreements to repurchase	4	5	4	11
Federal Home Loan Bank advances	84	—	110	—

	1,494	1,192	2,749	2,353

Net interest income	4,232	2,291	7,660	4,495
Provision for loan and lease losses	400	150	732	300

Net interest income after provision for loan and lease losses	3,832	2,141	6,928	4,195

Non-interest income
Service fees on deposit accounts	186	271	377	456
Merchant credit card deposit fees	1,688	1,888	3,036	3,487
Gain on sales of investment securities	192	1	293	337
Leasing income	24	50	86	59
Other	161	168	343	275

Total non-interest income	2,251	2,378	4,135	4,614

Non-interest expense
Salaries and employee benefits	1,798	1,061	3,536	2,144
Occupancy expense	428	388	811	781
Merchant credit card deposit	1,540	1,723	2,716	3,125
Data processing expense	235	218	472	403
Management fee	36	36	72	72
Advertising	112	75	205	135
Professional fees	115	58	207	109
Other	982	693	1,802	1,293

Total non-interest expense	5,246	4,252	9,821	8,062

Net income before income taxes	837	267	1,242	747
Income taxes	—	—	—	—

Net income	$837	$267	$1,242	$747

Net income per share — basic	$0.08	$0.08	$0.13	$0.21

Net income per share — diluted	$0.08	$0.08	$0.13	$0.21

See accompanying notes to unaudited financial statements.

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THE BANCORP BANK
STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
For the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003

	Common shares outstanding	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Comprehensive income	Total

	(in thousands except share data)
Balance at December 31, 2002	3,500,000	$500	$26,194	$(6,621)	$315		$20,388
Net Income				1,851		$1,851	1,851
Capital contribution from parent			3,980				3,980
Reclassification due to change in par value		25	(25)				—
Other comprehensive income, net of reclassification adjustments and tax	—	—	—	—	(471)	(471)	(471)

Total other comprehensive income						$1,380

Balance at December 31, 2003	3,500,000	525	30,149	(4,770)	(156)		25,748
Net Income				1,242		$1,242	1,242
Net proceeds from the issuance of common stock	7,187,500	1,078	81,798				82,876
Other comprehensive loss, net of reclassification adjustments and tax	—	—	—	—	(821)	(821)	(821)

Total other comprehensive income						$421

Balance at June 30, 2004 (unaudited)	10,687,500	$1,603	$111,947	$(3,528)	$(977)		$109,045

See accompanying notes to unaudited financial statements.

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THE BANCORP BANK
STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	For the six months ended
	June 30,

	2004	2003

Operating activities
Net income	$1,242	$747
Adjustments to reconcile net income to net cash Provided by operating activities
Depreciation and amortization	382	407
Provision for loan and lease losses	732	300
Net amortization (accretions) of premium (discount)	(13)	38
Net gain on sales of investment securities	(293)	(337)
Increase in accrued interest receivable	(1,439)	(60)
Decrease in interest payable	(21)	(199)
(Increase) decrease in other assets	(314)	1,051
Increase (decrease) in other liabilities	70	(44)

Net cash provided by operating activities	346	1,903

Investing activities
Purchase of investment securities	(109,015)	(7,351)
Proceeds from sales of investment securities	3,452	6,997
Proceeds from maturity of investment securities	21,988	5,632
Net increase in loans	(85,177)	(28,372)
Purchases of premises and equipment	(906)	(116)

Net cash used in investing activities	(169,658)	(23,210)

Financing activities
Net increase in deposits	82,495	14,778
Net increase in securities sold under agreements to Repurchase	3,286	11
Proceeds from the Federal Home Loan Bank advances	30,000	—
Net proceeds from sale of common stock	82,876	—

Net cash provided by financing activities	198,657	14,789

Net increase (decrease) in cash and cash equivalents	29,345	(6,518)
Cash and cash equivalents, beginning of year	42,183	30,148

Cash and cash equivalents, end of period	$71,528	$23,630

See accompanying notes to unaudited financial statements.

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NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

Basis of Presentation

The financial statements of The Bancorp Bank (Bank) as of June 30, 2004 and for the six month periods ended June 30, 2004 and 2003 are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Federal Deposit Insurance Corporation. However, in the opinion of management, these interim financial statements include all necessary adjustments to fairly present the results of the interim periods presented. The unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements included elsewhere in the proxy statement/prospectus of which these unaudited financial statements are a part. The results of operations for the six month period ended June 30, 2004 may not necessarily be indicative of the results of operations for the full year ending December 31, 2004.

Note 2. Stock-based Compensation

The Bank accounts for its stock options under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use that measures compensation cost at the grant date based on the fair value of the award. Alternatively, SFAS No. 123 permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

At June 30, 2004, the Bank had one stock-based compensation plan, which is more fully described in its Form 10-K report. The Bank accounts for that plan under the recognition and measurement principles of APB No. 25 and related interpretations. The Bank adopted a stock based compensation plan in February 2004. Stock-based employee compensation costs are not reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Employees of the Bank also have options to purchase common stock of its parent, The Bancorp, Inc. (Parent). Financial Accounting Standards Board (FASB) Interpretation No. 44 provides an exception that allows a subsidiary to account for stock options granted to subsidiary employees to purchase parent common stock under APB No. 25 if the parent accounts for those stock options under APB No. 25. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of SFAS No. 123 for the Bank plan to stock-based employee compensation (in thousands).

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

Net income, as reported	$837	267	$1,242	747
Less stock-based compensation costs under
fair value based method for all awards	(1,051)	—	(1,751)	—

Pro forma net (loss) income	$(214)	$267	$(509)	$747

Net income per share basic, as reported	$0.08	$0.08	$0.13	$0.21

Net (loss) income per share basic, pro forma	$(0.02)	$0.08	$(0.05)	$0.21

Net income per share diluted, as reported	$0.05	$0.08	$0.13	$0.21

Net (loss) income per share diluted, pro forma	$(0.02)	$0.08	$(0.05)	$0.21

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On March 31, 2004, the FASB issued a proposed Statement, Share-Based Payment an Amendment of FASB Statements No. 123 and APB No. 95, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Under the FASB’s proposal, all forms of share-based payments to employees, including employee stock options, would be treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award would generally be measured at fair value at the grant date. Current accounting guidance requires that the expense relating to so-called fixed plan employee stock options only be disclosed in the footnotes to the financial statements. The proposed Statement would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25. The Bank is currently evaluating this proposed statement and the effects it would have on its results of operations.

Note 3. Earnings Per Share

Basic earnings per share for a particular period of time is calculated by dividing net income by the weighted average number of common shares outstanding during that period.

Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares and common share equivalents. Our only outstanding “common share equivalents” are options to purchase our common stock.

The following schedule shows our earnings per share for the periods presented:

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

Income applicable to common stock	$837	$267	$1,242	$747
Weighted average number of common shares
outstanding — basic	10,687,500	3,500,000	9,368,818	3,500,000
Options issued	159,719	—	117,356	—

Weighted average number of common shares
and common share equivalents — diluted	10,847,219	3,500,000	9,486,174	3,500,000
Basic earnings per share	$0.08	$0.08	$0.13	$0.21

Diluted earnings per share	$0.08	$0.08	$0.13	$0.21

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Note 4. Investment securities

The amortized cost, gross unrealized gains and losses, and fair values of the Bank’s investment securities available-for-sale are summarized as follows (in thousands):

	June 30, 2004
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

U.S. Government agency securities	$80,000	$—	$(1,350)	$78,650
Mortgage backed securities	8,608	10	(457)	8,161
Other securities	19,898	408	(92)	20,214

	$108,506	$418	$(1,899)	$107,025

	December 31, 2003
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

U.S. Government agency securities	$—	$—	$—	$—
Mortgage backed securities	10,604	10	(363)	10,251
Other securities	14,019	266	(149)	14,136

	$24,623	$276	$(512)	$24,387

The amortized cost and fair value of the Bank’s investment securities available-for-sale at June 30, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	cost	value

Due after one year through five years	$40,000	$39,409
Due after five years through ten years	45,559	44,712
Due after ten years	21,407	21,364
Federal Home Loan and Atlantic
Central Bankers Bank stock	1,540	1,540

	$108,506	$107,025

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Note 5. Loans

Major classifications of loans are as follows (in thousands):

	June 30,	December 31,
	2004	2003
	Amount	Amount

Commercial	$59,840	$53,130
Commercial mortgage	115,323	89,772
Construction	61,723	29,026

Total commercial loans	236,886	171,928
Direct financing leases, net	40,188	38,405
Residential mortgage	22,437	6,473
Consumer loans and others	17,889	14,989

	317,400	231,795
Unamortized costs	160	602

Total loans, net of unamortized fees and costs	$317,560	$232,397

Note 6. Transactions with affiliates

The Bank purchased a total of $2,654,000 in loans from Resource America, Inc. in 2001. The outstanding balance of the loans purchased from Resource America was $1,969,000 at each of June 30, 2004 and December 31, 2003. The Chairman and the President and Chief Executive Officer of Resource America are the spouse and son, respectively, of the Bank’s Chairman and Chief Executive Officer. The Chairman of Resource America is the father of the Bank’s Vice Chairman.

The Bank paid $8,200 and $429,000 to Cohen Bros. & Company (Cohen Bros.) for investment securities brokerage services performed for the periods ended June 30, 2004 and December 31, 2003. The Vice Chairman of the Bank is the principal of Cohen Bros. Financial LLC which owns 100% of Cohen Bros. & Company. A member of the Board of Directors is the Chief Operating Officer of Cohen Bros. & Company.

The Bank, through its Parent, entered into a sublease for office space in Philadelphia, Pennsylvania and a technical support agreement with RAIT Investment Trust (RAIT) commencing in October 2000. The Chief Executive Officer of RAIT is the Chairman and Chief Executive Officer of the Bank and the Chief Executive Officer of the Parent. Under the sublease, RAIT pays the Bank rent equal to 45% of the rent paid by the Bank and an allocation of common area expenses. Under the technical support agreements, which commenced in January 2001, the Bank also provides technical support for RAIT for a fee of $5,000 a month. RAIT paid the Bank $30,000 for such services for the six months ended June 30, 2004 and 2003.

The Bank, through its Parent, also has a sublease for office space in Philadelphia, Pennsylvania with Cohen Bros. commencing in July 2002 under which Cohen Bros. pays rent of $6,761 per month. Prior to 2002, the Bank subleased the office space for $1,000 per month. Cohen Bros. paid $40,567 in rent for the six months ended June 30, 2004 and 2003.

In July 2002, Cohen Bros. entered into an agreement with the Bank under which Cohen Bros. pays fees of $1,000 per month for technical support and $3,600 per month for telephone system support services. Technical and telephone support fees for Cohen Bros. were $22,000 for the periods ended June 30, 2004 and 2003.

The Bank maintains deposits for various affiliated companies totaling approximately $56,249,000 and $34,708,000 as of June 30, 2004 and December 31, 2003, respectively. The majority of these deposits are short-term in nature and rates are consistent with market rates.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. At June 30, 2004, these loans were current

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as to principal and interest payments and, in the opinion of management, do not involve more than normal risk of collectibility. At June 30, 2004, loans to these related parties amounted to $1,623,000.

As of June 30, 2004 and December 31, 2003, respectively, the Parent was obligated to the Bank for $569,000 and $607,000, respectively, of reimbursements to the Bank for expenses paid by the Bank on behalf of the Parent. In addition, the Bank pays a management fee to the Parent of $12,000 per month under the joint management services policy between the Bank and the Parent. Management fees were $72,000 for June 30, 2004 and 2003. There were no receivable balances related to these management fees as of any of the stated periods. The Bank also maintains a deposit account for the Parent. Deposit balances were $3,559,000 and $1,355,000 as of June 30, 2004 and December 31, 2003, respectively.

Note 7. Significant Accounting Pronouncements

In November 2003, the Emerging Issues Task Force (EITF) of the FASB issued EITF Abstract 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (EITF 03-1). The quantitative and qualitative disclosure provisions of EITF 03-1 were effective for years ending after December 15, 2003 and were included in the Bank’s 2003 Form 10-K. In March 2004, the EITF issued a Consensus on Issue 03-1 requiring that the provisions of EITF 03-1 be applied for reporting periods beginning after June 15, 2004 to investments accounted for under SFAS No. 115 and 124. EITF 03-1 establishes a three-step approach for determining whether an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. The Bank is in the process of determining the impact that this EITF will have on Bank’s financial statements.

The Securities and Exchange Commission recently released Staff Accounting Bulletin, or SAB, No. 105, Application of Accounting Principles to Loan Commitments. SAB 105 provides guidance about the measurement of loan commitments recognized at fair value under Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 is not expected to have a material effect on the Bank’s financial statements.

Note 8. Initial Public Offering

In February 2004, The Bank completed a public offering for 7,187,500 shares of Bank common stock at $12.50 per share. Proceeds from the offering were $82.9 million, net of offering costs of $6.9 million. As a result of this offering, the ownership of the Parent was reduced to 32.7%. Total shares of common stock outstanding after this offering were 10,687,500.

Note 9. Reorganization

The Bank and its Parent announced that they have entered into an agreement and plan of merger under which the Bank would be reorganized as a wholly-owned subsidiary of Parent. Upon consummation of the merger, each share of the Bank’s common stock would be converted into 1.15 shares of Parent’s common stock. Fractional shares would be cashed out based on multiplying the fractional share by an amount equal to the average closing price of the Bank’s common shares on the Nasdaq National Market during the ten trading days immediately before the effective date of the merger divided by 1.15. Consummation of the reorganization is subject to certain conditions, including receipt of all necessary regulatory approvals and an affirmative vote of a majority of the Bank’s common stock.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is entered into as of the 8th day of July, 2004, by and among THE BANCORP BANK (the “Bank”), TBI ACQUISITION BANK (the “Acquisition Bank”), and THE BANCORP, INC. (the “Company”).

WITNESSETH:

WHEREAS, the Bank is a commercial bank duly organized and validly existing under the laws of the State of Delaware, with its principal executive offices located at 405 Silverside Road, Wilmington, Delaware 19809, that has authorized capital stock consisting of 30,000,000 shares of common stock, $0.15 par value (the “Bank Common Stock”); and

WHEREAS, the Company is a bank holding company duly organized and validly existing under the laws of the State of Delaware, with its principal executive offices located at 405 Silverside Road, Wilmington, Delaware 19809, that has authorized capital stock consisting of 20,000,000 shares of common stock, $1.00 par value (the “Company Common Stock”), and 5,000,000 shares of preferred stock, $0.01 par value; and

WHEREAS, the Acquisition Bank is a commercial bank in formation under the laws of the State of Delaware, with its principal executive offices located at 405 Silverside Road, Wilmington, Delaware 19809, and will be a wholly-owned subsidiary of the Company; and

WHEREAS, the respective Boards of Directors of the Bank, the Acquisition Bank, and the Company each have determined that it is in the best interests of their respective companies and the shareholders of their respective companies to combine the Acquisition Bank and the Bank into a single company through the merger of the Bank with and into the Acquisition Bank (the “Merger”), on the terms and conditions set forth herein, and each has agreed to recommend approval of the transactions contemplated hereby to their respective shareholders, to the extent required by applicable law; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, as and when required by the provisions of this Agreement, all such action as may be necessary or appropriate shall be taken by the Bank, the Acquisition Bank and the Company in order to consummate the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

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ARTICLE I
THE MERGER

Section 1.01     Merger.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Date (as defined in Section 1.07), and in accordance with Section 781 et seq. of the Corporation Law for State Banks and Trust Companies (the “Delaware Act”), the Bank shall be merged with and into the Acquisition Bank. As a result of the Merger, the Acquisition Bank shall be the surviving entity (the “Surviving Bank”), the separate existence of the Bank shall cease and the existence of the Acquisition Bank, as the Surviving Bank, shall continue with all the rights, privileges, immunities, powers and franchises and subject to all the duties, restrictions and liabilities of a banking corporation organized under the laws of the State of Delaware.

Section 1.02     Transfer of Assets and Liabilities.     At the Effective Date, all rights, privileges, immunities, powers, franchises and interests of the Bank in and to every type of property (real, personal and mixed) shall be transferred to and vested in the Acquisition Bank by virtue of such Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, privileges, immunities, powers, franchises and interests, including, without limitation, appointments, designations and nominations, all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of incompetence and in every other fiduciary capacity, in the same manner and to the same extent as such rights, privileges, immunities, powers, franchises and interests are held or enjoyed by the Bank. The Surviving Bank shall be liable for all liabilities of the Bank, all deposits, debts, liabilities, obligations and contracts of the Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of account or records of the Bank, shall be those of the Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of the Bank shall be preserved and unimpaired.

Section 1.03     Name.     The name of the Surviving Bank shall be “The Bancorp Bank.”

Section 1.04     Articles of Association and Bylaws.

      A.     The Articles of Association of the Acquisition Bank, as in effect immediately prior to the Effective Date, shall be amended solely to change the name of the Surviving Bank in accordance with Section 1.03.

      B.     The Bylaws of the Acquisition Bank, as in effect immediately prior to the Effective Date, shall be amended solely to change the name of the Surviving Bank in accordance with Section 1.03.

Section 1.05     Directors and Officers.

      A.     The Directors of the Bank immediately prior to the Effective Date shall serve as the Board of Directors of the Surviving Bank at the Effective Date, and shall serve

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until the next annual meeting of shareholders of the Surviving Bank or until their successors are elected and have qualified or until their earlier death, resignation or removal in accordance with the Surviving Bank’s articles of association and bylaws. Any vacancy on the Board of Directors at the Effective Date shall be filled in the manner provided in the articles of association and bylaws of the Surviving Bank.

      B.     The officers of the Bank immediately prior to the Effective Date shall continue as officers of the Surviving Bank, subject to the review and approval of the Board of Directors of Surviving Bank.

Section 1.06     Closing.     Upon the terms and subject to the conditions set forth in the Agreement, the closing of the transaction contemplated by this Agreement shall take place in the offices of the Company at 10:00 a.m. on the first business day (any day on which banks are not required or authorized to close in Wilmington, Delaware) following receipt of all necessary regulatory approvals and expiration of all mandatory waiting periods, or on such other day or at such other time or place as may be mutually agreed upon by the parties.

Section 1.07     Effective Date.     Promptly following the Closing, the Merger shall become effective upon the filing of a copy of a Certificate of Merger substantially in the form of Exhibit A attached hereto with the Secretary of State of the State of Delaware (the “Effective Date”).

Section 1.08     Conversion of the Bank Common Stock and Stock Options.     At the Effective Date, by virtue of the Merger and without any action on the part of the Company, the Bank, the Acquisition Bank or any shareholder thereof:

      A.     Each share of the Bank Common Stock issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall be converted automatically into and become the right to receive 1.15 validly issued, fully paid and nonassessable shares of Company Common Stock (as the same may be changed pursuant to Section 1.08(E), the “Exchange Ratio”).

      B.     No certificates representing a fractional share shall be issued by the Company. In lieu of any fractional share, each shareholder entitled to a fractional share, upon surrender of such shares of Bank Common Stock, shall be entitled to receive from the Company an amount in cash (without interest), payable by check, rounded to the nearest cent, determined by multiplying the fractional share by an amount equal to the average closing price of a share of Bank Common Stock on the Nasdaq National Market during the ten trading days immediately before the Effective Date divided by 1.15. The shares of Company Common Stock into which shares of Bank Common Stock are converted pursuant to Section 1.08(A) and any cash to be issued in lieu of fractional shares is referred to herein as the “Merger Consideration.”

      C.     All shares of Bank Common Stock to be converted into Company Common Stock pursuant to Section 1.08(A) shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Date represented any such shares of Bank

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Common Stock (such certificate or other evidence of ownership, a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Bank Common Stock, except the right to receive the applicable number of shares of Company Common Stock with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of Bank Common Stock become entitled upon the surrender of such Certificate.

      D.     Any shares of Bank Common Stock that are owned immediately prior to the Effective Date by the Bank as treasury stock or by the Company or the Acquisition Bank shall be canceled and extinguished without any conversion thereof or consideration therefor.

      E.     If, between the date of this Agreement and the Effective Date, the outstanding shares of Company Common Stock or the outstanding shares of Bank Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Bank Common Stock the same economic effect as contemplated by this Agreement prior to such event.

      F.     Any valid options to purchase shares of Bank Common Stock (a “Bank Option”), outstanding and unexercised immediately prior to the Merger shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into options (“Company Options”) to purchase that number of shares of Company Common Stock as shall equal the Exchange Ratio multiplied by that number of shares of Bank Common Stock which such option shall entitle the holder thereof to purchase (rounded to the nearest whole share), at an exercise price equal to the exercise price per share of the Bank Option divided by the Exchange Ratio (rounded to the nearest cent). The Company shall perform each such Company Option in accordance with the terms of any grant, plan or agreement by which it is evidenced or by which it is governed, subject to the foregoing.

Section 1.09     Transfer Agent.     Promptly following the Effective Date, the Company will cause American Stock Transfer & Trust Co., or another qualified transfer agent selected by the Company (the “Transfer Agent”), to send to each shareholder of the Bank a letter of transmittal for use in exchanging such shareholders’ Certificates representing shares of Bank Common Stock for certificates representing the number of shares of Company Common Stock to which they are entitled pursuant to this Agreement. Each shareholder of the Bank shall be entitled to receive shares of Company Common Stock for such shareholder’s Bank Common Stock only upon surrender of the Certificates representing such shares of Bank Common Stock, or after providing an appropriate affidavit of lost certificate and indemnity agreement and/or bond as reasonably may be required in each case by the Transfer Agent. Until so surrendered, each Certificate formerly representing shares of Bank Common Stock will be deemed for all corporate purposes to represent and evidence solely the right to receive the Merger Consideration.

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Section 1.10     Distributions with Respect to Unexchanged Shares.     No dividends or other distributions with a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock that such holder would be entitled to receive upon surrender of such Certificate, until such holder shall surrender such Certificate in accordance with Section 1.09. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest: (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such whole shares of Company Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date and a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock.

Section 1.11     No Further Ownership Rights in Bank Common Stock.     All shares of Company Common Stock issued upon conversion of shares of Bank Common Stock in accordance with the terms of this Article I shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Bank Common Stock.

Section 1.12     No Liability.     None of the Bank, the Company or the Acquisition Bank shall be liable to any an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended) (each a “Person”) in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.13     Withholding Rights.     The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Bank Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Company.

Section 1.14     Further Assurances.     At and after the Effective Date, the officers and directors of the Company shall be authorized to execute and deliver, in the name and on behalf of the Bank, the Company and the Acquisition Bank, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Bank, the Company and the Acquisition Bank, any other actions and things to vest, perfect or confirm of record or otherwise in the Bank, the Company and the Acquisition Bank, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Bank, the Company and the Acquisition Bank, as a result of, or in connection with, the Merger.

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Section 1.15     Dissenting Shareholders.     Any holder of shares of Bank Common Stock who perfects his dissenters’ rights of appraisal in accordance with and as contemplated by Section 788 of the Delaware Act shall be entitled to receive the value of such shares in cash as determined pursuant to such provisions of law, upon written demand, made to the Surviving Bank at any time within thirty (30) days after the Effective Date accompanied by surrender of their stock certificates.

Section 1.16     Bank Shareholders’ Meeting.     This Agreement shall be submitted to the shareholders of the Bank at a meeting called to be held as promptly as practicable and to the sole shareholder of the Acquisition Bank for its written consent. Upon approval by the requisite vote of the shareholders of the Bank and the approval of the sole shareholder of the Acquisition Bank, this Agreement shall be made effective as soon as practicable thereafter as provided in Section 1.07 hereof.

Section 1.17     Preferred Stock.     No preferred stock is being issued as a result of, or in connection with, the Merger.

ARTICLE II
COVENANTS

Section 2.01     Proxy Statement/Prospectus.     As soon as practicable following the date of this Agreement, the Company and the Bank shall cooperate in preparing mutually acceptable proxy materials, which shall constitute the proxy statement, and any amendments or supplements thereto, to be filed by the Bank with the Federal Deposit Insurance Corporation in connection with the meeting of the Bank’s shareholders with respect to the Merger, and which shall be the same as a proxy statement/prospectus (each such proxy statement/ prospectus and any amendments or supplements thereto, collectively referred to herein as the “Proxy Statement/Prospectus”) to be contained in the registration statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration of the Company Common Stock issuable upon conversion of the Bank Common Stock in the Merger, and any amendments thereto (the “Form S-4”), and the Company shall prepare and file the Form S-4 with the Commission. Each of the Company and the Bank shall use its commercially reasonable efforts to have the Proxy Statement/Prospectus cleared by the Federal Deposit Insurance Corporation and the Form S-4 declared effective by the Commission as soon after such filing as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Bank will use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the shareholders of the Bank as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

Section 2.02     Regulatory Approvals.     As soon as practicable following the date of this Agreement, each of the Company and the Bank shall (i) file or cause to be filed applications for all regulatory approvals required to be obtained in connection with this Agreement and any other agreements contemplated hereby; (ii) diligently seek all other required approvals or consents; and (iii) take any and all further action as may be necessary or appropriate to permit the timely consummation of the Merger provided for in this Agreement.

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Section 2.03     Legal Requirements.     Each of the Company and the Bank will, and will cause their respective subsidiaries to, take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement.

Section 2.04     Blue Sky Laws.     The Company shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Company Common Stock in connection with the Merger. The Bank shall use its commercially reasonable efforts to assist the Company as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Company Common Stock in connection with the Merger.

Section 2.05     Affiliate Agreements.     Within thirty (30) days following the execution and delivery of this Agreement, the Bank will use commercially reasonable efforts to obtain an executed Affiliate Agreement substantially in the form of attached hereto as Exhibit B (each an “Affiliate Agreement”) from any Person who, to the knowledge of the Bank, may be deemed to have become an “Affiliate” (as such term is defined in Rule 405 promulgated under the Securities Act) of the Bank. Each person who signs an Affiliate Agreement will agree not to sell, transfer or otherwise dispose of Company Common Stock except pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those shares; (ii) an exemption under Rule 145 or Rule 144 under the Securities Act; or (iii) any other applicable exemption under the Securities Act. In accordance with the affiliate agreement, we will be entitled to place legends evidencing the foregoing restrictions on certificates for Bancorp common stock held by affiliates.

Section 2.06     Best Efforts.     Each of the Company and the Bank shall use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the DGCL.

Section 2.07     Nasdaq National Market.     The Company shall take all necessary action to list the currently outstanding shares of Company Common Stock and the shares of Company Common Stock issuable hereunder for trading on the Nasdaq National Market.

ARTICLE III
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions:

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Section 3.01     Shareholder Approvals.     The shareholders of the Bank entitled to vote on the Merger and this Agreement shall have approved this Agreement. The Company, as the sole shareholder of Acquisition Bank, shall have approved this Agreement.

Section 3.02     Government and Other Approvals.     Each of the Company and the Bank shall have received approvals of, or acquiescence or consent to, the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and other third parties, including but not limited to the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Delaware State Bank Commissioner, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby, and the transactions contemplated hereby and thereby. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal, state or local governmental authority or by any other third party by formal proceedings and shall not have imposed, in the sole judgment of the Company, any material requirements upon the Company.

Section 3.03     Registration Statement.     The Commission shall have declared the Form S-4 effective. No stop order suspending the effectiveness of the Form S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened in writing by the Commission or any other governmental authority; and all requests for additional information on the part of the Commission or any other governmental authority shall have been complied with to the reasonable satisfaction of the parties hereto.

Section 3.04     Nasdaq Listing.     The currently outstanding shares of Company Common Stock and the shares of Company Common Stock issuable hereunder shall have been approved for listing on the Nasdaq National Market.

Section 3.05     Tax Opinion.     The Company and the Bank shall have received an opinion of Ledgewood Law Firm, P.C., in form and substance satisfactory to the Company and the Bank, to the effect that the Merger of the Bank with and into the Acquisition Bank and the exchange of shares of Bank Common Stock for shares of Company Common Stock, as provided for herein, will be considered a tax free reorganization within the meaning of Section 368(a) of the Code.

Section 3.06     Fairness Opinion.     The Bank shall have received an opinion of Cedar Hill Advisors, LLC that the Exchange Ratio is fair to the Bank’s shareholders from a financial point of view in connection with the reorganization of the Bank, the Acquisition Bank and the Company that is represented by the Merger.

ARTICLE IV
TERMINATION, WAIVER, AMENDMENT AND MODIFICATION

Section 4.01     Termination.     This Agreement may be terminated and abandoned at any time prior to or at the Effective Date, whether before or after action thereon by the shareholders of the Bank or the Acquisition Bank, by the mutual written consent of the Bank, the Acquisition Bank and the Company.

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Section 4.02     Effect of Termination.     In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 4.01, the same shall be of no further force or effect and there shall be no liability by reason of this Agreement or the termination thereof on the part of either the Bank, the Acquisition Bank, the Company or the directors, officers, employees, agents or shareholders of any of them.

Section 4.03     Waiver, Amendment and Modification.     Any of the terms or conditions of this Agreement may be waived, modified or amended by the Bank, the Acquisition Bank and the Company by action taken by or on behalf of the respective boards of directors at any time before or after any shareholder approvals; provided, however, that after the shareholders of the Bank have approved this Agreement, no amendment, modification or waiver can affect the consideration to be received by them.

ARTICLE V
EXPENSES

Section 5.01     General.     The Company shall pay all of the expenses incurred in connection with this Agreement, whether or not the transactions contemplated herein are effected.

ARTICLE VI
MISCELLANEOUS

Section 6.01     Multiple Counterparts.     For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 6.02     Governing Law.     This agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

Section 6.03     Jurisdiction.     The parties hereby agree that any action, suit, arbitration or other proceeding arising out of or related to this Agreement shall be conducted only in Delaware. Each party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the Federal and state courts located in Delaware.

Section 6.04     Assignment.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties.

Section 6.05     Severability.     In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or

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unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 6.06     Specific Performance.     Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 6.07     Headings.     Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement.

Section 6.08     Entire Agreement.     This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein.

Section 6.09     Binding Effect.     All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other Person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer all as of the day and year first above written.

BANK:

THE BANCORP BANK

By:	/s/ Martin F. Egan

Name: Martin F. Egan
Title: Chief Financial Officer, Senior Vice
President and Secretary

ACQUISITION BANK:

TBI ACQUISITION BANK

By:	/s/ Martin F. Egan

Name: Martin F. Egan
Title: Chief Financial Officer, Senior Vice
President and Secretary

COMPANY:

THE BANCORP, INC.

By:	/s/ Martin F. Egan

Name: Martin F. Egan
Title: Chief Financial Officer, Senior Vice
President and Secretary

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ANNEX B

FINANCIAL ADVISOR OPINION

Cedar Hill Advisors, LLC

105 Stream Court
Chalfont, Pennsylvania 18914
Work 215-997-9624, Fax 215-997-9625, Cell 215-206-6617

PERSONAL AND CONFIDENTIAL

July 8, 2004

To The Board of Directors of
The Bancorp Bank
405 Silverside Road
Wilmington, DE 19809

Ladies and Gentlemen:

Cedar Hill Advisors, LLC (“Cedar Hill”) understands that The Bancorp, Inc. (the “Holding Company”), The Bancorp Bank, a 32.7% owned subsidiary of the Holding Company (the “Bank”), and TBI Acquisition Bank, a wholly-owned subsidiary of the Holding Company (“Acquisition Bank”) are contemplating a reorganization in the form of a merger (the “Merger”) pursuant to which (i) the Bank will be merged with and into Acquisition Bank, with the surviving entity being Acquisition Bank (which will be renamed “The Bancorp Bank”), and (ii) each issued and outstanding share of the Bank’s common stock (excluding stock held in treasury, stock held by the Holding Company or Acquisition Bank, and stock as to which dissenters’ rights have been perfected) will be converted into the right to receive 1.15 (the “Exchange Ratio”) shares of the Holding Company’s common stock, par value $1.00. The terms and conditions of the Merger are more fully described in the Agreement and Plan of Merger dated as of July 8, 2004 among the Bank, Acquisition Bank and the Holding Company (the “Agreement”).

In connection with your review and analysis of the Merger, you have requested Cedar Hill’s opinion, as financial advisor, as to whether the Exchange Ratio specified in the Agreement is fair, from a financial point of view, to the shareholders of the Bank in connection with the merger and reorganization of the Bank as described in the Agreement.

Cedar Hill has been retained by the Board of Directors of the Bank, as an independent contractor, to act as financial advisor to the Bank with respect to the Merger. Cedar Hill will receive customary fees for its services. In addition, the Bank has agreed to indemnify Cedar Hill against certain liabilities that could arise from rendering financial advice and expressing this opinion. Cedar Hill, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

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In conducting our analysis and arriving at our opinion as expressed herein, we have, among other things:

Reviewed the Agreement, dated as of July 8, 2004, and the schedules and exhibits attached thereto;

Considered the pro forma financial impact of the Merger on the parties to the Agreement, based on assumptions relating to fully diluted earnings projections determined by senior management of the Bank and Holding Company;

Reviewed the Holding Company’s consolidated audited financial statements for the year ended December 31, 2003, 2002, 2001, the March 31, 2004 and December 31, 2003 Forms Y-9C and certain other documents as filed with the Board of Governors Federal Reserve;

Reviewed the Bank’s audited financial statements for the years ended December 31, 2003, 2002 and 2001, and the Quarterly Report on Form 10-Q dated March 31, 2004, the March 31, 2004 and December 31, 2003 Reports of Condition and certain other documents filed with the Federal Deposit Insurance Corporation;

Reviewed certain internal information relating to the Bank and Holding Company provided to Cedar Hill by management of the Bank and Holding Company, including historical financial information, limited financial forecasts and profit plans;

Held discussions with the Bank’s and Holding Company’s management regarding the business, operations and prospects of the Bank and Holding Company;

Considered the current overall market and banking environments;

Reviewed the historical trading prices and volumes of the Bank’s common stock;

Performed various valuation analyses as it deemed appropriate using generally accepted analytical methodologies; and

Performed such other financial studies, analyses, inquiries, examinations and investigations, as it deemed appropriate.

In conducting its review and analyses and in rendering its opinion, Cedar Hill has assumed and relied upon the accuracy and completeness of the financial and other information used by Cedar Hill in arriving at its opinion, and upon the assurances of the Bank and Holding Company that they are not aware of any information that would make the information provided to Cedar Hill incomplete or misleading. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. Cedar Hill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of the Bank, the Holding Company, or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. With respect to financial forecasts, it was advised by the management of the Bank and Holding Company, and it has assumed, without independent investigation, that they were reasonably prepared and reflect the best currently available estimates and judgments as to the expected future financial performance of the Bank and Holding Company. It has also relied, without independent

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verification, upon the estimates and judgments of the management of the Bank and Holding Company as to the potential advantages and synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. Cedar Hill is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses for the Bank and Holding Company. As a result, Cedar Hill has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses, and Cedar Hill assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission. It has not reviewed any loan files of the Bank, Holding Company or their respective subsidiaries.

Cedar Hill’s opinion is made as of the date hereof and is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to Cedar Hill, as of the date hereof. Cedar Hill disclaims any undertaking or obligation to update this opinion to reflect any developments after the date hereof.

Although Cedar Hill evaluated the consideration to be paid to shareholders of the Bank in connection with the Merger, it did not recommend the specific consideration payable in the Merger, which was determined by the Bank and Holding Company. Cedar Hill has also assumed, with your permission and without independent investigation, that (i) the Merger will be consummated in accordance with the terms, including and not limited to the representations and warranties, set forth in the Agreement and the schedules and exhibits thereto reviewed by Cedar Hill without any amendment thereto and without waiver by any of the parties thereto of any of the conditions to their respective obligations, and (ii) all regulatory and other approvals and third party consents required for the consummation of the Merger will be obtained without material cost to the Bank or Holding Company. Cedar Hill also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Bank, Holding Company, or any of their respective subsidiaries, as the case may be, or on the contemplated benefits of the Merger, including the expected synergies. It has further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and has relied upon, with the Bank’s consent, the advice the Bank received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the Merger and the transactions contemplated by the Agreement.

This opinion has been prepared at the request of, and for the information of, the Board of Directors of the Bank for its use in evaluating whether the Exchange Ratio specified in the Agreement is fair, from a financial point of view, to the shareholders of the Bank in connection with the merger and reorganization of the Bank described in the Agreement. Cedar Hill expresses no opinion herein as to the structure, terms or effect of any other aspect of the Merger, the merits of the underlying decision of the Bank to consummate the Merger, any other actions taken or proposed to be taken by the Bank or any other party in connection with the Merger, or any other transactions or business strategies discussed by the Board of Directors of the Bank as alternatives to the Merger. Cedar Hill has conducted its analysis and prepared this opinion with the understanding that the Merger constitutes an internal reorganization of the Bank, Acquisition Bank and the Holding Company, rather than a sale of the business involving bids for the Bank’s stock by third parties.

Cedar Hill’s opinion does not constitute a recommendation as to any action the Board of Directors or any shareholder of the Bank should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote in his or her consideration of the Merger. Cedar Hill has not considered, nor does it express any opinion herein with respect to, the price at which the Holding Company’s common stock will trade at any time, including the date of, and following the consummation of, the Merger.

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This opinion may not be used for any other purpose, published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without Cedar Hill’s prior written consent.

Based upon and subject to the foregoing, it is Cedar Hill’s opinion, as financial advisor, that as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Bank.

Very truly yours,

/s/ Cedar Hill Advisors, LLC

Cedar Hill Advisors, LLC